CREDIT AGREEMENT

dated as of

November 4, 2009

among

TREX COMPANY, INC.,

as Borrower,

The Lenders Listed Herein

and

BRANCH BANKING AND TRUST COMPANY,

as Administrative Agent and Letter of Credit Issuer

and

BB&T CAPITAL MARKETS,

as Lead Arranger

- i -

- ii -

- iii -

List of Exhibits

Exhibit A	Form of Notice of Borrowing
Exhibit B	Borrowing Base Certification Report
Exhibit C-1	Form of Revolver Notes
Exhibit C-2	Form of Reducing Revolver Notes
Exhibit D	Form of Swing Advance Note
Exhibit E	Form of Notice of Conversion
Exhibit F	Closing Certificate
Exhibit G	Officer’s Certificate
Exhibit H	Form of Compliance Certificate
Exhibit I	Margin and Fee Rate Report
Exhibit J	Form of Joinder and Reaffirmation Agreement
Exhibit K	Form of Assignment and Assumption
Exhibit L	Form of Letter of Credit Notice

List of Schedules

Schedule 1.01	Exclusions From Net Income
Schedule 4.05	Litigation
Schedule 4.21	Intellectual Property Claims
Schedule 4.24	Ownership Structure

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Schedule 4.27	Affiliate Transactions
Schedule 4.30	Loans and Investments
Schedule 4.33	Material Contracts
Schedule 5.07	Loans or Advances
Schedule 5.09	Investments
Schedule 5.10	Liens
Schedule 5.27	Additional Debt

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of November 4, 2009, among TREX COMPANY, INC., a Delaware corporation, as borrower; the LENDERS listed on the signature pages hereof; BRANCH BANKING AND TRUST COMPANY, as Administrative Agent and Letter of Credit Issuer; and BB&T CAPITAL MARKETS, as Lead Arranger.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions.

The terms as defined in this Section 1.01 shall, for all purposes of this Agreement and any amendment hereto (except as otherwise expressly provided or unless the context otherwise requires), have the meanings set forth herein:

“Accounts” has the meaning set forth in the Security Agreement.

“Acquisition” means any transaction or series of related transactions for the purpose of, or resulting in, directly or indirectly, (a) the acquisition by the Borrower or any Subsidiary of all or substantially all of the assets of a Person (other than a Subsidiary) or of any business or division of a Person (other than a Subsidiary), (b) the acquisition by the Borrower or any Subsidiary of more than 50% of any class of Voting Stock (or similar ownership interests) of any Person (provided that formation or organization of any Wholly-Owned Subsidiary shall not constitute an “Acquisition” to the extent that the amount of the Investment in such entity is permitted under Sections 5.06 and 5.09), or (c) a merger, consolidation, amalgamation or other combination by the Borrower or any Subsidiary with another Person (other than a Subsidiary) if the Borrower or such Subsidiary is the surviving entity; provided, that in any merger involving the Borrower, the Borrower must be the surviving entity.

“Adjusted London InterBank Offered Rate” applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable London InterBank Offered Rate for such Interest Period by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

“Administrative Agent” means BB&T, in its capacity as administrative agent for the Lenders, and its successors and permitted assigns in such capacity.

“Administrative Agent’s Letter Agreement” means that certain letter agreement, dated as of July 30, 2009, as amended by letter agreement dated November 4, 2009, between the Borrower and the Administrative Agent relating to the terms of this Agreement, and certain fees from time to time payable by the Borrower to the Administrative Agent, together with all amendments and modifications thereto. If there is any conflict between the provisions of this Agreement and the provisions of the Administrative Agent’s Letter Agreement, the provisions of this Agreement will control.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advances” means the Revolver Advances, the Swing Advances or the Reducing Revolver Advances, as the context may require. “Advance” means any one of such Advances, as the context may require.

“Affiliate” of any Person means (i) any other Person which directly, or indirectly through one or more intermediaries, controls such Person, (ii) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person, or (iii) any other Person of which such Person owns, directly or indirectly, 10% or more of the common stock or equivalent equity interests. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Credit Agreement, together with all amendments and supplements hereto.

“Applicable Laws” means all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Applicable Margin” has the meaning set forth in Section 2.06(a).

“Applicable Percentage” means with respect to any Lender, the percentage of the total Revolver Commitments represented by such Lender’s Revolver Commitment. If the Revolver Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolver Commitments most recently in effect, giving effect to any assignments.

“Applicable Subsidiary” means any Subsidiary that is a Domestic Subsidiary or a Direct Foreign Subsidiary.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Based Lending Credit Line Sweep Services Agreement” means, if applicable, an agreement between the Administrative Agent and the Borrower whereby the Borrower agrees that all remittances in payment of Accounts shall be deposited in the Borrower’s designated Collateral Reserve Account or Operating Account and shall be administered and applied in accordance with such Asset Based Lending Credit Line Sweep Services Agreement.

“Asset Based Sweep Services Attachment” means, if applicable, that agreement between the Administrative Agent and the Borrower whereby the Borrower agrees that all remittances in payment of Accounts which are deposited to the Collateral Reserve Account will be applied to the outstanding Obligations (or any portion thereof as provided in such Asset Based Sweep Services Attachment).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07), and accepted by the Administrative Agent, in substantially the form of Exhibit K or any other form approved by the Administrative Agent.

“Authority” has the meaning set forth in Section 8.02.

“Bank Products” means any: (1) Hedging Agreements; and (2) other services or facilities provided to any Loan Party by BB&T or any of its Affiliates (but excluding Cash Management Services) with respect to (a) credit cards, (b) purchase cards, (c) merchant services constituting a line of credit, and (d) leasing.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. §§101, et seq.), as amended from time to time.

“Base Rate” means for any Base Rate Advance for any day, the rate per annum equal to the Prime Rate as of such day. For purposes of determining the Base Rate for any day, changes in the Prime Rate shall be effective on the date of each such change.

“Base Rate Advance” means, with respect to any Advance, such Advance when such Advance bears or is to bear interest at a rate based upon the Base Rate.

“BB&T” means Branch Banking and Trust Company, and its successors.

“Borrower” means Trex Company, Inc., a Delaware corporation, and its successors and permitted assigns.

“Borrowing” means a borrowing hereunder consisting of Advances made to the Borrower: (i) at the same time by all of the Lenders, in the case of Revolver Advances or Reducing Revolver Advances, or (ii) by BB&T, in the case of Swing Advances. A Borrowing is a “Revolver Borrowing” if such Advances are made pursuant to Section 2.01(a), a “Swing Line Borrowing” if such Advance is made pursuant to Section 2.01(b), or a “Reducing Revolver Borrowing” if such Advances are made pursuant to Section 2.01(c). A Borrowing is a “Base Rate Borrowing” if such Advances are Base Rate Advances. A Borrowing is a “Euro-Dollar Borrowing” if such Advances are Euro-Dollar Advances.

“Borrowing Base” shall mean, based on the most recent Borrowing Base Certification Report which as of the date of a determination of the Borrowing Base has been received by the Administrative Agent, the sum of (a) an amount equal to 85% of the net dollar amount of Eligible Accounts as at the date of determination, plus (b) the least of (i) 60% of the cost of Eligible Inventory, (ii) 80% of the orderly liquidation value (within 90-days scope) of Eligible Inventory, and (iii) the Inventory Sublimit. The Administrative Agent shall also be entitled to hold and subtract any reserve against the Borrowing Base the Administrative Agent deems reasonably necessary in its sole discretion from time to time as security for payment of the Notes, the obligations of the Guarantors under Article X of this Agreement, and the obligations of the Borrower under the Letter of Credit Application Agreements to reflect events, conditions, contingencies or risks which without limitation do or may affect the Borrowing Base, the business prospects of the Borrower or any account debtor on any Eligible Account, or the security interest of the Collateral Agent (on behalf the Secured Parties), including enforceability, perfection and the priority thereof.

“Borrowing Base Certification Report” means a report in the form attached hereto as Exhibit B, and otherwise satisfactory to the Administrative Agent, certified by the chief financial officer or other authorized officer of the Borrower regarding the Eligible Inventory and the Eligible Accounts. Upon receipt by the Administrative Agent, a Borrowing Base Certification Report shall be subject to the Administrative Agent’s satisfactory review, acceptance or correction.

“Capital Expenditures” means for any period the sum of all capital expenditures incurred during such period by the Borrower and its Consolidated Subsidiaries, as determined in accordance with GAAP.

“Capital Securities” means, with respect to any Person, any and all shares, interests (including membership interests and partnership interests), participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital (including any instruments convertible into equity), whether now outstanding or issued after the Closing Date.

“Cash Equivalents” means (a) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States of any agency thereof, (b) prime commercial paper (rated A1 or better by Standard & Poor’s Rating Group or P1 or better by Moody’s Investors Service, Inc.) with maturities of ninety (90) days or less, or (c) time deposits with, including certificates of deposit issued by, any office located in the United States of any bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $250,000,000, provided in each case that such investment matures within one year from the date of acquisition thereof by the Borrower.

“Cash Management Services” means any one or more of the following types of services or facilities provided to any Loan Party by BB&T or any of its Affiliates: (a) automated clearing house transactions, (b) cash management services, including, without limitation, controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) foreign exchange facilities, (d) credit or debit cards, and (e) merchant services not constituting a Bank Product.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §9601 et seq. and its implementing regulations and amendments.

“CERCLIS” means the Comprehensive Environmental Response Compensation and Liability Information System established pursuant to CERCLA.

“Change in Control” means the occurrence after the Closing Date of any of the following: (i) any Person or two or more Persons acting in concert (excluding the Persons that are officers and directors of the Borrower on the Closing Date) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of the Voting Stock of the Borrower; or (ii) as of any date a majority of the board of directors of the Borrower consists of individuals who were not either (A) directors of the Borrower as of the corresponding date of the previous year, (B) selected or nominated to become directors by the board of directors of the Borrower of which a majority consisted of individuals described in clause (A), or (C) selected or nominated to become directors by the board of directors of the Borrower of which a majority consisted of individuals described in clause (A) and individuals described in clause (B).

“Change of Law” shall have the meaning set forth in Section 8.02.

“Closing Certificate” has the meaning set forth in Section 3.01(d).

“Closing Date” means November 4, 2009.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code. Any reference to any provision of the Code shall also be deemed to be a reference to any successor provision or provisions thereof.

“Collateral” means, collectively, (a) (i) all of the present and future property and assets of the Borrower and each Guarantor including, but not limited to, machinery and equipment, inventory and other goods, accounts, accounts receivable, bank accounts, brokerage accounts, general intangibles, financial assets, investment property, license rights, patents, trademarks, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds, and cash, (ii) 100% of the capital stock and equity interests of the Guarantors and of the current and future Domestic Subsidiaries of the Borrower and the Guarantors; and (iii) 65% of the capital stock and equity interests of any current or future Foreign Subsidiaries; and (b) any other property which secures the Obligations pursuant to the Collateral Documents. Notwithstanding the foregoing, the Collateral shall not include the Nevada Property.

“Collateral Agent” has the meaning set forth in Section 7.01(b).

“Collateral Documents” means, collectively, the Security Agreement, the Deeds of Trust, any Pledge Agreement and all other agreements (including control agreements), instruments and other documents, whether now existing or hereafter in effect, pursuant to which any Loan Party shall grant or convey (or shall have granted or conveyed) to the Collateral Agent (on behalf of the Secured Parties) a Lien in, or any other Person shall acknowledge any such Lien in, property as security for all or any portion of the Obligations, as any of them may be amended, modified, restated or supplemented from time to time.

“Collateral Reserve Account” is the demand deposit account maintained with the Collateral Agent by the Borrower into which all proceeds of the Accounts shall be deposited and to which only the Collateral Agent will have access. The term “Collateral Reserve Account” shall be deemed to include any substitute or replacement account at the Collateral Agent.

“Commitments” means, with respect to each Lender, its Revolver Commitment and Reducing Revolver Commitment collectively. “Commitment” means, with respect to each Lender, its Revolver Commitment or Reducing Revolver Commitment, as the context may require.

“Compliance Certificate” has the meaning set forth in Section 5.01(d).

“Consolidated Debt” means, as of the date of determination, the total of all Debt of the Borrower and its Consolidated Subsidiaries outstanding on such date, after (i) eliminating all offsetting debits and credits between the Borrower and its Consolidated Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Borrower and its Consolidated Subsidiaries in accordance with GAAP and (ii) subtracting an amount equal to the cash and Cash Equivalents in excess of $10,000,000 held by the Borrower on the date of determination. Notwithstanding the foregoing, all convertible debt shall be stated at its face amount and not the amount otherwise adjusted pursuant to the effect of FASB APB 14-1.

“Consolidated EBITDA” means, for any period of determination, the net income (excluding extraordinary non-cash gains and extraordinary non-cash losses as determined in accordance with GAAP and excluding the Net Income Exclusions) plus interest, taxes, depreciation and amortization of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis for such period.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Consolidated Subsidiaries (excluding extraordinary non-cash gains and extraordinary non-cash losses as determined in accordance with GAAP and excluding the Net Income Exclusions) for such period, as set forth in the financial statements required to be delivered pursuant to Sections 5.01(a) or (b) for such period.

“Consolidated Debt to Consolidated EBITDA Ratio” means the ratio of Consolidated Debt to Consolidated EBITDA.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of the Borrower in its consolidated financial statements as of such date.

“Consolidated Tangible Net Worth” means, as of the date of determination, (a) the stockholders’ equity appearing on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries; minus (b) the sum of the following: (i) any and all loans and other advances to and investments in the Borrower’s Affiliates (other than DENPLAX, S.A.), Subsidiaries, owners, employees, officers, shareholders, directors and other related entities, (ii) notes, notes receivable, accounts, accounts receivable, intercompany receivables and other amounts owing from the Borrower’s Affiliates (other than DENPLAX, S.A.), Subsidiaries, owners, employees, officers, shareholders, directors and other related entities and (iii) any and all goodwill and other intangibles. Notwithstanding the foregoing, Consolidated Tangible Net Worth shall be adjusted for the Net Income Exclusions.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Loan Party, are treated as a single employer under Section 414 of the Code.

“Credit Party Expenses” means, without limitation:

(a) all reasonable out-of-pocket expenses incurred by the Administrative Agent (in such capacity and in its capacity as Collateral Agent) and its Affiliates in connection with this Agreement and the other Loan Documents (but excluding any such expenses incurred by any other Lender), including without limitation (i) the reasonable fees, charges and disbursements of (A) counsel for the Administrative Agent, (B) outside consultants for the Administrative Agent, (C) appraisers, (D) commercial finance examinations, and (E) all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations; and (ii) in connection with (A) the syndication of the credit facilities provided for herein, (B) the administration, management, execution and delivery of this Agreement and the other Loan Documents, and the preparation, negotiation, administration and management of any amendments, modifications or waivers of the provisions of this Agreement and the other Loan Documents (whether or not the transactions contemplated thereby shall be consummated), or (C) the enforcement or protection of its rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral;

(b) with respect to the Letter of Credit Issuer, and its Affiliates, all reasonable out-of-pocket expenses incurred in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and

(c) all reasonable out-of-pocket expenses incurred by the Secured Parties who are not the Collateral Agent, the Letter of Credit Issuer or any Affiliate of any of them, after the occurrence and during the continuance of an Event of Default.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases, (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker’s acceptance, (vi) all Redeemable Preferred Securities of such Person, (vii) all obligations (absolute or contingent) of such Person to reimburse any bank or other Person in respect of amounts which are available to be drawn or have been drawn under a letter of credit or similar instrument, (viii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (ix) all Debt of others Guaranteed by such Person, (x) all obligations of such Person with respect to interest rate protection agreements, foreign currency exchange agreements or other hedging agreements (valued as the termination value thereof computed in accordance with a method approved by the International Swap Dealers Association and agreed to by such Person in the applicable hedging agreement, if any), (xi) all obligations of such Person under any synthetic lease, tax retention operating lease, sale and leaseback transaction, asset securitization, off-balance sheet loan or other off-balance sheet financing product, (xii) all obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property, and (xiii) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person. The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide that such Person is not liable therefor.

“Deeds of Trust” means, collectively, the Olive Branch Deed of Trust and the Winchester Deed of Trust.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived in writing, become an Event of Default.

“Default Rate” means, with respect to the Advances, on any day, the sum of 2% plus the Base Rate plus the Applicable Margin.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Advances, participations in Letter of Credit Obligations or participations in Swing Advances required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Domestic Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Direct Foreign Subsidiary” means any Foreign Subsidiary of a Loan Party or a Domestic Subsidiary not held through one or more intermediate Subsidiaries.

“Disposition” or “Dispose” means the sale, transfer, license (other than any license of intellectual property), lease or other disposition (including any Sale/Leaseback Transaction) of any property by any Loan Party or any Subsidiary thereof (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding the sale of Inventory as permitted by Section 5.13(c)(i).

“Dollars” or “$” means dollars in lawful currency of the United States of America.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in North Carolina are authorized or required by law to close.

“Domestic Subsidiary” means any Subsidiary which is organized under the laws of any state or territory of the United States of America.

“Eligible Account” means an Account that (a) is not more than 30 days from the due date of the original invoice, and (b) meets the following eligibility requirements:

1. such Account arises in the ordinary course of the Borrower’s business and is on normal and customary terms in the Borrower’s business (which customary terms include customer incentives);

2. the sale of goods or services reflected in such Account is final and such goods and services have been provided to the carrier for shipment to the account debtor on such Account and payment for such is owing;

3. the invoices comprising such Account are not subject to any known claims, credits, adjustments, allowances, returns or disputes of any kind;

4. the account debtor on such Account is not insolvent or the subject of any bankruptcy proceedings;

5. the account debtor on such Account has its principal place of business in the United States; provided, however, that the foregoing eligibility requirements shall not apply to (a) Accounts in an aggregate amount of $2,000,000 or less that are stated in Dollars and are due from account debtors that have their principal place of business in Canada, and (b) Accounts stated in Dollars which are fully supported by letters of credit issued by United States banks or other financial institutions acceptable to the Administrative Agent in its reasonable discretion;

6. the account debtor on such Account is not an Affiliate of the Borrower and is not a supplier to the Borrower and such Account is not otherwise exposed to risk of setoff, defense, counterclaim or recoupment;

7. such Account is not subject to any assignment, security interest, lien, claim, or other encumbrance of any kind other than the lien and security interest in favor of the Collateral Agent;

8. such Account does not arise out of sales on a bill-and-hold, guaranteed sale, sale or return, sale on approval or consignment basis (excluding sales pursuant to The Home Depot Consignment Agreements or the Lowe’s Consignment Agreements) and such Account is not subject to any known right of return, set-off or charge-back;

9. such Account is payable by an account debtor having not more than thirty percent (30%) of the aggregate dollar amount of the Borrower’s then existing Accounts, or, to the extent that an Account is payable by an account debtor having more than thirty percent (30%) of the aggregate dollar amount of the Borrower’s then existing Accounts, only that portion of the Accounts payable by such account debtor equal to thirty percent (30%) of the aggregate dollar amount of the Borrower’s then existing Accounts shall be Eligible Accounts.

10. such Account does not arise out of a C.O.D. sale;

11. such Account does not arise out of a conditional sales agreement or other agreement pursuant to which the Borrower has retained title to the goods sold or a lien thereon to secure payment of such Account;

12. the account receivable is not payable by an account debtor having 50% or more in face value of its then existing accounts receivable with the Borrower ineligible hereunder; and

13. such Account does not represent an Account that the Borrower has determined in good faith may not be valid or collectible or may be doubtful in amount, and such Account is not otherwise unacceptable to the Administrative Agent in its reasonable discretion.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless a Default or Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided, that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Eligible Inventory” means inventory of finished goods and any polyethylene raw materials owned by the Borrower (i) that is held for use or sale in the ordinary course of the Borrower’s business, (ii) which is physically located in the continental United States on premises owned by the Borrower (or, if such premises are owned by a third Person, such Person has waived or subordinated any landlord’s or warehouseman’s lien it may have in a form satisfactory to the Administrative Agent and its counsel), (iii) which has not been returned to the Borrower by any purchaser thereof, (iv) which is of a kind normally and customarily sold by the Borrower and which is not, because of age, unmerchantability, obsolescence or any other condition or circumstance, materially impaired in condition, value, or marketability in the good faith opinion of the Borrower, (v) which is not subject to any assignment, security interest, lien, claim, or encumbrance of any kind other than the lien and security interest of the Collateral Agent, (vi) which meets all standards imposed by any Governmental Authority having regulatory authority over such inventory, its use and/or sale, (vii) which has not been consigned to any Person, (viii) which does not bear, incorporate or is otherwise subject to any trademark, patent or copyright which is not owned by the Borrower, unless such trademark, patent or copyright is licensed to the Borrower on terms and conditions satisfactory to the Administrative Agent, or unless such goods are private label goods manufactured for The Home Depot or Lowe’s, (ix) for which no warehouse receipt has been issued with respect thereto, (x) which is not Excess Inventory, and (xi) which is not otherwise unacceptable to the Administrative Agent, in its reasonable discretion. Inventory will be valued at the lower of cost or market on a first-in, first-out basis as determined in accordance with GAAP applied on a consistent basis.

Notwithstanding clause (ii) above, if (1) any of the Borrower’s inventory (which otherwise meets the requirements of this definition) is located on premises owned by a third Person for which the Administrative Agent has not received a landlord’s or warehouseman’s lien waiver or subordination in form satisfactory to the Administrative Agent and its counsel, and (2) the value of all inventory of the Borrower located at such premises does not exceed $500,000, then the value of such inventory shall be included as Eligible Inventory. Notwithstanding clauses (ii), (vii) and (ix) above, (A) so long as The Home Depot Consignment Agreements remain in full force and effect, up to $5,000,000 in value of the Borrower’ inventory (which otherwise meets the requirements of this definition) consigned to The Home Depot shall be included as Eligible Inventory, and (B) so long as the Lowe’s Consignment Agreements remain in full force and effect, up to $5,000,000 in value of the Borrower’ inventory (which otherwise meets the requirements of this definition) consigned to Lowe’s shall be included as Eligible Inventory.

“Environmental Authority” means any foreign, federal, state, local or regional government that exercises any form of jurisdiction or authority under any Environmental Requirement.

“Environmental Authorizations” means all licenses, permits, orders, approvals, notices, registrations or other legal prerequisites for conducting the business of a Loan Party or any Subsidiary of a Loan Party required by any Environmental Requirement.

“Environmental Judgments and Orders” means all judgments, decrees or orders arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent or written agreements with an Environmental Authority or other entity arising from or in any way associated with any Environmental Requirement, whether or not incorporated in a judgment, decree or order.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including, without limitation, ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

“Environmental Liabilities” means any liabilities, whether accrued, contingent or otherwise, arising from and in any way associated with any Environmental Requirements.

“Environmental Notices” means notice from any Environmental Authority or by any other person or entity, of possible or alleged noncompliance with or liability under any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental Authority or from any other person or entity for correction of any violation of any Environmental Requirement or any investigations concerning any violation of any Environmental Requirement.

“Environmental Proceedings” means any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.

“Environmental Releases” means releases as defined in CERCLA or under any applicable federal, state or local environmental law or regulation and shall include, in any event and without limitation, any release of petroleum or petroleum related products.

“Environmental Requirements” means any legal requirement relating to health, safety or the environment and applicable to a Loan Party, any Subsidiary of a Loan Party or the Properties, including but not limited to any such requirement under CERCLA or similar state legislation and all federal, state and local laws, ordinances, regulations, orders, writs, decrees and common law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law and all rules and regulations from time to time promulgated thereunder. Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.

“Euro-Dollar Advance” means, with respect to any Advance, such Advance during Interest Periods when such Advance bears or is to bear interest at a rate based upon the London InterBank Offered Rate.

“Euro-Dollar Business Day” means any Domestic Business Day on which dealings in Dollar deposits are carried out in the London interbank market.

“Euro-Dollar Reserve Percentage” has the meaning set forth in Section 2.06(c).

“Event of Default” has the meaning set forth in Section 6.01.

“Excess Availability” means, as of the date of determination thereof by the Administrative Agent, the sum of (a) the Borrower’s unrestricted cash and Cash Equivalents, (b) an amount equal to the lesser of (1) the aggregate Revolver Commitments and (2) the Borrowing Base, less (i) the outstanding principal amount of all Revolver Advances and Swing Advances and (ii) the aggregate amount of Letter of Credit Obligations then outstanding, and (c) an amount equal to the aggregate Reducing Revolver Commitments of all of the Lenders less the outstanding principal amount of all Reducing Revolver Advances.

“Excess Inventory” means Inventory determined by the Administrative Agent to be in excess of a twelve (12) month supply of the Borrower’s requirements therefor, unless a greater level of Inventory shall be approved in writing by the Administrative Agent.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change of Law) to comply with Section 2.12(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.12(e).

“Existing Letters of Credit” means the following existing letters of credit issued by BB&T for the account of the Borrower: (1) account number 9531192556-00161 (in the stated amount of $1,920,000), (2) account number 9531192556-00162 (in the stated amount of $4,200,000), and (3) account number 9531192564-00003 (in the stated amount of $108,756).

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Loan Party or any Subsidiary thereof not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments. Notwithstanding the foregoing, “Extraordinary Receipt” (i) shall not include the first $250,000 in such cash received during any Fiscal Year, (ii) provided the aggregate amount of such cash received during any Fiscal Year does not exceed $800,000, shall not include such cash received during such Fiscal Year in the amount of $50,000 or less with respect to any individual occurrence, and (iii) if the aggregate amount of such cash received during any Fiscal Year exceeds $800,000, shall include all such cash received in excess of $800,000 during such Fiscal Year, regardless of the amount per occurrence.

“Facing Fee” has the meaning given such term in Section 2.07(d).

“FASB” means the Financial Accounting Standards Board.

“Financing” means (i) any transaction or series of transactions for the incurrence by a Loan Party of any Debt or for the establishment of a commitment to make advances which would constitute Debt of a Loan Party and not by its terms subordinate and junior to other Debt of a Loan Party, (ii) an obligation incurred in a transaction or series of transactions in which assets of a Loan Party are sold and leased back, or (iii) a sale of accounts or other receivables or any interest therein.

“Fiscal Quarter” means any fiscal quarter of the Borrower.

“Fiscal Year” means any fiscal year of the Borrower.

“Fixed Charge Coverage Ratio” means, as of any date of measurement, the ratio of (i) the sum of Consolidated EBITDA for the four-quarter period ending on such date plus the consolidated operating lease expense of the Borrower and its Subsidiaries for such four-quarter period minus cash taxes for such four-quarter period minus Maintenance Capital Expenditures for such four-quarter period minus Restricted Payments (other that those described in clause (ii) of the definition thereof) made in cash for such four-quarter period made pursuant to Section 5.08, to (ii) the sum of current maturities of long-term debt of the Borrower and its Consolidated Subsidiaries for such four-quarter period, consolidated interest expense of the Borrower and its Consolidated Subsidiaries for such four-quarter period, and consolidated operating lease expense of the Borrower and its Subsidiaries for such four-quarter period. Notwithstanding the foregoing, if, in accordance with the terms of the Indenture, the conditions to the exercise by the holders of the Senior Subordinated Notes of their right to convert all or any portion of such Senior Subordinated Notes have been satisfied, the principal balance of such Senior Subordinated Notes shall not be included in the calculation of the current maturities of long-term debt of the Borrower and its Consolidated Subsidiaries for purposes of determining the Fixed Charge Coverage Ratio. Further notwithstanding the foregoing, the principal balance of Senior Subordinated Notes that are within one year of their stated maturity date shall not be included in the calculation of the current maturities of long-term debt of the Borrower.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America, applied on a basis consistent with those which, in accordance with Section 1.02, are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to provide collateral security, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guaranteed Obligations” means the Obligations, including without limitation, any and all liabilities, indebtedness and obligations of any and every kind and nature, heretofore, now or hereafter owing, arising, due or payable from the Borrower to one or more of the Lenders, the Letter of Credit Issuer, the Hedge Counterparties, any Secured Party, the Administrative Agent, or any of them, arising under or evidenced by this Agreement, the Notes, the Collateral Documents or any other Loan Document.

“Guarantors” shall mean. collectively, each direct and indirect Domestic Subsidiary acquired, formed or otherwise in existence after the Closing Date and required to become a party to this Agreement as a Guarantor pursuant to Section 5.24.

“Hazardous Materials” means (a) solid or hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, 42 U.S.C. §6901 et seq. and its implementing regulations and amendments, or in any applicable state or local law or regulation, (b) any “hazardous substance,” “pollutant” or “contaminant,” as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by-product, including crude oil or any fraction thereof, (d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation and (e) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable state or local law or regulation, as each such Act, statute or regulation may be amended from time to time.

“Hedge Counterparty” means BB&T.

“Hedge Transaction” of any Person shall mean any transaction (including an agreement with respect thereto) now existing or hereafter entered into by such Person that is a rate swap, basis swap, forward rate transaction, commodity swap, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collateral transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Hedging Agreement” means each agreement between the Borrower and a Hedge Counterparty that governs one or more Hedge Transactions entered into pursuant to Section 5.30, which agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto in the form the Administrative Agent shall approve in writing, and each “Confirmation” thereunder confirming the specific terms of each such Hedge Transaction.

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedge Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedge Transactions and (iii) any and all renewals, extensions and modifications of any Hedge Transactions and any and all substitutions for any Hedge Transactions.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indenture” means the Indenture dated as of June 18, 2007, between the Borrower, as Issuer, and The Bank of New York, as Trustee, as supplemented by the Supplemental Indenture dated as of June 18, 2007, between the Borrower, as Issuer, and The Bank of New York, as Trustee, as further amended and supplemented from time to time.

“Initial Equipment Appraisal” has the meaning set forth in Section 5.35

“Interest Payment Date” means the first day of each month.

“Interest Period” means with respect to each Borrowing, a calendar month (commencing on the first day of each calendar month and ending on the last day of each calendar month regardless of whether a Borrowing is outstanding on either date); provided, that:

(a) the initial Interest Period shall mean the period commencing on the Closing Date and ending November 30, 2009; and

(b) the last Interest Period under this Agreement shall end on the Termination Date.

“Inventory” has the meaning set forth in the Security Agreement.

“Inventory Sublimit” means (a) $42,500,000 during the first, second and third Fiscal Quarters of each Fiscal Year, and (b) $50,000,000 during the fourth Fiscal Quarter of each Fiscal Year.

“Investment” means any investment in any Person, whether by means of (i) purchase or acquisition of all or substantially all of the assets of such Person (or of a division or line of business of such Person), (ii) purchase or acquisition of obligations or securities of such Person, (iii) capital contribution to such Person, (iv) loan or advance to such Person, (v) making of a time deposit with such Person, (vi) Guarantee or assumption of any obligation of such Person or (vii) by any other means.

“Joinder Agreement” means a Joinder and Reaffirmation Agreement substantially in the form of Exhibit J.

“Lender” means each lender listed on the signature pages hereof as having a Revolver Commitment and a Reducing Revolver Commitment and its successors and assigns.

“Lending Office” means, as to each Lender, its office located at its address set forth on the signature pages hereof (or identified on the signature pages hereof as its Lending Office) or such other office as such Lender may hereafter designate as its Lending Office by notice to the Borrower and the Administrative Agent.

“Letter of Credit” means a letter of credit issued by the Letter of Credit Issuer for the account of the Borrower pursuant to Article XI, and shall include the Existing Letters of Credit.

“Letter of Credit Application Agreement” shall mean, with respect to a Letter of Credit, such form of application therefor (whether in a single or several documents) as the Letter of Credit Issuer may employ in the ordinary course of business for its own account, whether or not providing for collateral security, with such modifications thereto as may by agreed upon by the Letter of Credit Issuer and the Borrower and are not materially adverse to the interests of the Lenders; provided, however, that in the event of any conflict between the terms of any Letter of Credit Application Agreement and this Agreement with respect to (i) any fees payable in connection with any Letter of Credit, (ii) the interest rate applicable to unreimbursed drawings under any Letter of Credit, or (iii) the collateral securing any Letter of Credit, the terms of this Agreement shall control.

“Letter of Credit Fee” has the meaning set forth in Section 2.07(c).

“Letter of Credit Issuer” means BB&T, in its capacity as issuer of each Letter of Credit pursuant to Article XI, and its successors and permitted assigns in such capacity.

“Letter of Credit Obligations” means, at any particular time, the sum of (a) the Reimbursement Obligations at such time, (b) the aggregate maximum amount available for drawing under the Letters of Credit at such time and (c) the aggregate maximum amount available for drawing under Letters of Credit the issuance of which has been authorized by the Letter of Credit Issuer but which have not yet been issued.

“Lien” means, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, or preferential arrangement which has the practical effect of constituting a security interest or encumbrance, servitude or encumbrance of any kind in respect of such asset to secure or assure payment of a Debt or a Guarantee, whether by consensual agreement or by operation of statute or other law, or by any agreement, contingent or otherwise, to provide any of the foregoing. For the purposes of this Agreement, the Borrower, any Guarantor or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan Documents” means this Agreement, the Notes, the Letter of Credit Application Agreements, the Collateral Documents, the Asset Based Lending Credit Line Sweep Services Agreement, the Asset Based Sweep Services Attachment, the Hedging Agreements, any other document evidencing or securing the Advances or the Letters of Credit, and any other document or instrument delivered from time to time in connection with this Agreement, the Notes, the Letter of Credit Application Agreements, the Collateral Documents, the Asset Based Lending Credit Line Sweep Services Agreement, the Asset Based Sweep Services Attachment, the Hedging Agreements, the Advances or the Letters of Credit, as such documents and instruments may be amended, modified, restated or supplemented from time to time.

“Loan Parties” means, collectively, the Borrower and the Guarantors.

“Lockbox Agreement” means any agreement on the Administrative Agent’s standard form to be executed by the Borrower relating to the provision for lockbox services and requirements.

“London InterBank Offered Rate” has the meaning set forth in Section 2.06(c).

“Lowe’s” means Lowe’s Companies, Inc., a North Carolina corporation.

“Lowe’s Consignment Agreements” means, collectively, (i) the Master Standard Buying Agreement dated January 5, 2007, between Lowe’s and the Borrower, and (ii) the Consignee Agreement dated March 2008, among Lowe’s, BB&T and the Borrower.

“Maintenance Capital Expenditures” means, as of the date of determination, actual Capital Expenditures of the Borrower and its Consolidated Subsidiaries for the purpose of maintaining existing assets.

“Margin and Fee Rate Report” has the meaning given such term in Section 5.01(l).

“Margin Stock” means “margin stock” as defined in Regulations T, U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business or properties of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents, or the ability of the Borrower or any other Loan Party to perform its obligations under the Loan Documents to which it is a party, as applicable, or (c) the legality, validity or enforceability of any Loan Document.

“Material Contract” has the meaning given such term in Section 4.33.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means:

(a) with respect to any Disposition by any Loan Party or any Applicable Subsidiary thereof, or any Extraordinary Receipt received or paid to the account of any Loan Party or any Applicable Subsidiary thereof, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Debt that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Debt hereunder or under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party or such Applicable Subsidiary in connection with such transaction, and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to clause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds; and

(b) with respect to the sale or issuance of any Capital Securities by any Loan Party or any Applicable Subsidiary thereof, or the incurrence or issuance of any Debt by any Loan Party or any Applicable Subsidiary thereof, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party or such Subsidiary in connection therewith.

“Net Income Exclusions” means the items listed on Schedule 1.01.

“Nevada Property” means the real estate and personal property relating to the Borrower’s facility located in Lyon County, Nevada.

“Notes” means, collectively, the Revolver Notes, the Reducing Revolver Notes and Swing Advance Note, and any and all amendments, consolidations, modifications, renewals, substitutions, restatements and supplements thereto or replacements thereof. “Note” means any one of such Notes.

“Notice of Borrowing” has the meaning set forth in Section 2.02.

“Notice of Conversion” has the meaning set forth in Section 2.03.

“Obligations” means the collective reference to all of the following indebtedness obligations and liabilities: (a) the due and punctual payment by the Borrower of: (i) the principal of and interest on the Notes (including without limitation, any and all Revolver Advances and Swing Advances), when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and any renewals, modifications, restatements, or extensions thereof, in whole or in part; (ii) each payment required to be made by the Borrower under this Agreement and the Letter of Credit Application Agreements, when and as due, including payments in respect of reimbursement of disbursements, interest thereon, and obligations, if any, to provide cash collateral and any renewals, modifications or extensions thereof, in whole or in part; and (iii) all other monetary obligations of the Borrower to the Secured Parties under this Agreement and the other Loan Documents to which the Borrower is or is to be a party and any renewals, modifications or extensions thereof, in whole or in part; (b) the due and punctual performance of all other obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is or is to be a party, and any renewals, modifications or extensions thereof, in whole or in part; (c) the due and punctual payment (whether at the stated maturity, by acceleration or otherwise) of all obligations (including any and all Hedging Obligations arising under Hedging Agreements and obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), indebtedness and liabilities of the Borrower, now existing or hereafter incurred under, arising out of or in connection with any and all Hedging Agreements and any renewals, modifications or extensions thereof (including, all obligations, if any, of the Borrower as guarantor under this Agreement in respect of Hedging Agreements), and the due and punctual performance and compliance by the Borrower with all of the terms, conditions and agreements contained in any

Hedging Agreement and any renewals, modifications or extensions thereof; (d) the due and punctual payment and performance of all indebtedness, liabilities and obligations of any one or more of the Borrower and Guarantors arising out of or relating to any Bank Products; (e) the due and punctual payment and performance of all indebtedness, liabilities and obligations of any one or more of the Borrower and Guarantors arising out of or relating to any Cash Management Services; and (f) the due and punctual payment and performance of all obligations of each of the Guarantors under this Agreement and the other Loan Documents to which they are or are to be a party and any and all renewals, modifications, restatements or extensions thereof, in whole or in part

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Officer’s Certificate” has the meaning set forth in Section 3.01(e).

“Olive Branch Deed of Trust” means the Deed of Trust dated as of even date herewith, from the Borrower to the trustee named therein for the benefit of the Collateral Agent (on behalf of the Secured Parties), covering the Olive Branch Property, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Olive Branch Property” means the real estate and personal property relating to the Borrower’s facility located in DeSoto County, Mississippi.

“Operating Account” shall mean the Borrower’s demand deposit account at any time with the Administrative Agent. The term “Operating Account” shall be deemed to include any substitute or replacement account at the Administrative Agent.

“Operating Documents” means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, the bylaws, operating agreement, partnership agreement, limited partnership agreement, shareholder agreement or other applicable documents relating to the operation, governance or management of such entity.

“Organizational Action” means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, any corporate, organizational or partnership action (including any required shareholder, member or partner action), or other similar official action, as applicable, taken by such entity.

“Organizational Documents” means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, the articles of incorporation, certificate of incorporation, articles of organization, certificate of limited partnership or other applicable organizational or charter documents relating to the creation of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning set forth in Section 9.07(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time, and any successor statute, including the rules or regulations promulgated thereunder, in each case as in effect from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” means a natural person, a corporation, a limited liability company, a partnership (including without limitation, a joint venture), an unincorporated association, a trust or any other entity or organization, including, but not limited to, a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding 5 plan years made contributions.

“Pledge Agreement” means any Pledge Agreement pursuant to which the Borrower and, if applicable, any Pledgor Subsidiary pledges to the Collateral Agent for the benefit of the Secured Parties, among other things, (i) all of the capital stock and equity interests of the Guarantors and of each other current or future Domestic Subsidiary; and (ii) sixty-five percent (65%) of the capital stock and equity interests of each current or future Direct Foreign Subsidiary.

“Pledgor Subsidiary” has the meaning set forth in Section 5.24.

“Prime Rate” refers to that interest rate so denominated and set by BB&T from time to time as an interest rate basis for borrowings. The Prime Rate is but one of several interest rate bases used by BB&T. BB&T lends at interest rates above and below the Prime Rate.

“Proceeds” shall have the meaning given to it under the UCC and shall include without limitation the collections and distributions of Collateral, cash or non-cash.

“Properties” means all real property owned, leased or otherwise used or occupied by a Loan Party or any Subsidiary of a Loan Party, wherever located. “Property” means any one of such Properties.

“Quarterly Payment Date” means each March 31, June 30, September 30 and December 31, or, if any such day is not a Domestic Business Day, the next succeeding Domestic Business Day.

“Redeemable Preferred Securities” of any Person means any preferred stock or similar Capital Securities (including, without limitation, limited liability company membership interests and limited partnership interests) issued by such Person which is at any time prior to the Termination Date either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.

“Reducing Revolver Advance” shall mean an advance made to the Borrower under this Agreement pursuant to Section 2.01(c).

“Reducing Revolver Commitment” means, with respect to each Lender, (i) the applicable amount set forth opposite the name of such Lender on the signature pages hereof, or (ii) as to any Lender which enters into an Assignment and Assumption (whether as transferor Lender or as assignee thereunder), the amount of such Lender’s Reducing Revolver Commitment after giving effect to such Assignment and Assumption, in each case as such amount may be reduced from time to time pursuant to Sections 2.08 and 2.09.

“Reducing Revolver Notes” means the promissory notes of the Borrower, substantially in the form of Exhibit C-2 hereto, evidencing the obligation of the Borrower to repay the Reducing Revolver Advances, together with all amendments, consolidations, modifications, renewals, substitutions and supplements thereto or replacements thereof and “Reducing Revolver Note” means any one of such Reducing Revolver Notes.

“Register” has the meaning set forth in Section 9.07(c).

“Reimbursement Obligations” means the reimbursement or repayment obligations of the Borrower to the Letter of Credit Issuer pursuant to Section 11.05 with respect to Letters of Credit.

“Related Fund” means, with respect to any Lender that is a Fund that invests in lender loans, any other fund that invests in lender loans and is advised or managed by the same investment advisor as such Lender.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means at any time Lenders having at least 66-2/3% (100% if there are fewer than three Lenders) of the aggregate amount of the Commitments of all of the Lenders or, if the Commitments are no longer in effect, Lenders holding at least 66-2/3% (100% if there are fewer than three Lenders) of the aggregate outstanding principal amount of the Revolver Notes, the Reducing Revolver Notes and the Letter of Credit Obligations. The unfunded Commitments of, and the outstanding Advances held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Restricted Payment” means (i) any dividend or other distribution on any shares of the Borrower’s Capital Securities (except dividends payable solely in shares of its Capital Securities); or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of the Borrower’s Capital Securities (except shares acquired upon the conversion thereof into other shares of its Capital Securities) or (b) any option, warrant or other right to acquire shares of the Borrower’s Capital Securities.

“Revolver Advance” shall mean an advance made to the Borrower under this Agreement pursuant to Section 2.01(a) or a Swing Advance made to the Borrower under this Agreement pursuant to Section 2.01(b).

“Revolver Commitment” means, with respect to each Lender, (i) the applicable amount set forth opposite the name of such Lender on the signature pages hereof, or (ii) as to any Lender which enters into an Assignment and Assumption (whether as transferor Lender or as assignee thereunder), the amount of such Lender’s Reducing Revolver Commitment after giving effect to such Assignment and Assumption, in each case as such amount may be reduced from time to time pursuant to Sections 2.08 and 2.09.

“Revolver Notes” means the promissory notes of the Borrower, substantially in the form of Exhibit C-1 hereto, evidencing the obligation of the Borrower to repay the Revolver Advances, together with all amendments, consolidations, modifications, renewals, substitutions and supplements thereto or replacements thereof and “Revolver Note” means any one of such Revolver Notes.

“Sale/Leaseback Transaction” means any arrangement with any Person providing, directly or indirectly, for the leasing by any Loan Party or any of its Subsidiaries of real or personal property which has been or is to be sold or transferred by any Loan Party or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of any Loan Party or such Subsidiary.

“Sanctioned Entity” shall mean (i) a country or a government of a country, (ii) an agency of the government of a country, (iii) an organization directly or indirectly controlled by a country or its government, (iv) a person or entity resident in or determined to be resident in a country, that is subject to a country sanctions program administered and enforced by OFAC described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

“SEC” means the United States Securities and Exchange Commission, and any successor thereto.

“Secured Parties” shall mean collectively: (1) the Administrative Agent, in such capacity and in its capacity as Collateral Agent under this Agreement, the Collateral Documents and the other Loan Documents; (2) the Lenders, (3) the Hedge Counterparties in their capacity as such under the Hedging Agreements; (4) any of the Lender’s respective Affiliates as a provider of Bank Products or Cash Management Services; (5) the Letter of Credit Issuer; and (6) the successors and assigns of the foregoing.

“Security Agreement” means the Amended and Restated Security Agreement dated as of even date herewith, by and among the Borrower, the Guarantors and the Collateral Agent for the benefit of the Secured Parties, to be executed and delivered in connection herewith.

“Senior Subordinated Notes” means the 6.0% Convertible Senior Subordinated Notes due July 1, 2012, in the aggregate original maximum principal amount of $97,500,000.00 issued by the Borrower and outstanding from time to time under the Indenture.

“Stated Termination Date” means December 31, 2011; provided, that if (i) no Default or Event of Default shall have occurred and then be continuing, and (ii) the Senior Subordinated Notes shall have been retired, refinanced or defeased (or sufficient funds for such purpose shall have been placed in escrow with the Administrative Agent) on terms satisfactory to the Administrative Agent in its sole discretion, the Stated Termination Date will be extended to December 31, 2012. In connection with any such extension, the Borrower shall pay to the Administrative Agent for the ratable account of each Lender an extension fee equal to 0.125% of the aggregate amount of the Commitments of all of the Lenders.

“Subordinated Debt” means Debt subordinated to the Obligations by subordination agreements reasonably satisfactory to the Administrative Agent in its sole discretion.

“Subsidiary” of any Person means a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interest having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swing Advance” means an Advance made by BB&T pursuant to Section 2.01(b), which must be a Base Rate Advance.

“Swing Advance Note” means the promissory note of the Borrower, substantially in the form of Exhibit D, evidencing the obligation of the Borrower to repay the Swing Advances, together with all amendments, consolidations, modifications, renewals, and supplements thereto.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earliest to occur of (i) the Stated Termination Date, (ii) the date the Commitments of all of the Lenders are terminated pursuant to Section 6.01 following the occurrence of an Event of Default, and (iii) the date the Borrower terminates the Commitments of all of the Lenders entirely pursuant to Section 2.08.

“The Home Depot” means Home Depot U.S.A., Inc., a Delaware corporation.

“The Home Depot Consignment Agreements” means, collectively, (i) the Product Handling Agreement dated March 13, 2006, between The Home Depot and the Borrower, and (ii) the letter agreement dated March 16, 2007, among The Home Depot, BB&T and the Borrower.

“Third Parties” means all lessees, sublessees, licensees and other users of the Properties, excluding those users of the Properties in the ordinary course of the Borrower’s business and on a temporary basis.

“Total Unused Reducing Revolver Commitments” means, at any date, an amount equal to: (A) the aggregate amount of the Reducing Revolver Commitments of all of the Lenders at such time, less (B) the sum of the aggregate outstanding principal amount of the Reducing Revolver Advances of all of the Lenders at such time.

“Total Unused Revolver Commitments” means, at any date, an amount equal to: (A) the aggregate amount of the Revolver Commitments of all of the Lenders at such time, less (B) the sum of the aggregate outstanding principal amount of the Revolver Advances of all of the Lenders at such time and the Letter of Credit Obligations.

“UCC” has the meaning set forth in the Security Agreement.

“Undrawn Amounts” means, as of any date, the aggregate undrawn amount of all Letters of Credit then issued and outstanding.

“Unused Commitment” means, at any date, with respect to any Lender, an amount equal to its Commitments less the sum of (a) the aggregate outstanding principal amount of the sum of its Revolver Advances (excluding for purposes of Section 2.07 from such Revolver Advances, its Applicable Percentage of Swing Advances (and in the case of BB&T, excluding from BB&T’s Revolver Advances all Swing Advances)), (b) the aggregate outstanding principal amount of the sum of its Reducing Revolver Advances, and (c) its Applicable Percentage of Letter of Credit Obligations.

“Voting Stock” means securities (as such term is defined in Section 2(1) of the Securities Act of 1933, as amended) of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to cast votes in any election of any corporate directors (or Persons performing similar functions).

“Wholly-Owned Subsidiary” means any Subsidiary all of the Capital Securities of which are at the time directly or indirectly owned by the Borrower or any Loan Party.

“Winchester Deed of Trust” means the Amended and Restated Credit Line Deed of Trust dated as of even date herewith, from the Borrower to the trustee named therein for the benefit of the Collateral Agent (on behalf of the Secured Parties), covering the Winchester Property, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Winchester Property” means the real estate owned by the Borrower and personal property relating to the Borrower’s facility located in Winchester, Virginia.

SECTION 1.02. Accounting Terms and Determinations.

Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants or otherwise required by a change in GAAP) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Administrative Agent for distribution to the Lenders, unless with respect to any such change concurred in by the Borrower’s independent public accountants or required by GAAP, in determining compliance with any of the provisions of this Agreement or any of the other Loan Documents: (i) the Borrower shall have objected to determining such compliance on such basis at or prior the time of delivery of such financial statements, or (ii) the Required Lenders shall so object in writing within thirty (30) calendar days after the delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the most recent financial statements provided by the Borrower prior to such change (which, if objection is made in respect of the first financial statements delivered under Section 5.01 hereof, shall mean the financial statements referred to in Section 4.04).

SECTION 1.03. Use of Defined Terms.

All terms defined in this Agreement shall have the same meanings when used in any of the other Loan Documents, unless otherwise defined therein or unless the context shall otherwise require.

SECTION 1.04. Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time; (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; and (g) titles of Articles and Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

ARTICLE II

THE CREDIT

SECTION 2.01. Commitments to Make Advances.

(a) Revolver Advances. Each Lender severally agrees, on the terms and conditions set forth herein, to make Revolver Advances to the Borrower from time to time before the Termination Date; provided, that, immediately after each such Revolver Advance is made, the aggregate outstanding principal amount of Revolver Advances by such Lender together with such Lender’s Applicable Percentage of the aggregate outstanding principal amount of all Swing Advances and Letter of Credit Obligations shall not exceed the amount of the Revolver Commitment of such Lender at such time; provided further that the aggregate principal amount of all Revolver Advances, together with the aggregate principal amount of all Letter of Credit Obligations and Swing Advances shall not exceed the lesser of: (1) the Borrowing Base; and (2) the aggregate amount of the Revolver Commitments of all of the Lenders at such time. Except as otherwise provided in an Asset Based Lending Credit Line Sweep Services Agreement, each Revolver Borrowing under this Section 2.01(a) shall be in an aggregate principal amount of $500,000 or any larger multiple of $100,000 (except that any such Revolver Borrowing may be in the aggregate amount of the Total Unused Revolver Commitments) and shall be made from the several Lenders ratably in proportion to their respective Revolver Commitments. Within the foregoing limits, the Borrower may borrow under this Section 2.01(a), repay or, to the extent permitted by Section 2.10, prepay Revolver Advances and reborrow under this Section 2.01(a) at any time before the Termination Date.

(b) Swing Advances. In addition to the foregoing, BB&T shall from time to time, upon the request of the Borrower, if the applicable conditions precedent in Article III have been satisfied, make Swing Advances to the Borrower in an aggregate principal amount at any time outstanding not exceeding $5,000,000; provided, that, immediately after such Swing Advance is made, the conditions set forth in Section 2.01(a) shall have been satisfied. Except as otherwise provided in an Asset Based Lending Credit Line Sweep Services Agreement, each Swing Line Borrowing under this Section 2.01(b) shall be in an aggregate principal amount of $100,000 or any larger multiple of $50,000. Within the foregoing limits, the Borrower may borrow under this Section 2.01(b), prepay and reborrow under this Section 2.01(b) at any time before the Termination Date. Solely for purposes of calculating fees under Section 2.07(a), Swing Advances shall not be considered a utilization of the Revolver Commitment of BB&T or any other Lender hereunder. All Swing Advances shall be made as Base Rate Advances. At any time, upon the request of BB&T, each Lender other than BB&T shall, on the third Domestic Business Day after such request is made, purchase a participating interest in Swing Advances in an amount equal to its ratable share (based upon its respective Revolver Commitment) of such Swing Advances. On such third Domestic Business Day, each Lender will immediately transfer to BB&T, in immediately available funds, the amount of its participation. Whenever, at any time after BB&T has received from any such Lender its participating interest in a Swing Advance, the Administrative Agent receives any payment on account thereof, the Administrative Agent will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Administrative Agent is required to be returned, such Lender will return to the

Administrative Agent any portion thereof previously distributed by the Administrative Agent to it. Each Lender’s obligation to purchase such participating interests shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation: (i) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against BB&T requesting such purchase or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or Event of Default or the termination of the Revolver Commitments; (iii) any adverse change in the condition (financial, business or otherwise) of any Loan Party or any other Person; (iv) any breach of this Agreement by the Borrower, any other Loan Party or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(c) Reducing Revolver Advances. Each Lender severally agrees, on the terms and conditions set forth herein, to make Reducing Revolver Advances to the Borrower from time to time before the Termination Date; provided, that, immediately after each such Reducing Revolver Advance is made, the aggregate outstanding principal amount of Reducing Revolver Advances by such Lender shall not exceed the amount of the Reducing Revolver Commitment of such Lender at such time; provided further, that the aggregate principal amount of all Reducing Revolver Advances shall not exceed the aggregate amount of the Reducing Revolver Commitments of all of the Lenders at such time. Each Reducing Revolver Borrowing under this Section 2.01(c) shall be in an aggregate principal amount of $500,000 or any larger multiple of $100,000 (except that any such Reducing Revolver Borrowing may be in the aggregate amount of the Total Unused Reducing Revolver Commitments) and shall be made from the several Lenders ratably in proportion to their respective Reducing Revolver Commitments. Within the foregoing limits, the Borrower may borrow under this Section 2.01(c), repay or, to the extent permitted by Section 2.10, prepay Reducing Revolver Advances and reborrow under this Section 2.01(c) at any time before the Termination Date.

SECTION 2.02. Method of Borrowing Advances.

(a) Except as otherwise provided in an Asset Based Lending Credit Line Sweep Services Agreement, the Borrower shall give the Administrative Agent notice in the form attached hereto as Exhibit A (a “Notice of Borrowing”) prior to 11:00 A.M. (Eastern time) at least two (2) Domestic Business Day before each Borrowing, specifying:

(i) the date of such Borrowing, which shall be a Domestic Business Day,

(ii) the aggregate amount of such Borrowing,

(iii) whether such Borrowing will be a Revolver Borrowing, a Reducing Revolver Borrowing or a Swing Line Borrowing; and

(iv) in the case of a Revolver Borrowing or a Reducing Revolver Borrowing, whether the Advances comprising such Borrowing are to be Base Rate Advances or Euro-Dollar Advances.

(b) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of the contents thereof and (unless such Borrowing is a Swing Line Borrowing) of such Lender’s ratable share of such Borrowing and such Notice of Borrowing, once received by the Administrative Agent, shall not thereafter be revocable by the Borrower.

(c) Not later than 11:00 A.M. (Eastern time) on the date of each Borrowing, each Lender shall make available its ratable share of such Borrowing, in Federal or other funds immediately available in Winston-Salem, North Carolina, to the Administrative Agent at its address referred to in or specified pursuant to Section 9.01. Unless the Administrative Agent determines that any applicable condition specified in Article III has not been satisfied: (1) in the case of a Revolver Borrowing or a Reducing Revolver Borrowing, the Administrative Agent will disburse the funds so received from the Lenders to the Borrower; and (2) in the case of a Swing Line Borrowing, BB&T will make available to the Borrower the amount of any such Swing Line Borrowing.

(d) In the event that a Notice of Borrowing fails to specify whether the Advances comprising a Revolver Borrowing or a Reducing Revolver Borrowing are to be Base Rate Advances or Euro-Dollar Advances, such Advances shall be made as Euro-Dollar Advances. If the Borrower is otherwise entitled under this Agreement to repay any Advances maturing at the end of an Interest Period applicable thereto with the proceeds of a new Borrowing, and the Borrower fails to repay such Advances using its own moneys and fails to give a Notice of Borrowing in connection with such new Borrowing, a new Borrowing shall be deemed to be made on the date such Advances mature in an amount equal to the principal amount of the Advances so maturing, and the Advances comprising such new Borrowing shall be Euro-Dollar Advances.

SECTION 2.03. Conversion Elections.

By delivering a notice (a “Notice of Conversion”), which shall be substantially in the form of Exhibit E, to the Administrative Agent on or before 12:00 P.M., Eastern time, on a Domestic Business Day, the Borrower may from time to time irrevocably elect, by notice one Domestic Business Day prior, that all, or any portion in an aggregate principal amount of $500,000 or any larger integral multiple of $100,000 be, (i) in the case of Base Rate Advances, converted into Euro-Dollar Advances or (ii) in the case of Euro-Dollar Advances, converted into Base Rate Advances; provided, however, that each such conversion shall be pro rated among the applicable outstanding Advances of all Lenders that have made such Advances.

SECTION 2.04. Notes.

The Revolver Advances of each Lender shall be evidenced by a single Revolver Note payable to the order of such Lender for the account of its Lending Office in an amount equal to the original principal amount of such Lender’s Revolver Commitment. The Reducing Revolver Advances of each Lender shall be evidenced by a single Reducing Revolver Note payable to the order of such Lender for the account of its Lending Office in an amount equal to the original principal amount of such Lender’s Reducing Revolver Commitment. Upon the request of BB&T, the Swing Advances may be evidenced by a single Swing Advance Note payable to the order of BB&T in the original principal amount of $5,000,000. Upon receipt of each Lender’s Notes pursuant to Section 3.01, the Administrative Agent shall deliver such Notes to such Lender. Each Lender shall record, and prior to any transfer of its Notes shall endorse on the schedules forming a part thereof appropriate notations to evidence, the date, amount and maturity of, and effective interest rate for, each Advance made by it thereunder, the date and amount of each payment of principal made by the Borrower with respect thereto and such schedule shall be conclusive evidence, in the absence of manifest error, of the principal amount owing and unpaid on such Lender’s Notes; provided, that the failure of any Lender to make, or any error in making, any such recordation or endorsement shall not affect the obligation of the Borrower hereunder or under the Notes or the ability of any Lender to assign its Notes. Each Lender is hereby irrevocably authorized by the Borrower so to endorse its Notes and to attach to and make a part of any Note a continuation of any such schedule as and when required.

SECTION 2.05. Maturity of Advances.

Each Revolver Advance and each Reducing Revolver Advance included in any Borrowing shall mature, and the principal amount thereof, together with all accrued unpaid interest thereon, shall be due and payable on the Termination Date.

SECTION 2.06. Interest Rates.

(a) “Applicable Margin” shall be determined quarterly based upon the Consolidated Debt to Consolidated EBITDA Ratio, determined as of the last day of each Fiscal Quarter for the Fiscal Quarter then ending as follows:

Consolidated Debt to Consolidated EBITDA Ratio	Euro-Dollar Advances	Base Rate Advances	Letters of Credit

Greater than or equal to 3.5 to 1.0	3.50%	1.00%	1.95%

Greater than or equal to 2.5 to 1.0 but less than 3.5 to 1.0	3.25%	0.50%	1.725%

Less than 2.5 to 1.0	2.75%	0.25%	1.25%

The Applicable Margin shall be determined effective as of the date (herein, the “Rate Determination Date”) which is the first calendar day of the first calendar month after the day the Administrative Agent receives the Margin and Fee Rate Report for the Fiscal Quarter for which the Consolidated Debt to Consolidated EBITDA Ratio is being determined, and the Applicable Margin so determined shall remain effective from such Rate Determination Date until the date which is the first calendar day of the first calendar month after the day the Administrative Agent receives the Margin and Fee Rate Report for the Fiscal Quarter in which such Rate Determination Date falls (which latter date shall be a new Rate Determination Date); provided, that (i) for the period from and including the Closing Date to but excluding the Rate Determination Date next following the Closing Date, the Applicable Margin shall be 3.50% for Euro-Dollar Advances, 1.00% for Base Rate Advances and 1.95% for Letters of Credit, and (ii) if on any Rate Determination Date the Borrower shall have failed to deliver to the Lender the

Margin and Fee Rate Report required to be delivered pursuant to Section 5.01(l) with respect to the Fiscal Quarter most recently ended prior to such Rate Determination Date, then for the period beginning on such Rate Determination Date and ending on the earlier of the date on which the Borrower shall deliver to the Administrative Agent the Margin and Fee Rate Report to be delivered pursuant to Section 5.01(l) with respect to such Fiscal Quarter, the Advances shall bear interest at a rate per annum determined as if the Consolidated Debt to Consolidated EBITDA Ratio was greater than or equal to 3.5 to 1.0; provided, that at the election of the Required Lenders, the principal amount of the Advances shall bear interest at the Default Rate upon the failure by the Borrower to deliver any Margin and Fee Rate Report. Any change in the Applicable Margin on any Rate Determination Date shall result in a corresponding change, effective on and as of such Rate Determination Date, in the interest rate applicable to the Advances and in the fees applicable to each Letter of Credit outstanding on such Rate Determination Date; provided, that no Applicable Margin shall be decreased pursuant to this Section 2.06 if a Default or Event of Default is in existence on the Rate Determination Date.

(b) Each Base Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from the date such Advance is made until it becomes due, at a rate per annum equal to the Base Rate for such day plus the Applicable Margin. Such interest shall be payable on each Interest Payment Date while such Base Rate Advance is outstanding and on the date such Base Rate Advance is repaid. Any overdue principal of and, to the extent permitted by applicable law, overdue interest on any Base Rate Advance shall bear interest, payable on demand, for each day until paid in full at a rate per annum equal to the Default Rate.

(c) Each Euro-Dollar Advance shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of: (1) the Applicable Margin, plus (2) the applicable Adjusted London InterBank Offered Rate for such Interest Period. Such interest shall be payable on each Interest Payment Date while such Euro-Dollar Advance is outstanding and the date such Euro-Dollar Advance is repaid. Any overdue principal of and, to the extent permitted by applicable law, overdue interest on any Euro-Dollar Advance shall bear interest, payable on demand, for each day until paid in full at a rate per annum equal to the Default Rate.

The “London InterBank Offered Rate” applicable to any Euro-Dollar Advance means for the Interest Period of such Euro-Dollar Advance the rate per annum determined on the basis of the rate for deposits in Dollars offered for a term of one month, which rate appears on the display designated as Reuters Screen LIBOR01 Page (or such other successor page as may replace Reuters Screen LIBOR01 Page or such other service or services as may be nominated by the British Banker’s Association for the purpose of displaying London InterBank Offered Rates for U.S. dollar deposits) determined as of 11:00 A.M. London, England time, on the first day of such Interest Period (or on the immediately preceding Euro-Dollar Business Day if the first day of such Interest Period is not a Euro-Dollar Business Day), provided, that if no such offered rates appear on such page, the “London InterBank Offered Rate” for such Interest Period will be the arithmetic average (rounded upward, if necessary, to the next higher 1/100th of 1%) of rates quoted by not less than two (2) major lenders in New York City, selected by the Administrative Agent, at approximately 10:00 A.M., New York City time, on the first day of such Interest Period (or on the immediately preceding Euro-Dollar Business Day if the first day of such Interest Period is not a Euro-Dollar Business Day), for deposits in Dollars offered by leading European banks for a period comparable to such Interest Period in an amount comparable to the principal amount of such Euro-Dollar Advance.

“Euro-Dollar Reserve Percentage” means, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on such Euro-Dollar Advance is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents). The Adjusted London InterBank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

(d) The Administrative Agent shall determine each interest rate applicable to the Advances hereunder in accordance with the terms of this Agreement. The Administrative Agent shall give prompt notice to the Borrower and the Lenders by telecopy of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(e) After the occurrence and during the continuance of an Event of Default (other than an Event of Default under Sections 6.01(a), (g) or (h)), the principal amount of the Advances (and, to the extent permitted by applicable law, all accrued interest thereon) may, at the election of the Required Lenders, bear interest at the Default Rate; provided, however, that automatically whether or not the Required Lenders elect to do so, (i) any overdue principal of and, to the extent permitted by law, overdue interest on the Advances shall bear interest payable on demand, for each day until paid at a rate per annum equal to the Default Rate, and (ii) after the occurrence and during the continuance of an Event of Default described in Sections 6.01(a), (g) or (h), the principal amount of the Advances (and, to the extent permitted by applicable law, all accrued interest thereon) shall bear interest payable on demand for each day until paid at a rate per annum equal to the Default Rate.

SECTION 2.07. Fees.

(a) The Borrower shall pay to the Administrative Agent for the ratable account of each Lender an unused commitment fee equal to the product of: (i) the aggregate of the daily average amounts of such Lender’s Unused Commitment, times (ii) a per annum percentage equal to the Applicable Fee Rate. Such unused commitment fee shall accrue from and including the Closing Date to and including the Termination Date. Unused commitment fees shall be payable quarterly in arrears on each Quarterly Payment Date and on the Termination Date; provided, that should the Commitments of all of the Lenders be terminated at any time prior to the Termination Date for any reason, the entire accrued and unpaid fee shall be paid on the date of such termination.

(b) The “Applicable Fee Rate” shall be determined quarterly based upon the Consolidated Debt to Consolidated EBITDA Ratio, determined as of the last day of each Fiscal Quarter for the Fiscal Quarter then ending, as follows:

Consolidated Debt to Consolidated EBITDA Ratio	Applicable Fee Rate

Greater than or equal to 2.5 to 1.0	0.625%

Less than 2.5 to 1.0	0.375%

The Applicable Fee Rate shall be determined effective as of the date (herein, the “Fee Determination Date”) which is the first calendar day of the first calendar month after the day the Administrative Agent receives the Margin and Fee Rate Report for the Fiscal Quarter for which the Consolidated Debt to Consolidated EBITDA Ratio is being determined, and the Applicable Fee Rate so determined shall remain effective from such Fee Determination Date until the date which is the first calendar day of the first calendar month after the day the Administrative Agent receives the Margin and Fee Rate Report for the Fiscal Quarter in which such Fee Determination Date falls (which latter date shall be a new Fee Determination Date); provided, that (i) for the period from and including the Closing Date to but excluding the Fee Determination Date next following the Closing Date, the Applicable Fee Rate shall be 0.625%, and (ii) if, on any Fee Determination Date, the Borrower shall have failed to deliver to the Lender the Margin and Fee Rate Report required to be delivered pursuant to Section 5.01(l) with respect to the Fiscal Quarter most recently ended prior to such Fee Determination Date, then for the period beginning on such Fee Determination Date and ending on the earlier of the date on which the Borrower shall deliver to the Administrative Agent the Margin and Fee Rate Report to be delivered pursuant to Section 5.01(l) with respect to such Fiscal Quarter, the Applicable Fee Rate shall be determined as if the Consolidated Debt to Consolidated EBITDA Ratio was greater than or equal to 2.5 to 1.0. In no event shall the Applicable Fee Rate be decreased pursuant to this Section 2.07 if a Default or Event of Default is in existence on the Fee Determination Date.

(c) The Borrower shall pay to the Administrative Agent for the ratable account of each Lender, with respect to each Letter of Credit, a per annum letter of credit fee (the “Letter of Credit Fee”) equal to the product of: (i) the aggregate average daily Undrawn Amounts, times (ii) a per annum percentage equal to the Applicable Margin for Letters of Credit (determined in accordance with the pricing grid set forth in Section 2.06(a)). Such Letter of Credit Fees shall be payable in arrears for each Letter of Credit on each Quarterly Payment Date during the term of each respective Letter of Credit and on the termination thereof (whether at its stated expiry date or earlier).

(d) The Borrower shall pay to the Administrative Agent for the account of the Letter of Credit Issuer a facing fee (the “Facing Fee”) with respect to each Letter of Credit equal to the product of: (i) the face amount of such Letter of Credit, times (ii) one-eighth (1/8th) of one percent (0.125%). Such Facing Fee shall be due and payable on such date as may be agreed upon by the Letter of Credit Issuer and the Borrower. The Borrower shall pay to the Letter of Credit Issuer, for its own account, transfer fees, drawing fees, modification fees, extension fees and such other fees and charges as may be provided for in any Letter of Credit Application Agreement or otherwise charged by the Letter of Credit Issuer. No Lender shall be entitled to any portion of the Facing Fees or any other fees payable by the Borrower to the Letter of Credit Issuer pursuant to this Section 2.07(d).

(e) The Borrower shall pay to the Administrative Agent, for the account and sole benefit of the Administrative Agent, such fees and other amounts at such times as are set forth in the Administrative Agent’s Letter Agreement.

SECTION 2.08. Termination or Reduction of Commitments.

(a) The Borrower may, upon at least three (3) Domestic Business Day’s irrevocable notice to the Administrative Agent, terminate at any time, or proportionately reduce from time to time by an aggregate amount of at least $10,000,000 or any larger multiple of $1,000,000, the Commitments of all of the Lenders; provided, however: (1) each termination or reduction, as the case may be, shall be permanent and irrevocable; (2) no such termination or reduction shall be in an amount greater than the sum of the Total Unused Revolver Commitments and the Total Unused Reducing Revolver Commitments on the date of such termination or reduction; and (3) no such reduction pursuant to this Section 2.08 shall result in the aggregate Commitments of all of the Lenders being reduced to an amount less than $60,000,000, unless the Commitments of all of the Lenders are terminated in their entirety, in which case all accrued fees (as provided under Section 2.07) shall be payable on the effective date of such termination. Each reduction shall be made ratably between the Revolver Commitments and the Reducing Revolver Commitments, and ratably among the Lenders in accordance with their respective Commitments.

(b) On November 4, 2010, and on each anniversary thereof, the Reducing Revolver Commitments shall be reduced automatically by an aggregate amount equal to $1,670,000 in each case. Each such reduction shall be made ratably among the Lenders in accordance with their respective Reducing Revolver Commitments.

(c) On the fifteenth (15th) day after receipt by the Administrative Agent of the Initial Equipment Appraisal, the Reducing Revolver Commitments shall be reduced automatically by an aggregate amount equal to the positive difference (if any) between (i) $25,000,000, and (ii) the sum of (x) $15,300,000 and (y) 80% of the net orderly liquidation value of the Borrower’s equipment as stated on the Initial Equipment Appraisal.

SECTION 2.09. Termination of Commitments on the Termination Date.

The Commitments of all of the Lenders shall terminate on the Termination Date and any Advances then outstanding (together with accrued interest thereon) shall be due and payable on such date.

SECTION 2.10. Optional Prepayments.

(a) The Borrower may, upon at least one (1) Domestic Business Day’s notice to the Administrative Agent, prepay any Borrowing in whole at any time, or from time to time in part, in amounts aggregating at least $100,000 or any larger integral multiple of $50,000 (or any lesser amount equal to the outstanding balance of such Advance), by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied first to any Swing Advances outstanding, and then to prepay ratably the Advances of the several Lenders included in such Borrowing, as the case may be.

(b) Upon receipt of a notice of prepayment pursuant to this Section 2.10, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share of such prepayment and such notice, once received by the Administrative Agent, shall not thereafter be revocable by the Borrower.

SECTION 2.11. Mandatory Prepayments.

(a) On each date on which the Commitments of all of the Lenders are reduced or terminated pursuant to Section 2.08(a) or Section 2.09, the Borrower shall repay or prepay such principal amount of the outstanding Advances (together with interest accrued thereon and any amount due under Article VIII), as may be necessary so that after such payment (i) the aggregate unpaid principal amount of the Revolver Advances and Letter of Credit Obligations do not exceed the lesser of: (A) the Borrowing Base, and (B) the aggregate amount of the Revolver Commitments as then reduced, and (ii) the aggregate unpaid principal amount of the Reducing Revolver Advances does not exceed the aggregate amount of the Reducing Revolver Commitments as then reduced. Each such payment or prepayment shall be applied first to any Swing Advances outstanding, and then ratably to the Advances of the several Lenders outstanding on the date of payment or prepayment in the following order or priority: (i) first, to Base Rate Advances, and (ii) second, to Euro-Dollar Advances.

(b) On the date on which the Reducing Revolver Commitments are reduced pursuant to Section 2.08(b), the Borrower shall repay or prepay such principal amount of the outstanding Reducing Revolver Advances, if any (together with interest accrued thereon and any amount due under Article VIII), as may be necessary so that after such payment the aggregate unpaid principal amount of the Reducing Revolver Advances does not exceed the aggregate amount of the Reducing Revolver Commitments as then reduced. Each such payment or prepayment shall be applied ratably to the Reducing Revolver Advances of the several Lenders outstanding on the date of payment or prepayment in the following order or priority: (i) first, to Base Rate Advances, and (ii) second, to Euro-Dollar Advances.

(c) In the event that the aggregate principal amount of all Revolver Advances, together with the aggregate principal amount of the Letter of Credit Obligations at any one time outstanding shall at any time exceed the lesser of: (i) the Borrowing Base, and (ii) the aggregate amount of the Revolver Commitments of all of the Lenders at such time, the Borrower shall immediately repay so much of the Revolver Advances as is necessary in order that the aggregate principal amount of the Revolver Advances thereafter outstanding, together with the aggregate principal amount of the Letter of Credit Obligations shall not exceed the lesser of: (i) the Borrowing Base, and (ii) the Revolver Commitments of all of the Lenders at such time. Each such payment or prepayment shall be applied ratably to the Revolver Advances of the several Lenders outstanding on the date of payment or prepayment in the following order or priority: (i) first, to Base Rate Advances, and (ii) second, to Euro-Dollar Advances. Notwithstanding anything contained herein to the contrary, at no time shall the aggregate outstanding principal amount of Revolver Advances made by any Lender, together with such Lender’s Applicable Percentage of the aggregate outstanding principal amount of all Swing Advances and Letter of Credit Obligations exceed the amount of the Revolver Commitment of such Lender at such time.

(d) If the Loan Parties and their respective Subsidiaries Dispose of any property which results in the realization of Net Cash Proceeds in excess of $250,000 in the aggregate during any Fiscal Year, the Borrower shall prepay an aggregate principal amount of Advances equal to all such Net Cash Proceeds promptly after the end of such Fiscal Year; provided however, that so long as no Default or Event of Default has occurred and is continuing, Net Cash Proceeds relating to the Disposition of obsolete or retired equipment in the ordinary course of business shall not be included to the extent the Borrower delivers to the Administrative Agent a certificate stating that the applicable Loan Party or Applicable Subsidiary thereof intends to use such Net Cash Proceeds to acquire like assets useful to its business within 180 days of the receipt of such Net Cash Proceeds, it being expressly agreed that Net Cash Proceeds not so reinvested shall count against the $250,000 threshold set forth above.

(e) Upon the sale or issuance by any Loan Party or any Subsidiary thereof of any of its Capital Securities (other than any sales or issuances of Capital Securities to another Loan Party), the Borrower shall prepay an aggregate principal amount of Advances equal to all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party or such Subsidiary.

(f) Upon the incurrence or issuance by any Loan Party or any Subsidiary thereof of any Debt (other than Debt expressly permitted to be incurred or issued pursuant to Section 5.27), the Borrower shall prepay an aggregate principal amount of Advances equal to all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party or such Subsidiary.

(g) Subject to the provisions of the Collateral Documents relating to the application of proceeds of insurance with respect to any Collateral, upon any Extraordinary Receipt received by or paid to or for the account of any Loan Party or any Subsidiary thereof, and not otherwise included in paragraphs (b), (c) or (d) of this Section 2.11, the Borrower shall prepay an aggregate principal amount of Advances equal to all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party or such Subsidiary.

Any repayment or prepayment made pursuant to this Section 2.11 shall not affect any Loan Party’s obligation to continue to make payments under any Hedging Agreement, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Hedging Agreement.

SECTION 2.12. General Provisions as to Payments.

(a) The Borrower shall make each payment of principal of, and interest on, the Revolver Advances, Reducing Revolver Advances and of fees hereunder without any set off, counterclaim or any deduction whatsoever, not later than 11:00 A.M. (Eastern time) on the date when due, in Federal or other funds immediately available in Winston-Salem, North Carolina, to the Administrative Agent at its address referred to in Section 9.01. The Administrative Agent will promptly distribute to BB&T each such payment received on account of the Swing Advances and to each Lender its ratable share of each such payment received by the Administrative Agent for the account of the Lenders.

(b) Whenever any payment of principal of, or interest on, the Base Rate Advances or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of or interest on, the Euro-Dollar Advances shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(c) Funding by Lenders; Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Euro-Dollar Advances. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Advance included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(d) Payments by the Borrower; Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) Taxes.

(i) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (A) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Administrative Agent, Letter of Credit Issuer or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (B) the Borrower shall make such deductions and (C) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(ii) Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (i) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(iii) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, the Letter of Credit Issuer and each Lender, within ten (10) calendar days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, the Letter of Credit Issuer or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Letter of Credit Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Letter of Credit Issuer, shall be conclusive absent manifest error.

(iv) Evidence of Payments. At the Administrative Agent’s request, as soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(v) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(A) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(B) duly completed copies of Internal Revenue Service Form W-8ECI,

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(D) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(vi) Treatment of Certain Refunds. If the Administrative Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

SECTION 2.13. Computation of Interest and Fees.

Interest on the Advances shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Utilization fees, unused commitment fees and any other fees payable hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

ARTICLE III

CONDITIONS TO BORROWINGS

SECTION 3.01. Conditions to Closing and First Borrowing.

The obligation of each Lender to make an Advance on the Closing Date (and the obligation of the Letter of Credit Issuer to issue a Letter of Credit on the Closing Date) is subject to the satisfaction of the conditions set forth in Section 3.02 and the following additional conditions:

(a) receipt by the Administrative Agent from each of the parties hereto of a duly executed counterpart of this Agreement signed by such party;

(b) receipt by the Administrative Agent of a duly executed Revolver Note and a duly executed Reducing Revolver Note for each Lender, and a duly executed Swing Advance Note for BB&T, in each case complying with the provisions of Section 2.04;

(c) receipt by the Administrative Agent of an opinion of Woods Rogers PLC, as counsel to the Borrower, dated as of the Closing Date (or in the case of an opinion delivered pursuant to Section 5.24 hereof such later date as specified by the Administrative Agent) in form and substance satisfactory to Administrative Agent;

(d) receipt by the Administrative Agent of a certificate (the “Closing Certificate”), dated the date of the first Borrowing, substantially in the form of Exhibit F hereto, signed by a chief financial officer or other authorized officer of the Borrower, to the effect that, to his knowledge, (i) no Default or Event of Default has occurred and is continuing on the date of the first Borrowing and (ii) the representations and warranties of the Borrower contained in Article IV are true on and as of the date of the first Borrowing hereunder;

(e) receipt by the Administrative Agent of all documents which the Administrative Agent or any Lender may reasonably request relating to the existence of the Borrower, the authority for and the validity of this Agreement, the Notes and the other Loan Documents, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent, including without limitation a certificate of incumbency of the Borrower (the “Officer’s Certificate”), signed by the Secretary, an Assistant Secretary, a member, manager, partner, trustee or other authorized representative of the Borrower, substantially in the form of Exhibit G hereto, certifying as to the names, true signatures and incumbency of the officer or officers of the Borrower, authorized to execute and deliver the Loan Documents, and certified copies of the following items: (i) the Borrower’s Organizational Documents; (ii) the

Borrower’s Operating Documents; (iii) if applicable, a certificate of the Secretary of State of the Borrower’s State of organization as to the good standing or existence of the Borrower, and (iv) the Organizational Action, if any, taken by the board of directors of the Borrower or the members, managers, trustees, partners or other applicable Persons authorizing the Borrower’s execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which the Borrower is a party;

(f) receipt by the Administrative Agent of a Notice of Borrowing;

(g) the Security Agreement, the Deeds of Trust and the other Collateral Documents, each in form and content satisfactory to the Administrative Agent, shall have been duly executed by the Borrower and such documents shall have been delivered to the Administrative Agent and shall be in full force and effect and each document (including each Uniform Commercial Code financing statement) required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent for the benefit of the Secured Parties, upon filing, recording or possession by the Administrative Agent, as the case may be, a valid, legal and perfected first-priority security interest in and lien on the Collateral described in the Collateral Documents shall have been delivered to the Administrative Agent; Borrower shall also deliver or cause to be delivered the certificates (with undated stock powers executed in blank) for all shares of stock or other equity interests pledged to the Administrative Agent for the benefit of Lenders pursuant to any Pledge Agreement;

(h) the Administrative Agent shall have received the results of a search of the Uniform Commercial Code filings made with respect to the Borrower in the state in which the Borrower is organized, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Administrative Agent that the Liens (other than any Liens permitted by Section 5.10) indicated in any such financing statement have been released;

(i) receipt by the Administrative Agent of a Borrowing Base Certification Report, dated as of the last day of the calendar month immediately preceding the Closing Date;

(j) receipt by the Administrative Agent of insurance certificates evidencing the insurance required under this Agreement.

(k) the Borrower shall have paid all fees required hereunder and under the Administrative Agent’s Letter Agreement to be paid as of the Closing Date, and shall have reimbursed the Administrative Agent for all reasonable fees, costs and expenses of closing the transactions contemplated hereunder and under the other Loan Documents, including the reasonable legal, audit and other document preparation costs incurred by the Administrative Agent;

(l) the termination of the Reimbursement and Credit Agreement dated as of December 1, 2004, by and among the Borrower, JPMorgan Chase Bank, N.A., as issuing bank, and JPMorgan Chase Bank, N.A., as administrative agent, and repayment of all obligations thereunder;

(m) all required field examinations and appraisals shall have been completed to Administrative Agent’s satisfaction;

(n) with respect to each of the Olive Branch Property and the Winchester Property, the Administrative Agent shall have received:

(i) an MAI appraisal, which appraisal shall comply with all rules and regulations of any Governmental Authorities regulating the Lenders, shall be in form and substance satisfactory to the Administrative Agent in all respects, and shall state a fair market value in an amount satisfactory to the Administrative Agent;

(ii) a current survey satisfactory to the Administrative Agent, showing no encroachments that are not satisfactory to the Administrative Agent and prepared by a certified land surveyor (using certification language satisfactory to the Administrative Agent), which survey shall designate, without limitation, (i) the dimensions of the property, (ii) the dimensions and location of the buildings and other improvements constructed thereon, (iii) the dimensions of the parking spaces as well as the total number of parking spaces, (iv) the location of all easements of record affecting the property, specifying the holder of such easement and the pertinent recording information, (v) any and all building restrictions and/or setback lines, and (vi) means of ingress and egress. Such survey shall also depict any portion of the property that is located in a special flood hazard area;

(iii) a policy of mortgagee title insurance insuring the lien of the applicable Deed of Trust as a first priority deed of trust lien on the property, in an amount acceptable to the Administrative Agent, issued by a title insurance company acceptable to the Administrative Agent, without exception for possible filed or unfiled mechanics’ and materialmen’s liens, containing only such exceptions as are acceptable to the Administrative Agent, and containing such endorsements and affirmative coverage as are requested by the Administrative Agent, and copies of all instruments that appear as exceptions to title on such policy; and

(iv) a report from a qualified environmental engineer or consultant acceptable to the Administrative Agent with respect to an environmental investigation and audit of the property (the scope of which shall be defined by the Administrative Agent) (an “Environmental Report”), showing no contamination by Hazardous Materials, no violation of any Environmental Law, and that no portion of the property constitutes “wetlands” under any Environmental Law, except as approved by the Administrative Agent.

(o) The Borrower shall have delivered to the Administrative Agent evidence satisfactory to the Administrative Agent that all insurance required by the terms of this Agreement or any of the other Loan Documents is in full force and effect and the Collateral Agent or the Administrative Agent, as applicable, is named as loss payee or additional insured, as appropriate, on all such insurance.

(p) such other documents or items as the Administrative Agent, the Lenders or their counsel may reasonably request.

SECTION 3.02. Conditions to All Borrowings.

The obligation of each Lender to make an Advance on the occasion of each Borrowing, the obligation of BB&T to make a Swing Advance and the obligation of the Letter of Credit Issuer to issue a Letter of Credit are subject to the satisfaction of the following conditions:

(a) receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.02;

(b) the fact that, immediately before and after such Borrowing (or issuance of a Letter of Credit, as the case may be), no Default or Event of Default shall have occurred and be continuing;

(c) the fact that the representations and warranties of the Loan Parties contained in Article IV of this Agreement shall be true, on and as of the date of such Borrowing (or issuance of a Letter of Credit, as the case may be); and

(d) the fact that, immediately after such Borrowing (or issuance of a Letter of Credit, as the case may be), (i) the aggregate outstanding principal amount of the Revolver Advances of each Lender together with such Lender’s Applicable Percentage of the aggregate outstanding principal amount of all Swing Line Advances and Letter of Credit Obligations, will not exceed the amount of its Revolver Commitment; (ii) the aggregate outstanding principal amount of the Revolver Advances together with the aggregate outstanding principal amount of all Letter of Credit Obligations, will not exceed the lesser of: (A) the aggregate amount of the Revolver Commitments of all of the Lenders as of such date; and (B) the Borrowing Base; and (iii) the aggregate outstanding principal amount of the Reducing Revolver Advances of each Lender will not exceed the amount of its Reducing Revolver Commitment.

Each Borrowing, each issuance of a Letter of Credit and each Notice of Conversion hereunder shall be deemed to be a representation and warranty by the Loan Parties on the date of such Borrowing, Letter of Credit and Notice of Conversion, as to the truth and accuracy of the facts specified in clauses (b), (c) and (d) of this Section 3.02.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower and the Guarantors represent and warrant that:

SECTION 4.01. Existence and Power.

The Borrower is a corporation, and each Guarantor is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all organizational powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

SECTION 4.02. Organizational and Governmental Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of this Agreement, the Notes, the Collateral Documents and the other Loan Documents to which such Loan Party is a party (i) are within such Loan Party’s organizational powers, (ii) have been duly authorized by all necessary Organizational Action, (iii) require no action by or in respect of, or filing with, any Governmental Authority, (iv) do not contravene, or constitute a default under, any provision of Applicable Law or of the Organizational Documents and Operating Documents of such Loan Party or of any agreement, judgment, injunction, order, decree or other instrument binding upon such Loan Party or any of its Applicable Subsidiaries, and (v) do not result in the creation or imposition of any Lien on any asset of such Loan Party or any of its Applicable Subsidiaries, except for a Lien in favor of the Collateral Agent pursuant to the Collateral Documents.

SECTION 4.03. Binding Effect.

This Agreement constitutes a valid and binding agreement of the Loan Parties enforceable in accordance with its terms, and the Notes, the Collateral Documents and the other Loan Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Loan Parties to such Loan Document enforceable in accordance with their respective terms; provided, that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally.

SECTION 4.04. Financial Information.

(a) The audited consolidated balance sheet of the Borrower as of December 31, 2008, and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended, reported on by Ernst & Young, LLP, copies of which have been delivered to the Administrative Agent for delivery to each of the Lenders, and the unaudited consolidated financial statements of the Borrower for the interim period ended June 30, 2009, copies of which have been delivered to each of the Lenders, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such dates and their consolidated results of operations and cash flows for such periods stated.

(b) Since June 30, 2009, there has been no event, act, condition or occurrence having a Material Adverse Effect.

SECTION 4.05. Litigation.

Except as set forth on Schedule 4.05, there is no action, suit or proceeding pending, or to the knowledge of the Loan Parties threatened, against or affecting the Loan Parties or any of their respective Applicable Subsidiaries before any court or arbitrator or any Governmental Authority which (a) in any manner draws into question the validity or enforceability of this Agreement, the Notes, the Collateral Documents or any of the other Loan Documents, (b) could impair the ability of the Loan Parties to perform their respective obligations under, this

Agreement, the Notes, the Collateral Documents or any of the other Loan Documents, or (c) has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 4.06. Compliance with ERISA.

(a) The Loan Parties and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance with the applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA.

(b) Neither the Loan Parties nor any member of the Controlled Group is or ever has been obligated to contribute to any Multiemployer Plan.

(c) The assets of the Loan Parties or any Applicable Subsidiary of any Loan Party do not and will not constitute “plan assets,” within the meaning of ERISA, the Code and the respective regulations promulgated thereunder. The execution, delivery and performance of this Agreement, and the borrowing and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Code.

SECTION 4.07. Compliance with Laws; Payment of Taxes.

The Loan Parties and their respective Applicable Subsidiaries are in compliance with all Applicable Laws, regulations and similar requirements of Governmental Authorities, except where such compliance is being contested in good faith through appropriate proceedings or where non-compliance, alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. There have been filed on behalf of the Loan Parties and their respective Applicable Subsidiaries all Federal, state and local income, excise, property and other tax returns which are required to be filed by them and all taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of the Loan Parties or any Applicable Subsidiary have been paid. The charges, accruals and reserves on the books of the Loan Parties and their respective Applicable Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Loan Parties, adequate. No Loan Party has been given or been requested to give a waiver of the statute of limitation relating to the payment of Federal, state, local or foreign taxes.

SECTION 4.08. Subsidiaries.

Each of the Subsidiaries of each Loan Party is a corporation, a limited liability company or other legal entity, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all organizational powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. No Loan Party has any Subsidiaries except those Subsidiaries listed on Schedule 4.24 and as set forth in any Compliance Certificate provided to the Administrative Agent and Lenders pursuant to Section 5.01(d) after the Closing Date, which accurately sets forth each such Subsidiary’s complete name and jurisdiction of organization.

SECTION 4.09. Investment Company Act, Etc.

No Loan Party nor any Applicable Subsidiary of a Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. No Loan Party nor any Applicable Subsidiary of a Loan Party is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

SECTION 4.10. All Consents Required.

All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required in connection with the due execution, delivery and performance by the Loan Parties of this Agreement and any Loan Document to which any Loan Party is a party, have been obtained.

SECTION 4.11. Ownership of Property; Liens.

Each of the Loan Parties and their respective Applicable Subsidiaries has title or the contractual right to possess its properties sufficient for the conduct of its business and none of such properties is subject to any Lien except as permitted in Section 5.10.

SECTION 4.12. No Default or Event of Default.

No Loan Party nor any of its respective Applicable Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound, except where such default, alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

SECTION 4.13. Full Disclosure.

All information heretofore furnished by the Loan Parties to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Loan Parties to the Administrative Agent or any Lender will be, true, accurate and complete in every material respect or based on reasonable estimates on the date as of which such information is stated or certified. The Loan Parties have disclosed to the Lenders in writing any and all facts which, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 4.14. Environmental Matters.

(a) No Loan Party nor any Applicable Subsidiary of a Loan Party is subject to any Environmental Liability which could reasonably be expected to have a Material Adverse Effect and no Loan Party nor any Subsidiary of a Loan Party has been designated as a potentially responsible party under CERCLA. None of the Properties has been identified on any current or proposed (i) National Priorities List under 40 C.F.R. § 300, (ii) CERCLIS list or (iii) any list arising from a state statute similar to CERCLA.

(b) To the best knowledge of the Loan Parties and except as disclosed in any Environmental Report, no Hazardous Materials have been or are being used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed or otherwise handled at, or shipped or transported to or from the Properties or are otherwise present at, on, in or under the Properties, or, to the best of the knowledge of the Loan Parties, at or from any adjacent site or facility, except for Hazardous Materials, such as petroleum products, cleaning solvents, pesticides and other materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, and managed or otherwise handled in the ordinary course of business of such Loan Party or Applicable Subsidiary of a Loan Party in compliance with all applicable Environmental Requirements.

(c) Each of the Loan Parties and their respective Applicable Subsidiaries has procured all Environmental Authorizations necessary for the conduct of the business contemplated on such Property, and is in compliance in all material respects with all Environmental Requirements in connection with the operation of the Properties and the Loan Party’s, and each of their respective Subsidiary’s, respective businesses.

SECTION 4.15. Compliance with Laws.

Each Loan Party and each Applicable Subsidiary of a Loan Party is in material compliance with all Applicable Laws, including, without limitation, all Environmental Laws and all regulations and requirements of the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. (including with respect to timely filing of reports), except where non-compliance, alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.16. Capital Securities.

All Capital Securities, debentures, bonds, notes and all other securities of each Loan Party and their respective Applicable Subsidiaries presently issued and outstanding are validly and properly issued in accordance with all Applicable Laws, including, but not limited to, the “Blue Sky” laws of all applicable states and the federal securities laws. The issued shares of Capital Securities of each of the Loan Party’s respective Subsidiaries are owned by the Loan Parties free and clear of any Lien or adverse claim, except for a Lien in favor of the Collateral Agent pursuant to the Collateral Documents.

SECTION 4.17. Margin Stock.

No Loan Party nor any of its respective Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying any Margin Stock, and no part of the proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or be used for any purpose which violates, or which is inconsistent with, the provisions of Regulation X of the Board of Governors of the Federal Reserve System. Following the application of the proceeds from each Advance, not more than 25% of the value of the assets, either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis, will be “Margin Stock.”

SECTION 4.18. Insolvency.

After giving effect to the execution and delivery of the Loan Documents and the making of the Advances under this Agreement, no Loan Party will be “insolvent,” within the meaning of such term as defined in §101 of Title 11 of the United States Code or Section 2 of either the Uniform Fraudulent Transfer Act or the Uniform Fraudulent Conveyance Act, or any other applicable state law pertaining to fraudulent transfers, as each may be amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

SECTION 4.19. Security Documents.

(a) Upon execution by the applicable Loan Parties, the Security Agreement shall be effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and, upon filing of one or more Uniform Commercial Code financing statements in the appropriate jurisdictions and execution and delivery of control agreements in form and substance satisfactory to the Collateral Agent, the Collateral Agent shall have a fully perfected first priority Lien on, and security interest in, all right, title and interest of the applicable Loan Parties in such Collateral and the Proceeds thereof that can be perfected upon filing of one or more Uniform Commercial Code financing statements and execution and delivery of such control agreements, in each case, except as previously disclosed to the Administrative Agent in writing, prior and superior in any right to any other Person.

(b) Upon execution by the Borrower, each Deed of Trust shall be effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable lien in the Property covered thereby, and, upon recording such Deed of Trust with the appropriate real estate records, the Collateral Agent shall have a fully perfected first priority Lien on all right, title and interest of the Borrower as grantor thereunder, in such Property, in each case, subject to the provisions of such Deed of Trust, prior and superior in any right to any other Person.

SECTION 4.20. Labor Matters.

There are no strikes, lockouts, slowdowns or other labor disputes against any Loan Party or any Applicable Subsidiary of any Loan Party pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payment made to employees of the Loan Parties and each Applicable Subsidiary of any Loan Party have been in compliance with the Fair Labor Standards Act and any other applicable federal, state or foreign law dealing with such matters. All payments due from the Loan Parties or any of their respective Applicable Subsidiaries, or for which any claim may be made against the Loan Parties or any of their respective Applicable Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Applicable Subsidiary, as appropriate. No Loan Party nor any Applicable Subsidiary of a Loan Party is party to a collective bargaining agreement.

SECTION 4.21. Patents, Trademarks, Etc.

The Loan Parties and their respective Applicable Subsidiaries own, or are licensed to use, all patents, trademarks, trade names, copyrights, technology, know-how and processes, service marks and rights with respect to the foregoing that are material to the businesses, assets, operations, properties or condition (financial or otherwise) of the Loan Parties and their respective Applicable Subsidiaries taken as a whole. Except as disclosed on Schedule 4.21, the Loan Parties and their respective Applicable Subsidiaries conduct their business without infringement or claim of infringement of any material license, patent, trademark, trade name, service mark, copyright, trade secret or any other intellectual property right of others and there is no infringement or claim of infringement by others of any material license, patent, trademark, trade name, service mark, copyright, trade secret or other intellectual property right of the Loan Parties and their respective Applicable Subsidiaries, in each case which could reasonably be expected to have a Material Adverse Effect.

SECTION 4.22. Insurance.

The Loan Parties and each of their Applicable Subsidiaries has (either in the name of such Loan Party or in such Applicable Subsidiary’s name), with financially sound and reputable insurance companies, insurance in at least such amounts and against at least such risks (including on all its property, and public liability and worker’s compensation) as are usually insured against in the same general area by companies of established repute engaged in the same or similar business.

SECTION 4.23. Anti-Terrorism Laws.

None of the Loan Parties, nor any of their respective Subsidiaries, is in violation of any laws relating to terrorism or money laundering, including, without limitation, the Patriot Act.

SECTION 4.24. Ownership Structure.

As of the Closing Date, Part I of Schedule 4.24 is a complete and correct list of all Subsidiaries of the Borrower and of each Loan Party setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Capital Securities in such Subsidiary, (iii) the nature of the Capital Securities held by each such Person, and (iv) the percentage of ownership of such Subsidiary represented by such Capital Securities. Except as disclosed in Part I of Schedule 4.24, as of the Closing Date (i) the Borrower and its Subsidiaries own, free and clear of all Liens and has the unencumbered right to vote, all outstanding Capital Securities in each Person shown to be held by it on such Schedule, (ii) all of the issued and outstanding Capital Securities of each Person is validly issued, fully paid and nonassessable and (iii) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional Capital Securities of any type in, any such Person. Except as listed on Part II of Schedule 4.24, neither the Loan Parties nor their respective Subsidiaries are engaged in any joint venture or partnership with any other Person. Except as listed on Part III of Schedule 4.24, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of Capital Securities of the Loan Parties or their respective Subsidiaries.

SECTION 4.25. Reports Accurate; Disclosure.

All information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished by the Loan Parties to the Administrative Agent or any Lender in connection with this Agreement or any Loan Document, including without limitation all reports furnished pursuant to Section 4.04, are true, complete and accurate in all material respects; it being recognized by the Administrative Agent and the Lenders that the projections and forecasts provided by the Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results. Neither this Agreement, nor any Loan Document, nor any agreement, document, certificate or statement furnished by the Borrower to the Administrative Agent or the Lenders in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

SECTION 4.26. Location of Offices.

The Borrower’s name is Trex Company, Inc. The location of the Borrower (within the meaning of Article 9 of the Uniform Commercial Code) is Delaware. The Borrower has not changed its name, identity, structure, existence or state of formation, whether by amendment of its Organizational Documents, by reorganization or otherwise, and has not changed its location (within the meaning of Article 9 of the Uniform Commercial Code) within the four (4) months preceding the Closing Date or any subsequent date on which this representation is made.

SECTION 4.27. Affiliate Transactions.

Except as permitted by Section 5.23. or as disclosed on Schedule 4.27, neither the Borrower nor any Subsidiary nor any other Loan Party is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of the Borrower, any Subsidiary or any other Loan Party is a party.

SECTION 4.28. Broker’s Fees.

Except as set forth in the Administrative Agent’s Letter Agreement, no broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. Except as set forth in the Administrative Agent’s Letter Agreement, no other similar fees or commissions will be payable by any Loan Party for any other services rendered to the Borrower or any of its Subsidiaries ancillary to the transactions contemplated hereby.

SECTION 4.29. Survival of Representations and Warranties, Etc.

All statements contained in any certificate, financial statement or other instrument delivered by the Borrower, any Subsidiary or any other Loan Party to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party prior to the Closing Date and delivered to the Administrative Agent or any Lender in connection with the underwriting or closing of the transactions contemplated hereby) shall constitute representations and warranties made by the Loan Parties in favor of the Administrative Agent and each of the Lenders under this Agreement. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Advances.

SECTION 4.30. Loans and Investments.

No Loan Party nor any of its respective Subsidiaries has made a loan, advance or Investment which is outstanding or existing on the Closing Date except as set forth on Schedule 4.30.

SECTION 4.31. No Default or Event of Default.

No event has occurred and is continuing and no condition exists, or would result from any Advance or from the application of the proceeds therefrom, which constitutes or would reasonably be expected to constitute a Default or Event of Default.

SECTION 4.32. USA PATRIOT ACT; OFAC.

(a) No Loan Party nor any Affiliate of a Loan Party is (i) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering (“FATF”), or whose subscription funds are transferred from or through such a jurisdiction; (ii) a “Foreign Shell Bank” within the meaning of the Patriot Act, i.e., a foreign lender that does not have a physical presence in any country and that is not affiliated with a lender that has a physical presence and an acceptable level of regulation and supervision; or (iii) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns.

(b) No Loan Party or any Affiliate of a Loan Party (i) is a Sanctioned Entity, (ii) has more than 10% of its assets located in Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with, Sanctioned Entities. The proceeds of any Advance will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Entity. No Loan Party nor any Affiliate of a Loan Party is in violation of or violates any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

SECTION 4.33. Material Contracts.

Schedule 4.33 is, as of the Closing Date, a true, correct and complete listing of all contracts to which any Loan Party is a party, the breach of or failure to perform which, either by a Loan Party or other party to such contract, could reasonably be expected to have a Material Adverse Effect (“Material Contract”). The Borrower, its Applicable Subsidiaries and the other Loan Parties that is a party to any Material Contract has performed and is in compliance with all of the material terms of such Material Contract, and no Loan Party has knowledge of any default or event of default that exists with respect to any such Material Contract.

SECTION 4.34. No Burdensome Restrictions.

No contract, lease, agreement or other instrument to which any Loan Parties or any of its respective Applicable Subsidiaries is a party or by which any of its property is bound or affected, no charge, corporate restriction, judgment, decree or order and no provision of Applicable Law have had or are reasonably expected to have a Material Adverse Effect.

ARTICLE V

COVENANTS

The Borrower and Guarantors hereby agree, jointly and severally, that, so long as any Lender has any Commitment hereunder or any Obligation remains unpaid:

SECTION 5.01. Information.

The Borrower will deliver to the Administrative Agent, who will then promptly deliver to each of the Lenders:

(a) as soon as available and in any event within ninety (90) calendar days after the end of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and satisfactory in form to the Administrative Agent, and all certified by Ernst & Young, LLP or other independent public accountants reasonably acceptable to the Administrative Agent, with such certification to be free of any “going concern” or like exceptions and qualifications not acceptable to the Required Lenders; provided, that the Borrower may deliver, in lieu of the foregoing consolidated annual financial statements only, the annual report of the Borrower for the applicable Fiscal Year on Form 10-K filed with the SEC, but only so long as the consolidated financial statements contained in such annual report are substantially the same in content as the consolidated financial statements required by this Section 5.01(a);

(b) as soon as available and in any event within forty-five (45) calendar days after the end of the first three Fiscal Quarters of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Quarter and the related statement of income and statement of cash flows for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year, all in reasonable detail and satisfactory in form to the Administrative Agent, and all reviewed by Ernst & Young, LLP or other independent public accountants reasonably acceptable to the Administrative Agent and certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer of the Borrower; provided, that the Borrower may deliver, in lieu of the foregoing quarterly consolidated financial statements only, the quarterly report of the Borrower for the applicable Fiscal Quarter on Form 10-Q filed with the SEC, but only so long as the consolidated financial statements contained in such quarterly report are substantially the same in content as the consolidated financial statements required by this Section 5.01(b).

(c) as soon as available and in any event within thirty (30) calendar days after the end of each calendar month (except with respect to any calendar month that is the last month of a Fiscal Quarter), a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such calendar month (together with an executive summary discussion and analysis) and the related statement of income and statement of cash flows for such calendar month and for the portion of the Fiscal Year ended at the end of such calendar month, setting forth in each case in comparative form the figures for the corresponding calendar month and the corresponding portion of the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer of the Borrower;

(d) simultaneously with the delivery of each set of financial statements referred to in clause (a) above for each Fiscal Year and each set of financial statements referred to in clause (b) above for each Fiscal Quarter, a certificate, substantially in the form of Exhibit H and with compliance calculations in form and content satisfactory to the Administrative Agent (a “Compliance Certificate”), of the chief financial officer or other authorized officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Loan Parties were in compliance with the requirements of Sections 5.03, 5.05, 5.06, 5.07, 5.08, 5.09, 5.13 and 5.27 on the date of such financial statements, (ii) setting forth the identities of the respective Subsidiaries on the date of such financial statements, (iii) stating whether any Default or Event of Default exists on the date of such certificate and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Loan Parties are taking or propose to take with respect thereto, and (iv) stating whether, since the date of the most recent previous delivery of financial statements pursuant to clauses (a) or (b) above, any event has occurred or condition exists that has had or could reasonably be expected to have a Material Adverse Effect, and, if so, the nature of such event or condition;

(e) simultaneously with the delivery of each set of annual financial statements referred to in paragraph (a) above, a statement of the firm of independent public accountants which reported on such statements to the effect that nothing has come to their attention to cause them to believe that the Borrower has failed to comply with the requirements of Section 5.05(a), (b) or (c) as of the date of such financial statements;

(f) within five (5) Domestic Business Days after the Borrower becomes aware of the occurrence of any Default or Event of Default, or any event that results in a Material Adverse Effect, a certificate of the chief financial officers or authorized officers of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(g) promptly after the same become publicly available, but only upon request of the Administrative Agent, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(h) if and when the Borrower or any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice;

(i) promptly after the Borrower knows of the commencement thereof, notice of any litigation, dispute or proceeding (and any material development in respect of such proceedings) involving a claim against a Loan Party and/or any Subsidiary of a Loan Party for $1,000,000 or more in excess of amounts covered in full by applicable insurance;

(j) as soon as available and in any event by the twentieth (20th) calendar day of each calendar month (but dated as of the last day of the preceding calendar month), (i) an aging of the Borrower’s accounts receivable, showing the age of such accounts receivable, identifying the Persons who are the account debtors for such accounts receivable (specifying the amount and age of the accounts receivable owing from each such account debtor), and (ii) a report listing all Inventory and Eligible Inventory of the Borrower, the cost thereof, specifying raw materials, work-in-process, finished goods and inventory-in-transit, and containing such other information and accompanied by such supporting documents as the Administrative Agent, in its sole discretion may from time to time reasonably prescribe, the statements in which, in each instance, shall be certified as to truth and accuracy by the chief financial officer or other authorized officer of the Borrower;

(k) as soon as available and in any event by the twentieth (20th) calendar day of each calendar month (but dated as of the last day of the preceding calendar month), or promptly after request by the Administrative Agent during any period that Excess Availability is less than 10% of the aggregate Commitments of all of the Lenders, a Borrowing Base Certification Report, in form and content reasonably satisfactory to the Administrative Agent, the statements in which, in each instance, shall be certified as to truth and accuracy by the chief financial officer or other authorized officer of the Borrower;

(l) simultaneously with the delivery of each set of financial statements referred to in clause (b) above, for each Fiscal Quarter, a report (the “Margin and Fee Rate Report”) substantially in the form attached hereto as Exhibit I, reflecting the information needed for a determination of the Consolidated Debt to Consolidated EBITDA Ratio, the Applicable Margin and the Applicable Fee Rate in such form as Administrative Agent shall in its sole discretion approve, together with the Borrower’s calculation of the Consolidated Debt to Consolidated EBITDA Ratio, Applicable Margin and Applicable Fee Rate, all for the preceding Fiscal Quarter. Such Margin and Fee Rate Report shall be certified as to truth and accuracy by the chief financial officer or other authorized officer of the Borrower;

(m) promptly upon receipt thereof, copies of each report submitted to the Borrower or its Consolidated Subsidiaries by independent public accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or its Consolidated Subsidiaries, including, without limitation, each report submitted to the Borrower or its Consolidated Subsidiaries concerning its accounting practices and systems and any final comment letter submitted by such accountants to management in connection with the annual audit of the Borrower or its Consolidated Subsidiaries;

(n) promptly after the consummation thereof, (i) the occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.11(d), (ii) the occurrence of any sale of capital stock or other Capital Securities for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.11(e), (iii) the incurrence or issuance of any Debt for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.11(f), and (iv) the receipt of any Extraordinary Receipt for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.11(g);

(o) notice of the occurrence of any default or event of default under the Indenture, under any other agreement or note evidencing any Debt, or under any Material Contract, in each case which remains uncured or unwaived following the expiration of any applicable cure period, and the action which the Borrower is taking or proposes to take with respect thereto;

(p) as soon as available and in any event within thirty (30) calendar days after the beginning of each Fiscal Year, an annual operating budget of the Borrower for such Fiscal Year, in form and substance satisfactory to the Administrative Agent; and

(q) from time to time such additional information regarding the financial position or business of the Borrower, its Subsidiaries, and each Loan Party as the Administrative Agent, at the request of any Lender, may reasonably request.

SECTION 5.02. Inspection of Property, Books and Records.

The Borrower will (i) keep, and will cause each of its Applicable Subsidiaries to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities; (ii) permit, and will cause each Applicable Subsidiary of the Borrower and each Loan Party to permit, with reasonable prior notice which notice shall not be required in the case of an emergency, the Administrative Agent or its designee, at the expense of the Borrower and the Loan Parties (subject to the provisions of the Administrative Agent’s Letter Agreement), to

perform periodic appraisals, inspections, field audits and investigations of the Borrower, the Loan Parties and the Collateral (including, without limitation, verification of the Accounts and Inventory of the Borrower) and the records pertaining thereto, from time to time; and (iii) permit, and will cause each Subsidiary to permit, representatives of any Lender at the Borrower’s expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants. The Loan Parties agree to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be desired. Notwithstanding the foregoing, prior to the occurrence of any uncured or unwaived Default or Event of Default, the Borrower shall not be liable for expenses relating to more than four field examinations per year.

SECTION 5.03. Capital Expenditures.

The Loan Parties shall not incur any Capital Expenditure (other than Maintenance Capital Expenditures) unless (i) at the time of the earlier of (A) the entering into of a binding contract for such Capital Expenditure, if any, and (B) the incurrence of such Capital Expenditure, Excess Availability shall be greater than $25,000,000, (ii) after giving effect to the incurrence of such Capital Expenditure, no Default or Event of Default shall have occurred and be continuing, and (iii) the aggregate amount of Capital Expenditures incurred during any Fiscal Year shall not exceed $20,000,000; provided, that there shall be no limitation on the aggregate amount of Capital Expenditures incurred during any Fiscal Year beginning with the Fiscal Year ending December 31, 2010, so long as the Borrower maintains Excess Availability of greater than $40,000,000.

SECTION 5.04. Sale/Leasebacks.

The Loan Parties shall not, nor shall they permit any Applicable Subsidiary to, enter into any Sale/Leaseback Transaction.

SECTION 5.05. Financial Covenants.

(a) Minimum Consolidated Tangible Net Worth. The Borrower will at all times maintain Consolidated Tangible Net Worth of not less than the sum of (i) $87,000,000, plus (ii) fifty percent (50%) of Consolidated Net Income after December 31, 2008 (taken as one accounting period), but excluding from such calculation of Consolidated Net Income for purposes of this clause (ii) any quarter in which Consolidated Net Income is negative, measured as of the end of each Fiscal Quarter commencing with the Fiscal Quarter ending September 30, 2009.

(b) Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio to be less than the 1.1 to 1.0, measured as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending September 30, 2009, for the four-quarter period then ended; provided, however, that if Excess Availability exceeds $35,000,000, measurement of the Fixed Charge Coverage Ratio shall be made as of the end of each Fiscal Year.

(c) Consolidated Debt to Consolidated EBITDA Ratio. The Borrower will not permit the Consolidated Debt to Consolidated EBITDA Ratio to exceed: (i) 6.0 to 1.0 as of December 31, 2009 and December 31, 2010, (ii) 5.5 to 1.0 as of December 31, 2011, and (iii) 4.5 to 1.0 as of December 31, 2012, and as of the end of each Fiscal Year thereafter.

SECTION 5.06. Acquisitions.

No Loan Party nor any Applicable Subsidiary of a Loan Party shall make any Acquisition, or take any action to solicit the tender of securities or proxies in respect thereof in order to effect any Acquisition, unless (a) the line or lines of business of the Person to be acquired are substantially the same as or reasonably related to one or more line or lines of business conducted by the Borrower, and (b) the aggregate consideration (including all Debt of such Person being acquired that is not discharged by the seller at the time of such Acquisition, all Debt as to which any Loan Party or any Applicable Subsidiary of a Loan Party takes subject, and all other liabilities (including contingent earn-out payments) paid or to be paid in connection with such Acquisition) paid in connection with all Acquisitions shall not exceed $10,000,000 during any Fiscal Year.

SECTION 5.07. Loans or Advances.

No Loan Party nor any Applicable Subsidiary of a Loan Party shall make loans or advances to any Person except: (a) deposits required by government agencies or public utilities; (b) loans or advances to the Borrower or any Guarantor that is a Consolidated Subsidiary; provided, if requested by the Administrative Agent in writing, (i) all such Debt shall be evidenced by promissory notes and all such notes shall be subject to a first priority Lien pursuant to the Security Agreement, and (ii) all such Debt shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case is reasonably satisfactory to Administrative Agent; (c) loans and advances, if any, outstanding on the Closing Date and set forth on Schedule 5.07; and (d) unsecured loans or advances not otherwise permitted under this Section 5.07, which when aggregated with all loans and advances made by the Loan Parties and Applicable Subsidiaries of the Loan Parties not otherwise permitted under this Section 5.07 and the total Investments made by the Loan Parties and Subsidiaries of Loan Parties under Section 5.09(vi) do not exceed One Million Dollars ($1,000,000) in the aggregate outstanding; provided, that after giving effect to the making of any loans, advances or deposits permitted by clause (a), (b), (c) or (d) of this Section, no Default or Event of Default shall have occurred and be continuing. All loans or advances permitted under this Section 5.07 shall be evidenced by written promissory notes.

SECTION 5.08. Restricted Payments.

The Loan Parties shall not declare or make any Restricted Payment unless (i) at the time of the declaration and at the time of the making of such Restricted Payment, Excess Availability shall be greater than $25,000,000, (ii) after giving effect to the making of such Restricted Payment, no Default or Event of Default shall have occurred and be continuing, and (iii) the aggregate amount of Restricted Payments made during any Fiscal Year shall not exceed $20,000,000; provided, that there shall be no limitation on the aggregate amount of Restricted Payments incurred during any Fiscal Year beginning with the Fiscal Year ending December 31, 2010, so long as the Borrower maintains Excess Availability of greater than $40,000,000.

SECTION 5.09. Investments.

No Loan Party nor any Applicable Subsidiary of a Loan Party shall make Investments in any Person except as permitted by Sections 5.06 and Section 5.07(a) through (d) and except Investments in (i) direct obligations of the United States Government maturing within one year, (ii) certificates of deposit issued by a commercial bank whose credit is satisfactory to the Administrative Agent, (iii) commercial paper rated A-1 or the equivalent thereof by Standard & Poor’s Corporation or P-1 or the equivalent thereof by Moody’s Investors Service, Inc. and in either case maturing within 12 months after the date of acquisition, (iv) tender bonds the payment of the principal of and interest on which is fully supported by a letter of credit issued by a United States Bank whose long-term certificates of deposit are rated at least AA or the equivalent thereof by Standard & Poor’s Corporation and AA or the equivalent thereof by Moody’s Investors Service, Inc., (v) Investments existing on the Closing Date and set forth on Schedule 5.09; and (vi) Investments not otherwise permitted under this Section 5.09, made in the ordinary course of business and consistent with practices existing on the Closing Date, which when aggregated with all Investments made by the Loan Parties and Subsidiaries of Loan Parties not otherwise permitted under this Section 5.09 and the aggregate outstanding loans and advances made by the Loan Parties and Applicable Subsidiaries of Loan Parties under Section 5.07(d) do not exceed One Million and No/100 Dollars ($1,000,000.00); provided, that after giving effect to such Investment and at any time after any such Investment is made, no Default or Event of Default exists.

SECTION 5.10. Negative Pledge.

No Loan Party nor any Applicable Subsidiary of a Loan Party will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) Liens existing on the date of this Agreement encumbering assets (other than Collateral) securing Debt outstanding on the date of this Agreement, in each case as described and in the principal amounts set forth on Schedule 5.10;

(b) Liens for taxes, assessments or similar charges, incurred in the ordinary course of business that are not yet due and payable or that are being contested in good faith and with due diligence by appropriate proceedings and with respect to which the Loan Party has established reserves reasonably satisfactory to the Administrative Agent and the Required Lenders;

(c) pledges or deposits made in the ordinary course of business to secure payment of workers’ compensation, to participate in any fund in connection with workers’ compensation, unemployment insurance, old-age pensions or other social security programs, or for other similar purposes;

(d) Liens of mechanics, materialmen, warehousemen, carriers or other like liens, securing obligations incurred in the ordinary course of business that: (1) are not yet due and payable and which in no event shall become a Lien prior to any Collateral Documents; or (2) are being contested diligently in good faith pursuant to appropriate proceedings and with respect to which the Loan Party has established reserves reasonably satisfactory to the Administrative Agent and the Required Lenders and which in no event shall become a Lien prior to any Collateral Documents;

(e) good faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of ten percent (10%) of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(f) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of clauses (a) through (e) of this Section; provided, that (i) such Debt is not secured by any additional assets, and (ii) the amount of such Debt secured by any such Lien is not increased;

(g) encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property by the Borrower in the operation of its business, and none of which is violated in any material respect by existing or proposed restrictions on land use;

(h) any Lien on Margin Stock;

(i) any Lien imposed as a result of a taking under the exercise of the power of eminent domain by any governmental body or by any Person acting under governmental authority;

(j) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Borrower and its Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Borrower and its Applicable Subsidiaries and other easements, covenants, restrictions, reservations, exceptions and other matters shown on any title insurance commitment or survey provided to Administrative Agent prior to the date hereof and not objected to by Administrative Agent prior to the date hereof; and

(k) Liens securing the Administrative Agent and the Lenders created or arising under the Loan Documents; and

(l) Liens on the Nevada Property.

SECTION 5.11. Maintenance of Existence, etc.

Except as otherwise permitted by Section 5.12, each Loan Party shall maintain its organizational existence and carry on its business in substantially the same manner and in substantially the same line or lines of business or line or lines of business reasonably related to the business now carried on and maintained. Any Loan Party pledging Collateral under the Collateral Documents shall be organized as a corporation, limited liability company, limited partnership or other legal entity.

SECTION 5.12. Dissolution.

No Loan Party shall suffer or permit dissolution or liquidation either in whole or in part or redeem or retire any shares of its own Capital Securities, except: (a) through corporate or company reorganization to the extent permitted by Section 5.13; (b) Restricted Payments permitted by Section 5.08; and (c) dissolution or liquidation of any Loan Party other than the Borrower so long as (i) all of the assets of such Loan Party have been transferred to the Borrower or such assets will become assets of the Borrower by operation of law, and (ii) if requested by the Administrative Agent, the Borrower shall execute and deliver such documents or instruments as shall be reasonably requested by the Administrative Agent to confirm that the Collateral Agent’s security interest in any Collateral pledged by such Loan Party shall continue in full force and effect after such dissolution or liquidation.

SECTION 5.13. Consolidations, Mergers and Sales of Assets.

No Loan Party will, nor will it permit any Applicable Subsidiary of a Loan Party to, consolidate or merge with or into, or sell, lease or otherwise dispose of all or any substantial part of its assets to, any other Person, or discontinue or eliminate any business line or segment, provided, that (a) pursuant to the consummation of an Acquisition permitted under Section 5.06 (but not otherwise) a Loan Party may merge with another Person if (i) such Person was organized under the laws of the United States of America or one of its states, (ii) the Loan Party is the Person surviving such merger, (iii) immediately after giving effect to such merger, no Default or Event of Default shall have occurred and be continuing, (b) Loan Parties may merge with one another, provided that if the Borrower merges with another Loan Party, the Borrower is the Person surviving such merger; (c) Subsidiaries of a Loan Party (excluding Loan Parties) may merge with one another; and (d) the foregoing limitation on the sale, lease or other transfer of assets and on the discontinuation or elimination of a business line or segment shall not prohibit (i) sales of Inventory in the ordinary course of business and for fair value; and (ii) any other transfer of assets or the discontinuance or elimination of a business line or segment (in a single transaction or in a series of related transactions); provided that that aggregate value of the assets so transferred by all Loan Parties and all Applicable Subsidiaries of Loan Parties, and all other assets utilized in all other business lines or segments so discontinued by all Loan Parties and all Applicable Subsidiaries of Loan Parties shall not exceed $500,000 in the aggregate during any Fiscal Year.

SECTION 5.14. Use of Proceeds.

No portion of the proceeds of any Advance will be used by the Borrower or any Subsidiary (a) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, or (b) for any purpose in violation of any applicable law or regulation. Except as otherwise provided herein, the proceeds of the Advances shall be used: (i) to refinance certain existing indebtedness of the Borrower, including indebtedness to BB&T; (ii) for working capital and other lawful corporate purposes, and (iii) to pay fees and expenses incurred in connection with this Agreement. No part of the proceeds of any Advance will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.

SECTION 5.15. Compliance with Laws; Payment of Taxes.

Each Loan Party will, and will cause each Applicable Subsidiary of a Loan Party and each member of the Controlled Group to, comply in all material respects with applicable laws (including but not limited to Environmental Laws, ERISA and the Patriot Act), regulations and similar requirements of governmental authorities (including but not limited to the PBGC), except where the necessity of such compliance is being contested in good faith through appropriate proceedings diligently pursued. Each Loan Party will, and will cause each Applicable Subsidiary of a Loan Party to, pay promptly when due all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, might become a Lien against the property of a Loan Party or any Applicable Subsidiary of a Loan Party, except liabilities being contested in good faith by appropriate proceedings diligently pursued and against which, if requested by the Administrative Agent, the Borrower shall have set up reserves in accordance with GAAP. Each Loan Party will, and will cause each Applicable Subsidiary of a Loan Party to, comply with all material terms and conditions of all Material Contracts to which it is a party.

SECTION 5.16. Insurance.

In addition to any insurance requirements set forth in the Collateral Documents, each Loan Party will maintain, and will cause each Applicable Subsidiary of a Loan Party to maintain (either in the name of such Loan Party or in such Applicable Subsidiary’s own name), with financially sound and reputable insurance companies, insurance on all its Property in at least such amounts (and with such risk retentions and with such deductibles) and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar business, and the Borrower will maintain not less than $64,000,000 of business interruption insurance at all times (or such lesser amount as the Administrative Agent may agree to in its reasonable discretion). Upon request, the Loan Parties shall promptly furnish the Administrative Agent copies of all such insurance policies or certificates evidencing such insurance and such other documents and evidence of insurance as the Administrative Agent shall request. Subject to the terms of the Security Agreement, the Collateral Agent shall be named as loss payee and additional insured on all such insurance policies insuring the Collateral (as defined in the Security Agreement).

SECTION 5.17. Change in Fiscal Year.

No Loan Party will make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change its Fiscal Year without the consent of the Required Lenders.

SECTION 5.18. Maintenance of Property.

Each Loan Party shall, and shall cause each Applicable Subsidiary of a Loan Party to, maintain all of its properties and assets in good condition, repair and working order, ordinary wear and tear excepted, except as otherwise provided in any of the Collateral Documents.

SECTION 5.19. Environmental Notices.

Each Loan Party shall furnish to the Lenders and the Administrative Agent prompt written notice of all material Environmental Liabilities, pending or threatened Environmental Proceedings, Environmental Notices, Environmental Judgments and Orders, and Environmental Releases at, on, in, under or in any way affecting the Properties of which any Loan Party has notice.

SECTION 5.20. Environmental Matters.

No Loan Party or any Applicable Subsidiary of a Loan Party will, nor will any Loan Party permit any Third Party to, use, produce, manufacture, process, treat, recycle, generate, store, dispose of, manage at, or otherwise handle or ship or transport to or from the Properties any Hazardous Materials except for Hazardous Materials such as cleaning solvents, pesticides and other similar materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed, managed or otherwise handled in minimal amounts in the ordinary course of business in strict compliance with all applicable Environmental Requirements.

SECTION 5.21. Environmental Release.

Each Loan Party agrees that, upon the occurrence of an Environmental Release at, under or on any of the Properties owned by any Loan Party, it will act immediately to investigate the extent of, and to take appropriate remedial action to eliminate, such Environmental Release, whether or not ordered or otherwise directed to do so by any Environmental Authority.

SECTION 5.22. Additional Covenants, Etc.

In the event that at any time this Agreement is in effect or any Note remains unpaid any Loan Party shall enter into any agreement, guarantee, indenture or other instrument governing, relating to, providing for commitments to advance or guaranteeing any Financing or to amend any terms and conditions applicable to any Financing, which agreement, guarantee, indenture or other instrument includes covenants, warranties, representations, defaults or events of default (or any other type of restriction which would have the practical effect of any of the foregoing, including, without limitation, any “put” or mandatory prepayment of such debt) or other terms or conditions not substantially as, or in addition to those, provided in this Agreement or any other Loan Document, or more favorable to the lender or other counterparty thereunder than those provided in this Agreement or any other Loan Document, the Loan Party shall promptly so notify the Administrative Agent and the Lenders. Thereupon, if the Administrative Agent shall request by written notice to the Loan Party (after a determination has been made by the Required Lenders that any of the above referenced documents or instruments contains any provisions which either individually or in the aggregate are more favorable than one of the provisions set forth herein), the Loan Parties, the Administrative Agent and the Lenders shall enter into an amendment to this Agreement providing for substantially the same such covenants, warranties, representations, defaults or events of default or other terms or conditions as those provided for in such agreement, guarantee, indenture or other instrument, to the extent required and as may be selected by the Administrative Agent, such amendment to remain in effect, unless otherwise specified in writing by the Administrative Agent, for the entire duration of the term of such

Financing (to and including the date to which the same may be extended at the option of the Loan Party); provided, that if any such agreement, guarantee, indenture or other instrument shall be subsequently modified, supplemented, amended or restated so as to modify, amend or eliminate from such agreement, guarantee, indenture or other instrument any such covenant, warranty, representation, default or event of default or other term or condition so made a part of this Agreement, then unless otherwise required by the Administrative Agent pursuant to this Section, the Loan Documents shall be modified so as to conform the provisions previously incorporated pursuant to this Section 5.22 to such provisions as subsequently modified, supplemented, amended or restated.

SECTION 5.23. Transactions with Affiliates.

No Loan Party nor any Applicable Subsidiary of a Loan Party shall enter into, or be a party to, any transaction with any Affiliate of a Loan Party or such Applicable Subsidiary (which Affiliate is not a Loan Party or a Applicable Subsidiary of a Loan Party), except as permitted by law and in the ordinary course of business and pursuant to reasonable terms which are no less favorable to the Loan Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person which is not an Affiliate, and except for the transactions described in Schedule 4.27.

SECTION 5.24. Joinder of Subsidiaries.

(a) The Loan Parties shall cause any Person which becomes a Domestic Subsidiary of a Loan Party after the Closing Date to become a party to, and agree to be bound by the terms of, this Agreement and the other Loan Documents (including without limitation the Security Agreement) as a Guarantor pursuant to a Joinder Agreement, satisfactory to the Administrative Agent in all respects and executed and delivered to the Administrative Agent within ten (10) Domestic Business Days after the day on which such Person became a Domestic Subsidiary. The Loan Parties shall also cause the items specified in Section 3.01(c), (e) and (h) to be delivered to the Administrative Agent concurrently with the instrument referred to above, modified appropriately to refer to such instrument and such Subsidiary.

(b) The Loan Parties shall, or shall cause any Subsidiary (the “Pledgor Subsidiary”) to, pledge: (a) the lesser of 65% or the entire interest owned by the Loan Parties and such Pledgor Subsidiary, of the Capital Securities or equivalent equity interests in any Person which becomes a Direct Foreign Subsidiary after the Closing Date; and (b) the entire interest owned by the Loan Parties and such Pledgor Subsidiary, of the Capital Securities or equivalent equity interests in any Person which becomes a Domestic Subsidiary after the Closing Date, all pursuant to a Pledge Agreement executed and delivered by the Loan Parties or such Pledgor Subsidiary to the Collateral Agent within ten (10) Domestic Business Days after the day on which such Person became a Subsidiary and shall deliver to the Collateral Agent such shares of the Capital Securities together with stock powers executed in blank. The Loan Parties shall also cause the items specified in Section 3.01(c), (e), (g), (h) and (j) to be delivered to the Administrative Agent concurrently with such Pledge Agreement, modified appropriately to refer to such Pledge Agreement, the pledgor and such Subsidiary.

(c) Once any Subsidiary becomes a party to this Agreement in accordance with Section 5.24(a) or any Capital Securities (or equivalent equity interests) of a Subsidiary are pledged to the Administrative Agent in accordance with Section 5.24(b), such Subsidiary thereafter shall remain a party to this Agreement and the Capital Securities (or equivalent equity interests) in such Subsidiary (including, without limitation, all initial Subsidiaries) shall remain subject to the pledge to the Collateral Agent, as the case may be, even if such Subsidiary ceases to be a Subsidiary; provided, that if a Subsidiary ceases to be a Subsidiary of the Borrower as a result of the Borrower’s transfer or sale of one hundred percent (100%) of the Capital Securities of such Subsidiary in accordance with and to the extent permitted by the terms of Section 5.13, the Administrative Agent and the Lenders agree to release such Subsidiary from this Agreement and release the Capital Securities of such Subsidiary from the applicable Pledge Agreement.

SECTION 5.25. No Restrictive Agreement.

No Loan Party will, nor will any Loan Party permit any of its Applicable Subsidiaries to, enter into, after the date of this Agreement, any indenture, agreement, instrument or other arrangement that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, any of the following by the Loan Party or any such Subsidiary: the incurrence or payment of Debt, the granting of Liens (except as permitted by Section 5.10), the declaration or payment of Restricted Payments or other distributions in respect of Capital Securities of the Loan Party or any Subsidiary, the making of loans, advances or Investments or the sale, assignment, transfer or other disposition of property, real, personal, intangible or tangible.

SECTION 5.26. Partnerships and Joint Ventures.

No Loan Party shall become a general partner in any general or limited partnership or a joint venturer in any joint venture, except for any Investment permitted by Section 5.09.

SECTION 5.27. Additional Debt.

No Loan Party or Applicable Subsidiary of a Loan Party shall directly or indirectly issue, assume, create, incur or suffer to exist any Debt or the equivalent (including obligations under capital leases), except for: (a) the Debt owed to the Lenders under the Loan Documents; (b) the Debt existing and outstanding on the Closing Date described on Schedule 5.27; (c) Debt subordinated to the Obligations by subordination agreement(s) satisfactory to Administrative Agent in its sole discretion; (d) Debt under the Indenture evidenced by the Senior Subordinated Notes; (e) Debt secured by the Nevada Property provided that the aggregate principal amount of such Debt shall not exceed 80% of the Approved Value (as hereinafter defined) of the Nevada Property; and (f) unsecured Debt not otherwise permitted under this Section 5.27, the aggregate outstanding principal amount of which when aggregated with all outstanding unsecured Debt of the Loan Parties and Applicable Subsidiaries of Loan Parties not otherwise permitted under this Section 5.27 shall not, at any time, exceed $1,000,000. For purposes of clause (e) above, “Approved Value” shall mean the fair market value shown on an MAI appraisal of the Nevada Property obtained in anticipation of such Debt, which appraisal shall comply with all rules and regulations of any applicable Governmental Authorities, shall be conducted by an appraiser satisfactory to the Administrative Agent, and shall otherwise be in form and substance satisfactory to the Administrative Agent in all respects.

The Borrower will not, and will not permit any Subsidiary to, (a) redeem, purchase prior to maturity, pay, or prepay any Subordinated Debt (other than as permitted by Section 5.08), (b) amend, modify, waive or extend or permit the amendment, modification, waiver or extension of any term of any document governing or relating to any Subordinated Debt or (c) designate any Debt of the Borrower or any Applicable Subsidiary as “Senior Indebtedness,” “Senior Debt” or any similar designation under any agreement governing any Subordinated Debt of the Borrower or any Applicable Subsidiary, other than the Obligations; provided, that the Borrower shall be permitted on one occasion to repay Subordinated Debt with the proceeds of additional Subordinated Debt (the “Substitute Subordinated Debt”) incurred contemporaneously with such repayment, provided: (1) such Substitute Subordinated Debt is in a principal amount no less than the principal amount of the Subordinated Debt being repaid; (2) the Borrower provides the Administrative Agent with written notice of such repayment no less than fifteen (15) calendar days prior to such repayment; (3) such repayment is made no less than sixty (60) calendar days prior to the maturity date of the Subordinated Debt being repaid; and (4) prior to such repayment, the holder of such Substitute Subordinated Debt executes and delivers to the Administrative Agent a subordination agreement satisfactory to the Required Lenders in their sole discretion.

SECTION 5.28. Modifications of Organizational Documents.

The Borrower shall not, and shall not permit any Loan Party or Applicable Subsidiary thereof to, amend, supplement, restate or otherwise modify its Organizational Documents or Operating Documents or other applicable document which modification is adverse to the interests of the Administrative Agent, the Letter of Credit Issuer or the Lenders under the Loan Documents.

SECTION 5.29. ERISA Exemptions.

The Loan Parties shall not permit any of their respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Code or the respective regulations promulgated thereunder.

SECTION 5.30. Hedge Transactions.

The Loan Parties will not, and will not permit any of their Applicable Subsidiaries to, enter into any Hedge Transaction, other than Hedge Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Loan Parties are exposed in the conduct of their business or the management of their liabilities. Solely for the avoidance of doubt, the Borrower acknowledges that a Hedge Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedge Transaction under which any Loan Party is or may become obliged to make any payment (i) in connection with the purchase by any third party of any common stock or any Debt or (ii) as a result of changes in the market value of any common stock or any Debt) is not a Hedge Transaction entered into in the ordinary course of business to hedge or mitigate risks.

SECTION 5.31. Performance of Loan Documents.

Each Loan Party will at its own expense duly fulfill and comply with all obligations on its part to be fulfilled or complied with under or in connection with the Collateral, and all documents related thereto and will do nothing to impair the rights of any Loan Party or the Collateral Agent, as agent for the Secured Parties, or of the Secured Parties in, to and under the Collateral. Each Loan Party shall clearly and unambiguously identify each item of the Collateral in its computer or other records to reflect that the Collateral Agent, as agent for the Secured Parties has the interest therein granted by the Loan Parties pursuant to the Loan Documents.

SECTION 5.32. Operating Leases.

No Loan Party nor any Applicable Subsidiary of a Loan Party shall create, assume or suffer to exist any operating lease except operating leases which: (a) (i) are entered into in the ordinary course of business, and (ii) the aggregate indebtedness, liabilities and obligations of the Loan Parties under all such operating leases during any period of four (4) consecutive Fiscal Quarters shall at no time exceed $15,000,000; and (b) are between the Borrower or any Guarantor, as landlord and the Borrower or any Guarantor as tenant.

SECTION 5.33. Lockbox Agreement and Collateral Reserve Account.

The Borrower agrees that it will (a) on or prior to the Closing Date, execute a Lockbox Agreement with the Collateral Agent, (b) notify, or cause to be notified, all account debtors on the Borrower’s Accounts to forward all remittances to the lockbox in accordance with such Lockbox Agreement, and (c) pay all costs of such lockbox, including set up and administration thereof. The Borrower acknowledges that all Proceeds of the Borrower’s Accounts shall be deposited in the Collateral Reserve Account and that, upon the occurrence and during the continuance of any Default or Event of Default, the Administrative Agent shall have the right to apply moneys on deposit in the Collateral Reserve Account to the repayment of the Obligations.

SECTION 5.34. Deposit Accounts.

The Loan Parties shall maintain their primary demand deposit and cash management accounts with the Administrative Agent.

SECTION 5.35. Initial Equipment Appraisal.

The Borrower shall cause an initial appraisal of the Borrower’s equipment (the “Initial Equipment Appraisal”) to be provided to the Administrative Agent within sixty (60) days after the Closing Date, which Initial Equipment Appraisal shall be in form and substance satisfactory to the Administrative Agent in all respects, and shall state the net orderly liquidation value of the Borrower’s equipment.

SECTION 5.36. Designated Senior Indebtedness.

The Obligations and all other indebtedness, liabilities and obligations of the Loan Parties now existing or hereafter arising hereunder or under any of the other Loan Documents, as such indebtedness, liabilities and obligations may be amended, extended, increased, restated, supplemented or otherwise modified from time to time, are, and at all times shall be, Designated Senior Indebtedness (as defined in the Indenture).

ARTICLE VI

DEFAULTS

SECTION 6.01. Events of Default.

If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) the Borrower (i) shall fail to pay when due any principal of any Advance (including, without limitation, any Advance or portion thereof to be repaid pursuant to Section 2.11), (ii) shall fail to pay when due any Reimbursement Obligation with respect to any Letter of Credit, or (iii) shall fail to pay any interest on any Advance within five (5) days after such interest shall become due; or any Loan Party shall fail to pay any fee or other amount payable hereunder within five (5) days after such fee or other amount becomes due; or

(b) any Loan Party shall fail to observe or perform any covenant contained in Sections 5.01, 5.03, 5.04, 5.05, 5.06, 5.07, 5.08, 5.09, 5.10, 5.12, 5.13, 5.23, 5.25, 5.26, 5.27, 5.28, 5.29, 5.30 or 5.32; or

(c) any Loan Party shall fail to observe or perform any covenant or agreement contained or incorporated by reference in this Agreement (other than those covered by clause (a) or (b) above or clauses (n) or (p) below); provided, that such failure continues for fifteen (15) calendar days after the earlier of (i) the first day on which any Loan Party has knowledge of such failure or (ii) written notice thereof has been given to the Borrower by the Administrative Agent at the request of any Lender; or

(d) any representation, warranty, certification or statement made or deemed made by the Loan Parties in Article IV of this Agreement or in any financial statement, material certificate or other material document or report delivered pursuant to this Agreement by any Loan Party shall prove to have been untrue or misleading in any material respect when made (or deemed made); or

(e) any Loan Party or any Subsidiary of a Loan Party shall fail to make any payment in respect of Debt (other than the Notes) having an aggregate principal amount in excess of $250,000 after expiration of any applicable cure or grace period; or

(f) any event or condition shall occur which results in the acceleration of the maturity of Debt outstanding of any Loan Party or any Subsidiary of a Loan Party in an aggregate principal amount in excess of $250,000 or the mandatory prepayment or purchase of such Debt by any Loan Party (or its designee) or such Subsidiary of a Loan Party (or its designee) prior to the scheduled maturity thereof, or enables the holders of such Debt or commitment to provide such Debt or any Person acting on such holders’ behalf to accelerate the maturity thereof, terminate any such commitment or require the mandatory prepayment or purchase thereof prior to the scheduled maturity thereof; or

(g) any Loan Party or any Subsidiary of a Loan Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, administrator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally, or shall admit in writing its inability, to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

(h) an involuntary case or other proceeding shall be commenced against any Loan Party or any Subsidiary of a Loan Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, administrator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) calendar days; or an order for relief shall be entered against any Loan Party or any Subsidiary of a Loan Party under the federal bankruptcy laws as now or hereafter in effect; or

(i) any Loan Party or any member of the Controlled Group shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by any Loan Party, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) calendar days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

(j) (1) one or more final, non-appealable judgments or orders for the payment of money in an aggregate amount in excess of $250,000 shall be rendered against any Loan Party or any Subsidiary of a Loan Party and such judgment or order shall continue unsatisfied and unstayed for a period of thirty (30) calendar days, or (2) any Loan Party or Subsidiary of a Loan Party shall have made payments in settlement of any litigation or threatened proceeding in excess of $5,000,000 in the aggregate without the prior approval of the Required Lenders, which consent shall not be unreasonably withheld, conditioned or delayed; or

(k) a federal tax lien shall be filed against any Loan Party or any Subsidiary of a Loan Party under Section 6323 of the Code or a lien of the PBGC shall be filed against any Loan Party or any Subsidiary of a Loan Party under Section 4068 of ERISA and in either case such lien shall remain undischarged for a period of 30 calendar days after the date of filing; or

(l) a Change in Control shall occur; or

(m) the Collateral Agent, as agent for the Secured Parties, shall fail for any reason to have a valid first priority security interest in any of the Collateral; or there shall have occurred uninsured damage to, or loss, theft or destruction of, any part of the Collateral in excess of $2,500,000 in the aggregate during any one Fiscal Year; or

(n) a default or event of default shall occur and be continuing under any of the Collateral Documents, any Letter of Credit or any Letter of Credit Application Agreement or any Loan Party shall fail to observe or perform any obligation to be observed or performed by it under any Collateral Document, any Letter of Credit or any Letter of Credit Application Agreement, and such default, event of default or failure to perform or observe any obligation continues beyond any applicable cure or grace period provided in such Collateral Document, any Letter of Credit or any Letter of Credit Application Agreement; or

(o) a material default or event of default shall occur and be continuing under any of the Material Contracts or any Loan Party shall fail to observe or perform any material obligation to be observed or performed by it under any Material Contract, and such material default, event of default or failure to perform or observe any obligation continues beyond any applicable cure or grace period provided in such Material Contract; or

(p) (i) any of the Guarantors shall fail to pay when due any Guaranteed Obligations or shall fail to pay any fee or other amount payable hereunder when due (in either case after giving effect to any applicable grace period); or (ii) any Guarantor shall disaffirm, contest or deny its obligations under Article X; or

(q) if the Borrower, except as permitted by Section 5.12 or 5.13, at any time fails to own (directly or indirectly, through Wholly-Owned Subsidiaries) 100% of the outstanding shares of the voting stock, voting membership interests or equivalent equity interests of each Guarantor that was a Wholly-Owned Subsidiary at the time it became a Guarantor under this Agreement; or

(r) any Loan Party shall (or shall attempt to) disaffirm, contest or deny its obligations under any Loan Document; or

(s) the occurrence of any default or event of default shall have occurred under the Indenture or the Senior Subordinated Notes; or

(t) the occurrence of any event, act or condition which the Required Lenders determine either does or has a reasonable probability of causing a Material Adverse Effect,

then, and in every such event, the Administrative Agent shall (i) if requested by the Required Lenders, by notice to the Borrower terminate the Commitments of all of the Lenders and they shall thereupon terminate; (ii) if requested by BB&T, by notice to the Borrower, terminate the Swing Line facility set forth in Section 2.01(b); (iii) if requested by the Required Lenders, by notice to the Letter of Credit Issuer, instruct the Letter of Credit Issuer to declare an Event of Default under the Letter of Credit Application Agreements; and (iv) if requested by the Required Lenders, by notice to the Borrower declare the Notes (together with accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents to be, and the Notes (together with all accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; provided, that if any Event of Default specified in clause (g) or (h) above occurs with respect to any Loan Party or any Subsidiary of a Loan Party, without any notice to any Loan Party or any other act by the Administrative Agent or the Lenders, the Commitments of all of the Lenders shall thereupon automatically terminate and the Swing Line facility set forth in Section 2.01(b) shall thereupon automatically terminate and the Notes, including without limitation the Swing Advance Note (together with accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents shall automatically become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties. Notwithstanding the foregoing, the Administrative Agent shall have available to it all rights and remedies provided under the Loan Documents (including, without limitation, the rights of a secured party pursuant to the Collateral Documents) and in addition thereto, all other rights and remedies at law or equity, and the Administrative Agent shall exercise any one or all of them at the request of the Required Lenders.

SECTION 6.02. Notice of Default.

The Administrative Agent shall give notice to the Borrower of any Default under Section 6.01(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

SECTION 6.03. Cash Cover.

If any Event of Default shall have occurred and be continuing, the Borrower shall, if requested by the Administrative Agent, pay to the Administrative Agent, for the benefit of the Lenders an amount in immediately available funds (which funds shall be held as collateral pursuant to arrangements satisfactory to the Administrative Agent) equal to 105% of the aggregate Undrawn Amounts available under the Letters of Credit; provided, that if any Event of Default specified in clause (g) or (h) above occurs, the Borrower shall be obligated to pay such amount to the Administrative Agent forthwith without any notice to the Borrower or any other act by the Administrative Agent.

SECTION 6.04. Allocation of Proceeds.

If an Event of Default has occurred and not been waived, and the maturity of the Notes has been accelerated pursuant to Article VI hereof, all payments received by the Administrative Agent hereunder or under the other Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower or any other Loan Party hereunder or under the other Loan Documents, shall be applied by the Administrative Agent in the following order:

(a) To payment of that portion of the Obligations constituting fees, indemnities, Credit Party Expenses and other amounts (including reasonable fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article VIII and Section 2.12) payable to the Administrative Agent in its capacity as such; and then

(b) To payment of that portion of the Obligations constituting indemnities, Credit Party Expenses and other amounts (other than principal, interest and fees) payable to the Lenders and the Letter of Credit Issuer (including reasonable fees, charges and disbursements of counsel to the respective Lenders and the Letter of Credit Issuer and amounts payable under Article VIII and Section 2.12), ratably among them in proportion to the amounts described in this clause payable to them; and then

(c) To the extent that Swing Advances have not been refinanced by a Revolver Advance, payment to BB&T of that portion of the Obligations constituting accrued and unpaid interest on the Swing Advances; and then

(d) To payment of that portion of the Obligations constituting accrued and unpaid interest on the Advances and other Obligations, and fees (including unused commitment fees, Letter of Credit Fees and Facing Fees), ratably among the Lenders and the Letter of Credit Issuer in proportion to the respective amounts described in this clause payable to them; and then

(e) To the extent that Swing Advances have not been refinanced by a Revolver Advance, to payment to BB&T of that portion of the Obligations constituting unpaid principal of the Swing Advances; and then

(f) To payment of that portion of the Obligations constituting unpaid principal of the Advances and Reimbursement Obligations, ratably among the Lenders and the Letter of Credit Issuer in proportion to the respective amounts described in this clause held by them; and then

(g) To the Administrative Agent for the account of the Letter of Credit Issuer (for the benefit of the Letter of Credit Issuer and the Lenders), in respect of outstanding Letters of Credit pursuant to Section 6.03; and then

(h) To payment of all other Obligations (excluding any Obligations arising from Cash Management Services and Bank Products), ratably among the Secured Parties in proportion to the respective amounts described in this clause held by them; and then

(i) To payment of all other Obligations arising from Bank Products and Cash Management Services to the extent secured under the Collateral Documents, ratably among the Secured Parties in proportion to the respective amounts described in this clause held by them; and then

(j) The balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by law.

Subject to Article XI, amounts used to cash collateralize the aggregate Undrawn Amount of Letters of Credit pursuant to clause (g) above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.01. Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints BB&T to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the “collateral agent” under the Collateral Documents and the other Loan Documents (in such capacity, the “Collateral Agent”), and each of the Lenders (including in its capacity as a Hedge Counterparty, or as the provider of Bank Products or Cash Management Services, if applicable) and the Letter of Credit Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lenders and the Letter of Credit Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.

SECTION 7.02. Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders

SECTION 7.03. Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided, that the Administrative

Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.05 and 6.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 7.04. Reliance by the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Advance. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 7.05. Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 7.06. Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States of America, or an Affiliate of any such bank with an office in the United States of America. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) calendar days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may. on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided, that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 7.07. Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 7.08. No Other Duties, etc.

Anything herein to the contrary notwithstanding, none of the Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

SECTION 7.09. Other Agents.

The Borrower and each Lender hereby acknowledges that any Lender designated as an “Agent” on the signature pages hereof (other than the Administrative Agent) shall not have any obligations, duties or liabilities hereunder other than in its capacity as a Lender.

SECTION 7.10. Collateral Matters.

(a) Each Lender (including in its capacity as a Hedge Counterparty, or as the provider of Bank Products or Cash Management Services, if applicable) and the Letter of Credit Issuer hereby irrevocably authorizes and directs the Collateral Agent to enter into the Collateral Documents for the benefit of such Lender and the Letter of Credit Issuer. Each Lender and the Letter of Credit Issuer hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth in Section 9.05(a), any action taken by the Required Lenders, in accordance with the provisions of this Agreement or the Collateral Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders and the Letter of Credit Issuer. The Collateral Agent is hereby authorized (but not obligated) on behalf of all of Lenders and the Letter of Credit Issuer, without the necessity of any notice to or further consent from any Lender or the Letter of Credit Issuer from time to time prior to, an Event of Default, to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Collateral Documents.

(b) Each Lender (including in its capacity as a Hedge Counterparty, or as the provider of Bank Products or Cash Management Services, if applicable) and the Letter of Credit Issuer hereby irrevocably authorize Agent, at its option and in its discretion,

(i) to release any Lien on any property granted to or held by Agent under any Loan Document (A) upon termination of the Commitments and payment in full of all Obligations (other than (1) contingent indemnification obligations and (2) obligations and liabilities under Hedging Agreements as to which arrangements satisfactory to the applicable Hedge Counterparty shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to Agent and the Letter of Credit Issuer shall have been made), (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (C) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders, or (D) in connection with any foreclosure sale or other disposition of Collateral after the occurrence of an Event of Default; and

(ii) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement or any other Loan Document.

Upon request by the Collateral Agent at any time, each Lender and the Letter of Credit Issuer will confirm in writing Agent’s authority to release or subordinate its interest in particular types or items of Collateral pursuant to this Section 7.10.

(c) Subject to paragraph (b) above, the Collateral Agent shall (and is hereby irrevocably authorized by each Lender and the Letter of Credit Issuer, to execute such documents as may be necessary to evidence the release or subordination of the Liens granted to the Collateral Agent for the benefit of the Secured Parties herein or pursuant hereto upon the applicable Collateral; provided that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s opinion, would expose the Collateral Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty and (ii) such release or subordination shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrower or any other Loan Party in respect of) all interests retained by the Borrower or any other Loan Party, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Collateral Agent shall be authorized to deduct all expenses reasonably incurred by the Collateral Agent from the proceeds of any such sale, transfer or foreclosure.

(d) Agent shall have no obligation whatsoever to any Lender, the Letter of Credit Issuer or any other Person to assure that the Collateral exists or is owned by the Borrower or any other Loan Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent in any of the Collateral Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Agent in this Section 7.10 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of Lenders and that the Collateral Agent shall have no duty or liability whatsoever to Lenders or the Letter of Credit Issuer.

(e) Each Lender and the Letter of Credit Issuer hereby appoints each other Lender as agent for the purpose of perfecting the Lenders’ and the Letter of Credit Issuer’s security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender or the Letter of Credit Issuer (other than the Collateral Agent) obtain possession of any such Collateral, such Lender or the Letter of Credit Issuer shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions.

ARTICLE VIII

CHANGE IN CIRCUMSTANCES; COMPENSATION

SECTION 8.01. Basis for Determining Interest Rate Inadequate or Unfair.

If the Required Lenders advise the Administrative Agent that the London InterBank Offered Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding any Euro-Dollar Advances, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Euro-Dollar Advances shall be suspended and all outstanding Euro-Dollar Advances shall be converted automatically to Base Rate Advances. Unless the Borrower notifies the Administrative Agent at least two (2) Euro-Dollar Business Days before the date of any Borrowing of Euro-Dollar Advances for which a Notice of Borrowing has previously been given, that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

SECTION 8.02. Illegality.

If, after the date hereof, the adoption of any applicable law, rule, treaty or regulation, or any change in any existing or future law, rule, treaty or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof (any such authority, bank or agency being referred to as an “Authority” and any such event being referred to as a “Change of Law”), or compliance by any Lender (or its Lending Office) with any formal request or directive of any Authority shall make it unlawful or impossible for any Lender (or its Lending Office) to make, maintain or fund its Euro-Dollar Advances and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make or permit continuations or conversions of Euro-Dollar Advances shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Lender shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such Lender shall reasonably determine that it may not lawfully continue to maintain and fund any of its portion of the outstanding Euro-Dollar

Advances to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of the Euro-Dollar Advances of such Lender. Concurrently with prepaying such Euro-Dollar Advances, the Borrower shall borrow a Base Rate Advance in an equal principal amount from such Lender (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Advances of the other Lenders), and such Lender shall make such a Base Rate Advance.

SECTION 8.03. Increased Cost and Reduced Return.

(a) If after the date hereof, a Change of Law or compliance by any Lender (which for purposes of this Section 8.03 shall include the Letter of Credit Issuer) (or its Lending Office) with any formal request or directive of any Authority:

(i) shall subject any Lender (or its Lending Office) to any tax of any kind whatsoever with respect to this Agreement or any Euro-Dollar Advances made by it, or shall change the basis of taxation of payments to any Lender (or its Lending Office) in respect thereof (except for changes in the rate of tax on the overall net income of such Lender or its Lending Office imposed by the jurisdiction in which such Lender’s principal executive office or Lending Office is located); or

(ii) shall impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any such requirement included in an applicable Euro-Dollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (or its Lending Office); or

(iii) shall impose on any Lender (or its Lending Office) or the London interbank market any other condition, cost or expense affecting this Agreement or Euro-Dollar Advances by such Lender or participation therein;

and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) of making or maintaining any Euro-Dollar Advance (or of maintaining its obligation to make any such Advance), or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) under this Agreement or under its Notes with respect thereto, by an amount deemed by such Lender, in its reasonable discretion, to be material, then, upon demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will reasonably compensate such Lender for such additional or increased cost or reduction suffered.

(b) If any Lender shall have determined that after the date hereof the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any existing or future law, rule or regulation, or any change in the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) with any formal request or directive regarding capital adequacy of any Authority, has or would have the effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy) by an amount deemed by such Lender, in its reasonable discretion, to be material, then from time to time, upon demand by such Lender, the Borrower shall pay to such Lender such additional amount or amounts as will reasonably compensate such Lender for such reduction.

(c) Each Lender will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the event giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the event giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 8.04. Base Rate Advances Substituted for Affected Euro-Dollar Advances.

If (i) the obligation of any Lender to make or maintain a Euro-Dollar Advance has been suspended pursuant to Section 8.02 or (ii) any Lender has demanded compensation under Section 8.03, and the Borrower shall, by at least five (5) Euro-Dollar Business Days’ prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

(a) all Advances which would otherwise be made by such Lender as or permitted to be continued as or converted into Euro-Dollar Advances shall instead be made as or converted into Base Rate Advances, (in all cases interest and principal on such Advances shall be payable contemporaneously with the related Euro-Dollar Advances of the other Lenders), and

(b) after its portion of the Euro-Dollar Advance has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Dollar Advance shall be applied to repay its Base Rate Advance instead.

In the event that the Borrower shall elect that the provisions of this Section shall apply to any Lender, the Borrower shall remain liable for, and shall pay to such Lender as provided herein, all amounts due such Lender under Section 8.03 in respect of the period preceding the date of conversion of such Lender’s portion of any Advance resulting from the Borrower’s election.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices Generally.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i) if to the Borrower or any other Loan Party:

Trex Company , Inc.

160 Exeter Drive

Winchester, Virginia 22603

Attention: Chief Financial Officer and Chief Legal Officer

Telecopier Nos. (540) 542-6902 and (540) 542-6887

Telephone Nos. (540) 542-6939 and (540) 542- 6356

with a copy (which shall not constitute notice) to:

Woods Rogers PLC

10 South Jefferson Street, Suite 1400

Roanoke, VA 24011

Attention: Nicole F. Ingle, Esquire

Telecopier No. (540) 983-7711

Telephone No. (540) 983-7561

(ii) if to the Administrative Agent:

Branch Banking and Trust Company

200 West Second Street

Winston-Salem, NC 27101

Attention: Greg Drabik, Vice President

Telecopier No. (336) 733-2740

Telephone No. (336) 733-2730

with a copy (which shall not constitute notice) to:

Troutman Sanders LLP

1001 Haxall Point

Richmond, VA 23219

Attention: Thomas E. duB. Fauls

Telecopy number: (804) 698-5189

Telephone number: (804) 697-1397

(iii) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02. No Waivers.

No failure or delay by the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any Note or other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Loan Parties shall, jointly and severally, pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) but shall not be obligated to pay any such expenses incurred by any other Lender, and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Letter of Credit Issuer or any Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.03, or (B) in connection with the Advances made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances.

(b) Indemnification by the Loan Parties. The Loan Parties shall, jointly and severally, indemnify the Administrative Agent (and any sub-agent thereof), the Letter of Credit Issuer and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, penalties, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Advance or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Environmental Releases on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that a Loan Party for any reason fails to pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Sections 9.10 and 9.13.

(d) WAIVER OF CONSEQUENTIAL DAMAGES, ETC. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE LOAN PARTIES SHALL NOT ASSERT, AND HEREBY WAIVE, ANY CLAIM AGAINST ANY INDEMNITEE, ON ANY THEORY OF LIABILITY, FOR INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY ADVANCE OR THE USE OF THE PROCEEDS THEREOF. NO INDEMNITEE REFERRED TO IN PARAGRAPH (B) ABOVE SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY UNLESS SUCH DAMAGES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.

(e) Payments. All amounts due under this Section shall be payable on demand and, if owed by the Borrower or any other Loan Party, shall bear interest at the rate otherwise in effect hereunder with respect to Revolver Advances (including the Default Rate, if then applicable) until paid in full.

SECTION 9.04. Setoffs; Sharing of Set-Offs; Application of Payments.

(a) If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

(b) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them; provided, that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by a Loan Party pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

SECTION 9.05. Amendments and Waivers.

(a) Any provision of this Agreement, the Notes or any other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Lenders (and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent); provided, that no such amendment or waiver shall, unless signed by all the Lenders, (i) increase the Commitment of any Lender or subject any Lender to any additional obligation, (ii) reduce the principal of or decrease the rate of interest on any Advance or decrease any fees hereunder, (iii) defer the date fixed for any payment of principal of (including any extension of the Stated Termination Date, except as contemplated in the definition of such term) or interest on any Advance or any fees hereunder, (iv) reduce the amount of principal, decrease the amount of interest or decrease the amount of fees due on any date fixed for the payment thereof, (v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the percentage of Lenders, which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement, (vi) change the manner of application of any payments made under this Agreement or the other Loan Documents, (vii) release or substitute all or any material portion of the Collateral held as security for the Obligations, (viii) change or modify the definition of “Required Lenders,” (ix) change the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the

Borrower would be increased without the consent of each Lender; provided, that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any reserves, or (x) release any guaranty given to support payment of the Guaranteed Obligations.

Notwithstanding the foregoing (1) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitments of such Lender may not be increased or extended without the consent of such Lender, and (2) the Hedging Agreement, the Administrative Agent’s Letter Agreement and the agreements evidencing the Bank Products and Cash Management Services may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

(b) No Loan Party will solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement unless each Lender shall be informed thereof by the Borrower, or by the Administrative Agent, and shall be afforded an opportunity to consider the same and shall be supplied by the Borrower, or by the Administrative Agent, if the Borrower so requests and to the extent already furnished to the Administrative Agent, with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this Agreement shall be delivered by the Borrower to the Administrative Agent for delivery to each Lender forthwith following the date on which the same shall have been executed and delivered by the requisite percentage of Lenders. No Loan Party will, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Lender (in its capacity as such) as consideration for or as an inducement to the entering into by such Lender of any waiver or amendment of any of the terms and provisions of this Agreement unless such remuneration is concurrently paid, on the same terms, ratably to all such Lenders.

SECTION 9.06. Margin Stock Collateral.

Each of the Lenders represents to the Administrative Agent and each of the other Lenders that it in good faith is not, directly or indirectly (by negative pledge or otherwise), relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

SECTION 9.07. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolver Commitment and its Reducing Revolver Commitment and the Revolver Advances and Reducing Revolver Advances at the time owing to it); provided, that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and the Advances at the time owing to it, or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitments (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitments are not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than the Minimum Amount (as defined herein), unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed) (As used herein, “Minimum Amount” shall mean $5,000,000; provided, that after the occurrence and during the continuance of a Default or Event of Default, Minimum Amount shall mean $3,000,000);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances and the Commitments assigned;

(iii) any assignment of a Commitment must be approved by the Administrative Agent unless the Person that is the proposed assignee is itself a Lender with a Commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 9.07(b), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from any further obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 8.03 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting, solely for this purpose, as an agent of the Borrower, shall maintain at one of its offices in Winston-Salem, North Carolina a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.05(a) (i) through (x) (inclusive) that affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 8.01 through 8.04 inclusive to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.04 as though it were a Lender, provided such Participant agrees to be subject to Section 9.04 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 8.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.12 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.12 as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.08. Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information

SECTION 9.09. Representation by Lenders.

Each Lender hereby represents that it is a commercial lender or financial institution which makes loans in the ordinary course of its business and that it will make its Advances hereunder for its own account in the ordinary course of such business; provided, however, that, subject to Section 9.07, the disposition of the Note or Notes held by that Lender shall at all times be within its exclusive control.

SECTION 9.10. Obligations Several.

The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or commitment of any other Lender hereunder. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement or any other Loan Document and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

SECTION 9.11. Survival of Certain Obligations.

Sections 8.03(a), 8.03(b) and 9.03, and the obligations of the Loan Parties thereunder, shall survive, and shall continue to be enforceable notwithstanding the termination of this Agreement and the Commitments of all of the Lenders, and the payment in full of the principal of and interest on all Advances.

SECTION 9.12. Virginia Law.

This Agreement and each Note shall be construed in accordance with and governed by the law of the Commonwealth of Virginia, without reference to choice of law provisions.

SECTION 9.13. Severability.

In case any one or more of the provisions contained in this Agreement, the Notes or any of the other Loan Documents should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby and shall be enforced to the greatest extent permitted by law.

SECTION 9.14. Interest.

In no event shall the amount of interest due or payable hereunder or under the Notes exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently made to any Lender by the Borrower or inadvertently received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify such Lender in writing that it elects to have such excess sum returned forthwith. It is the express intent hereof that the Borrower not pay and the Lenders not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under applicable law.

SECTION 9.15. Interpretation.

No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

SECTION 9.16. Counterparts.

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 9.17. WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION.

THE BORROWER, EACH OF THE OTHER LOAN PARTIES, AND EACH OF THE LENDERS AND THE ADMINISTRATIVE AGENT (1) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, (2) SUBMITS TO PERSONAL JURISDICTION IN THE COMMONWEALTH OF VIRGINIA, THE COURTS THEREOF AND THE UNITED STATES DISTRICT COURTS SITTING THEREIN, FOR THE ENFORCEMENT OF THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS, (3) WAIVES ANY AND ALL PERSONAL RIGHTS UNDER THE LAW OF ANY JURISDICTION TO OBJECT ON ANY BASIS (INCLUDING, WITHOUT LIMITATION, INCONVENIENCE OF FORUM) TO JURISDICTION OR VENUE WITHIN THE COMMONWEALTH OF VIRGINIA FOR THE PURPOSE OF LITIGATION TO ENFORCE THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS, AND (4) AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT IN THE MANNER PRESCRIBED IN SECTION 9.01 FOR THE GIVING OF NOTICE TO THE BORROWER. NOTHING HEREIN CONTAINED, HOWEVER, SHALL: (I) PREVENT THE ADMINISTRATIVE AGENT FROM BRINGING ANY ACTION OR EXERCISING ANY RIGHTS AGAINST ANY SECURITY AND AGAINST THE BORROWER OR ANY OTHER LOAN PARTY PERSONALLY, AND AGAINST ANY ASSETS OF THE BORROWER OR ANY OTHER LOAN PARTY, WITHIN ANY OTHER STATE OR JURISDICTION; OR (II) AFFECT THE RIGHT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 9.18. Independence of Covenants.

All covenants under this Agreement and the other Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any covenant (a “Restrictive Covenant”), the fact that such action or condition would be permitted by an exception to, or would be otherwise allowed by, another covenant, shall not prevent a violation of such Restrictive Covenant if such action is taken or such condition exists.

SECTION 9.19. Electronic Transactions.

The Borrower, the Administrative Agent and Lenders agree that the electronic reporting of the information described in Section 5.01 (the “Required Information”), shall constitute an agreement under the Uniform Electronic Transfer Act (the “Act”), in effect in the Commonwealth of Virginia; and any dispute or controversy relating to such reporting shall be interpreted in accordance with the provisions of the Act. With respect to such reporting, Borrower acknowledges that, the Administrative Agent and Lenders shall not be responsible

(i) for any failure, interruption, or delay in the performance of the internet; (ii) for any unauthorized, inadvertent, or fraudulent access, use or disclosure to third parties of the Required Information should it occur by error of transmission of the Borrower or reply thereto by, the Administrative Agent and Lenders or otherwise; or (iii) for the Administrative Agent or the Lenders’ failure to maintain security measures at the time of transmission or reply thereto to prevent unauthorized access, misappropriation and use of Required Information by third parties, unless the same shall be determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such party. Borrower expressly assumes the risk of unauthorized access, use or misappropriation by third parties of the Required Information transmitted to, the Administrative Agent and Lenders via the internet and will hold harmless and indemnify, the Administrative Agent and Lenders from any claim or expense, including reasonable attorneys’ fees associated therewith, unless the same shall be determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such party. Until the Administrative Agent and Lenders shall receive written notice otherwise from Borrower, the following persons may be contacted by the Administrative Agent and Lenders with any questions or issues about the Required Information:

Primary Contact Person	Secondary Contact Person

Brian Bertaux Name	Jim Cline Name

Director of Financial Planning Title	Vice President and CFO Title

(540) 542-6980 Telephone Number	(540) 542-6939 Telephone Number

bbertaux@trex.com Email	jcline@trex.com Email

ARTICLE X

GUARANTY

SECTION 10.01. Unconditional Guaranty.

Each Guarantor hereby irrevocably, unconditionally and jointly and severally guarantees, each as a primary obligor and not merely as a surety, to the Administrative Agent, the Lenders and the other Secured Parties the due and punctual payment of the principal of and the premium, if any, and interest on the Guaranteed Obligations and any and all other amounts due under or pursuant to the Loan Documents, when and as the same shall become due and payable (whether at stated maturity or by optional or mandatory prepayment or by declaration, redemption or otherwise) in accordance with the terms of the Loan Documents. The Guarantors’ guaranty under this Section is an absolute, present and continuing guarantee of payment and not of collectibility, and is in no way conditional or contingent upon any attempt to collect from the

Borrower, any of the Guarantors or any other guarantor of the Guaranteed Obligations (or any portion thereof) or upon any other action, occurrence or circumstances whatsoever. In the event that the Borrower or any Guarantor shall fail so to pay any such principal, premium, interest or other amount to the Administrative Agent, a Lender or any other Secured Party, the Guarantors will pay the same forthwith, without demand, presentment, protest or notice of any kind (all of which are waived by the Guarantors to the fullest extent permitted by law), in lawful money of the United States, at the place for payment specified in the Loan Documents or specified by such Administrative Agent in writing, to such Administrative Agent. The Guarantors further agree, on demand, to pay to the Administrative Agent, the Lenders and the other Secured Parties the reasonable costs and expenses incurred by such Administrative Agent, Lender or other Secured Party in connection with enforcing the rights of such Administrative Agent, Lenders and the other Secured Parties against the Borrower and any or all of the Guarantors (whether in a bankruptcy proceeding or otherwise) following any default in payment of any of the Guaranteed Obligations or the obligations of the Guarantors hereunder (taking into account any applicable notice, grace and/or cure periods), including, without limitation, the reasonable fees and expenses of counsel to the Administrative Agent, such Lenders and the other Secured Parties.

SECTION 10.02. Obligations Absolute.

The obligations of the Guarantors hereunder are and shall be absolute and unconditional, irrespective of the validity, regularity or enforceability of this Agreement, any of the Guaranteed Obligations or any of the Loan Documents, shall not be subject to any counterclaim, set-off, deduction or defense based upon any claim any of the Guarantors may have against the Borrower, any other Guarantor or the Administrative Agent, any Lender or any other Secured Party, hereunder or otherwise, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, to the fullest extent permitted by law, any circumstance or condition whatsoever (whether or not any of the Guarantors shall have any knowledge or notice thereof), including, without limitation:

(a) any amendment or modification of or supplement to any of the Loan Documents or any other instrument referred to herein or therein, or any assignment or transfer of any thereof or of any interest therein, or any furnishing or acceptance of additional security for any of the Guaranteed Obligations;

(b) any waiver, consent or extension under any Loan Document or any such other instrument, or any indulgence or other action or inaction under or in respect of, or any extensions or renewals of, any Loan Document, any such other instrument or any Guaranteed Obligation;

(c) any failure, omission or delay on the part of the Administrative Agent to enforce, assert or exercise any right, power or remedy conferred on or available to the Administrative Agent or any Lender against the Borrower or any Guarantor, any Subsidiary of the Borrower or any Subsidiary of any Guarantor;

(d) any bankruptcy, insolvency, readjustment, composition, liquidation or similar proceeding with respect to the Borrower, any Guarantor, any Subsidiary of the Borrower or any Subsidiary of any Guarantor or any property of the Borrower, any Guarantor or any such Subsidiary or any unavailability of assets against which the Guaranteed Obligations, or any of them, may be enforced;

(e) any merger or consolidation of the Borrower, any Subsidiary of the Borrower or any Guarantor or any of the Guarantors into or with any other Person or any sale, lease or transfer of any or all of the assets of any of the Guarantors, the Borrower or any Subsidiary of the Borrower or any Guarantor to any Person;

(f) any failure on the part of the Borrower, any Guarantor or any Subsidiary of the Borrower or any Guarantor for any reason to comply with or perform any of the terms of any agreement with any of the Guarantors;

(g) any exercise or non-exercise by the Administrative Agent, any Lender or any other Secured Party, of any right, remedy, power or privilege under or in respect of any of the Loan Documents or the Guaranteed Obligations, including, without limitation, under this Section;

(h) any default, failure or delay, willful or otherwise, in the performance or payment of any of the Guaranteed Obligations;

(i) any furnishing or acceptance of security, or any release, substitution or exchange thereof, for any of the Guaranteed Obligations;

(j) any failure to give notice to any of the Guarantors of the occurrence of any breach or violation of, or any event of default or any default under or with respect to, any of the Loan Documents or the Guaranteed Obligations;

(k) any partial prepayment, or any assignment or transfer, of any of the Guaranteed Obligations; or

(l) any other circumstance (other than payment in full) which might otherwise constitute a legal or equitable discharge or defense of a guarantor or which might in any manner or to any extent vary the risk of such Guarantor.

The Guarantors covenant that their respective obligations hereunder will not be discharged except by complete performance of the obligations contained in the Loan Documents and this Agreement and the final payment in full of the Guaranteed Obligations. The Guarantors unconditionally waive, to the fullest extent permitted by law (A) notice of any of the matters referred to in this Section 10.02, (B) any and all rights which any of the Guarantors may now or hereafter have arising under, and any right to claim a discharge of the Guarantor’s obligations hereunder by reason of the failure or refusal by the Administrative Agent, any Lender or any other Secured Party to take any action pursuant to any statute permitting a Guarantor to request that the Administrative Agent or any Lender attempt to collect the Guaranteed Obligations from the Borrower, any of the Guarantors or any other guarantor (including without limitation any rights under Sections 49-25 or 49-26 of the Code of Virginia of 1950, as amended, or any similar or successor provisions), (C) all notices which may be required by statute, rule of law or otherwise to preserve any of the rights of the Administrative Agent, any Lender or any other Secured Party against the Guarantors, including, without limitation, presentment to or demand of payment from the Borrower, any of the Subsidiaries of the Borrower or any Guarantor, or any of the other Guarantors with respect to any Loan Document or this agreement, notice of acceptance of the Guarantors’ guarantee hereunder and/or notice to the Borrower, any of the Subsidiaries of the Borrower or any Guarantor, or any Guarantor of default or protest for nonpayment or dishonor, (D) any diligence in collection from or protection of or realization upon all or any portion of the Guaranteed Obligations or any security therefor, any liability hereunder, or any party primarily or secondarily liable for all or any portion of the Guaranteed Obligations, and (E) any duty or obligation of the Administrative Agent, any Lender or any other Secured Party to proceed to collect all or any portion of the Guaranteed Obligations from, or to commence an action against, the Borrower, any Guarantor or any other Person, or to resort to any security or to any balance of any deposit account or credit on the books of the Administrative Agent, any Lender or any other Secured Party in favor of the Borrower, any Guarantor or any other Person, despite any notice or request of any of the Guarantors to do so.

SECTION 10.03. Continuing Obligations; Reinstatement.

The obligations of the Guarantors under this Article X are continuing obligations and shall continue in full force and effect until such time as all of the Guaranteed Obligations (and any renewals and extensions thereof) shall have been finally paid and satisfied in full. The obligations of the Guarantors under this Article X shall continue to be effective or be automatically reinstated, as the case may be, if any payment made by the Borrower, any Guarantor or any Subsidiary of the Borrower or any Guarantor on, under or in respect of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the recipient upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, any Guarantor or any such Subsidiary, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Borrower, any Guarantor or any such Subsidiary or any substantial part of the property of the Borrower, any Guarantor or any such Subsidiary, or otherwise, all as though such payment had not been made. If an event permitting the acceleration of all or any portion of the Guaranteed Obligations shall at any time have occurred and be continuing, and such acceleration shall at such time be stayed, enjoined or otherwise prevented for any reason, including without limitation because of the pendency of a case or proceeding relating to the Borrower, any Guarantor or any Subsidiary of the Borrower or any Guarantor under any bankruptcy or insolvency law, for purposes of this Article X and the obligations of the Guarantors hereunder, such Guaranteed Obligations shall be deemed to have been accelerated with the same effect as if such Guaranteed Obligations had been accelerated in accordance with the terms of the applicable Loan Documents or of this Agreement.

SECTION 10.04. Additional Security, Etc.

The Guarantors authorize the Administrative Agent on behalf of the Lenders without notice to or demand on the Guarantors and without affecting their liability hereunder, from time to time (a) to obtain additional or substitute endorsers or guarantors; (b) to exercise or refrain from exercising any rights against, and grant indulgences to, the Borrower, any Subsidiary of the Borrower or any Guarantor, any other Guarantor or others; and (c) to apply any sums, by whomsoever paid or however realized, to the payment of the principal of, premium, if any, and interest on, and other obligations consisting of, the Guaranteed Obligations. The Guarantors waive any right to require the Administrative Agent, any Lender or any other Secured Party to proceed against any additional or substitute endorsers or guarantors or the Borrower or any of their Subsidiaries or any other Person or to pursue any other remedy available to the Administrative Agent, any such Lender or any such other Secured Party.

SECTION 10.05. Information Concerning the Borrower.

The Guarantors assume all responsibility for being and keeping themselves informed of the financial condition and assets of the Borrower, the other Guarantors and their respective Subsidiaries, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which the Guarantors assume and insure hereunder, and agree that neither the Administrative Agent, any Lender nor any other Secured Party shall have any duty to advise the Guarantors of information known to the Administrative Agent, any such Lender or any such other Secured Party regarding or in any manner relevant to any of such circumstances or risks.

SECTION 10.06. Guarantors’ Subordination.

The Guarantors hereby absolutely subordinate, both in right of payment and in time of payment, any present and future indebtedness of the Borrower or any Subsidiary of the Borrower or any Guarantor to any or all of the Guarantors to the indebtedness of the Borrower or any such Subsidiary or to the Administrative Agent, Lenders and the other Secured Parties (or any of them); provided, that the Guarantors may receive scheduled payments of principal, premium (if any) and interest in respect of such present or future indebtedness so long as there is no Default or Event of Default then in existence.

SECTION 10.07. Waiver of Subrogation.

Notwithstanding anything herein to the contrary, until the payment in full of the Guaranteed Obligations, the Guarantors hereby waive any right of subrogation (under contract, Section 509 of the Bankruptcy Code or otherwise) or any other right of indemnity, reimbursement or contribution and hereby waive any right to enforce any remedy that the Administrative Agent, any Lender or any other Secured Party now has or may hereafter have against the Borrower, any Guarantor or any endorser or any other guarantor of all or any part of the Guaranteed Obligations, and the Guarantors hereby waive any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent, any Lender or any other Secured Party to secure payment or performance of the Guaranteed Obligations or any other liability of the Borrower to the Administrative Agent, any Lender or any other Secured Party. The waiver contained in this Section shall continue and survive the termination of this Agreement and the final payment in full of the Guaranteed Obligations.

SECTION 10.08. Enforcement.

In the event that the Guarantors shall fail forthwith to pay upon demand of the Administrative Agent, any Lender or any other Secured Party any amounts due pursuant to this Article X or to perform or comply with or to cause performance or compliance with any other obligation of the Guarantors under this Agreement the Administrative Agent, any Lender and any other Secured Party shall be entitled and empowered to institute any action or proceeding at law or in equity for the collection of the sums so due and unpaid or for the performance of or compliance with such terms, and may prosecute any such action or proceeding to judgment or final decree and may enforce such judgment or final decree against the Guarantors and collect in the manner provided by law out of the property of the Guarantors, wherever situated, any monies adjudged or decreed to be payable. The obligations of the Guarantors under this Agreement are continuing obligations and a fresh cause of action shall arise in respect of each default hereunder.

SECTION 10.09. Miscellaneous.

Except as may otherwise be expressly agreed upon in writing, the liability of the Guarantors under this Article X shall neither affect nor be affected by any prior or subsequent guaranty by the Guarantors of any other indebtedness to the Administrative Agent, the Lenders or any other Secured Party. Notwithstanding anything in this Article X to the contrary, the maximum liability of each Guarantor hereunder shall in no event exceed the maximum amount which could be paid out by such Guarantor without rendering such Guarantor’s obligations under this Article X, in whole or in part, void or voidable under applicable law, including, without limitation, (i) the Bankruptcy Code, and (ii) any applicable state or federal law relative to fraudulent conveyances.

SECTION 10.10. Agreement Superseded Prior Credit Agreement.

It is the intention of the parties that this Agreement shall supersede that certain Credit Agreement dated as of June 19, 2002, as amended (the “Prior Credit Agreement”), originally among the Borrower, TREX Company, LLC, a Delaware limited liability company, and BB&T. In furtherance of the foregoing, the Borrower, the Administrative Agent and the Lenders acknowledge and agree that, on and after the Closing Date, the Prior Credit Agreement shall be of no further force or effect, other than any provisions thereof which by their express terms are to survive the termination of the Prior Credit Agreement.

ARTICLE XI

LETTER OF CREDIT FACILITY

SECTION 11.01. Obligation to Issue.

Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties of the Borrower herein set forth, the Letter of Credit Issuer shall issue for the account of the Borrower, one or more Letters of Credit denominated in Dollars, in accordance with Article II and this Article XI, from time to time during the period commencing on the Closing Date and ending thirty (30) calendar days prior to the Termination Date. All Existing Letters of Credit shall be deemed to have been issued pursuant to this Article XI, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

SECTION 11.02. Types and Amounts.

The Letter of Credit Issuer shall have no obligation to issue any Letter of Credit at any time:

(a) if the aggregate maximum amount then available for drawing under Letters of Credit, after giving effect to the issuance of the requested Letter of Credit, shall exceed any limit imposed by law or regulation upon the Letter of Credit Issuer;

(b) if, after giving effect to the issuance of the requested Letter of Credit, (i) the aggregate Letter of Credit Obligations would exceed $15,000,000, or (ii) the conditions set forth in Section 2.01(a) would not be satisfied;

(c) which has an expiration date after that date which is 30 calendar days prior to the Termination Date.

SECTION 11.03. Conditions.

In addition to being subject to the satisfaction of the conditions contained in Article III, the obligation of the Letter of Credit Issuer to issue any Letter of Credit is subject to the satisfaction in full of the following conditions:

(a) the Borrower shall have delivered to the Letter of Credit Issuer at such times and in such manner as the Letter of Credit Issuer may prescribe, a Letter of Credit Application Agreement and such other documents and materials as may be required pursuant to the terms thereof all satisfactory in form and substance to the Letter of Credit Issuer and the terms of the proposed Letter of Credit shall be satisfactory in form and substance to the Letter of Credit Issuer;

(b) as of the date of issuance no order, judgment or decree of any court, arbitrator or Authority shall purport by its terms to enjoin or restrain the Letter of Credit Issuer from issuing the Letter of Credit and no law, rule or regulation applicable to the Letter of Credit Issuer and no request or directive from any Authority with jurisdiction over the Letter of Credit Issuer shall prohibit or request that the Letter of Credit Issuer refrain from the issuance of letters of credit generally or the issuance of that Letter of Credit;

(c) after the issuance of the requested Letter of Credit, the conditions set forth in Section 2.01(a) shall be satisfied; and

(d) as of the date of issuance no default of any Lender’s obligations to fund under Section 2.02(c) exists nor is any Lender at such time a Defaulting Lender hereunder, unless the Letter of Credit Issuer has entered into arrangements satisfactory to the Letter of Credit Issuer with the Borrower or such Lender to eliminate the Letter of Credit Issuer’s risk with respect to such Lender.

SECTION 11.04. Issuance of Letters of Credit.

(a) Request for Issuance. At least three (3) Domestic Business Days before the effective date for any Letter of Credit, the Borrower shall give the Letter of Credit Issuer a written notice containing the original signature of an authorized officer or employee of the Borrower. Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit requested, the effective date (which day shall be a Domestic Business Day) of issuance of such requested Letter of Credit, the date on which such requested Letter of Credit is to expire, the amount of then outstanding Letter of Credit Obligations, the purpose for which such Letter of Credit is to be issued, whether such Letter of Credit may be drawn in single or partial draws and the Person for whose benefit the requested Letter of Credit is to be issued.

(b) Issuance; Notice of Issuance. If the conditions set forth in Section 11.03 are satisfied, the Letter of Credit Issuer shall issue the requested Letter of Credit. The Letter of Credit Issuer shall give each Lender written or telecopy notice in substantially the form of Exhibit L, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Letter of Credit and shall deliver to each Lender in connection with such notice a copy of the Letter of Credit issued by the Letter of Credit Issuer.

(c) No Extension or Amendment. The Letter of Credit Issuer shall not extend or amend any Letter of Credit if the issuance of a new Letter of Credit having the same terms as such Letter of Credit as so amended or extended would be prohibited by Section 11.02 or Section 11.03.

SECTION 11.05. Reimbursement Obligations; Duties of the Issuing Lender.

(a) Reimbursement. Notwithstanding any provisions to the contrary in any Letter of Credit Application Agreement:

(i) the Borrower shall reimburse the Letter of Credit Issuer for drawings under a Letter of Credit issued by it no later than the earlier of (A) the time specified in such Letter of Credit Application Agreement, or (B) one (1) Domestic Business Day after the payment by the Letter of Credit Issuer;

(ii) any Reimbursement Obligation with respect to any Letter of Credit shall bear interest from the date of the relevant drawing under the pertinent Letter of Credit until the date of payment in full thereof at a rate per annum equal to the Default Rate; and

(iii) in order to implement the foregoing, upon the occurrence of a draw under any Letter of Credit, unless the Letter of Credit Issuer is reimbursed in accordance with Subsection (i) above, the Borrower irrevocably authorizes the Letter of Credit Issuer and the Administrative Agent to treat such nonpayment as a Notice of Borrowing in the amount of such Reimbursement Obligation and the Lenders to make Advances to Borrower in such amount regardless of whether the conditions precedent to the making of Advances hereunder have been met. The Borrower further authorizes the Administrative Agent to credit the proceeds of such Advance so as to immediately eliminate the liability of the Borrower for Reimbursement Obligations under such Letter of Credit.

(b) Duties of the Letter of Credit Issuer. Any action taken or omitted to be taken by the Letter of Credit Issuer in connection with any Letter of Credit, if taken or omitted in the absence of willful misconduct or gross negligence, shall not put the Letter of Credit Issuer under any resulting liability to any Lender, or assuming that the Letter of Credit Issuer has complied with the procedures specified in Section 3.02, relieve that Lender of its obligations hereunder to the Letter of Credit Issuer. In determining whether to pay under any Letter of Credit, the Letter of Credit Issuer shall have no obligation relative to the Lenders other than to confirm that any documents required to have been delivered under such Letter of Credit appear to comply on their face with the requirements of such Letter of Credit.

SECTION 11.06. Participations.

(a) Purchase of Participations. Immediately upon issuance by the Letter of Credit Issuer of any Letter of Credit in accordance with the procedures set forth in Section 11.04, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s ratable share of the aggregate Revolver Commitments, in such Letter of Credit; provided, that a Letter of Credit shall not be entitled to the benefits of this Section 11.06 if the Letter of Credit Issuer shall have received written notice from any Lender on or before the Domestic Business Day immediately prior to the date of the Letter of Credit Issuer’s issuance of such Letter of Credit that one or more of the conditions contained in Section 11.03 or Article III is not then satisfied, and, in the event the Letter of Credit Issuer receives such a notice, it shall have no further obligation to issue any Letter of Credit until such notice is withdrawn by that Lender or until the Required Lenders have effectively waived such condition in accordance with the provisions of this Agreement.

(b) Sharing of Letter of Credit Payments. In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit for which the Borrower shall not have repaid such amount to the Letter of Credit Issuer pursuant to Section 11.07 or which cannot be paid by an Advance pursuant to Subsection (iii) of Section 11.05(a), the Letter of Credit Issuer shall promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Letter of Credit Issuer such Lender’s ratable share of the amount of such payment in Dollars and in immediately available funds. If the Letter of Credit Issuer so notifies such Lender prior to 11:00 A.M. (Winston-Salem, North Carolina time) on any Domestic Business Day, such Lender shall make available to the Letter of Credit Issuer its ratable share of the amount of such payment on such Domestic Business Day in same day funds. If and to the extent such Lender shall not have so made its ratable share of the amount of such payment available to the Letter of Credit Issuer, such Lender agrees to pay to the Letter of Credit Issuer forthwith on demand such amount together with interest thereon at the Base Rate, for each day from the date such payment was first due until the date such amount is paid to the Letter of Credit Issuer. The failure of any Lender to make available to the Letter of Credit Issuer its ratable share of any such payment shall neither relieve nor increase the obligation of any other Lender hereunder to make available to the Letter of Credit Issuer its ratable share of any payment on the date such payment is to be made.

(c) Sharing of Reimbursement Obligation Payments. Whenever the Letter of Credit Issuer receives a payment on account of a Reimbursement Obligation, including any interest thereon, as to which the Letter of Credit Issuer has received any payments from the Lenders pursuant to this Section 11.06, it shall promptly pay to each Lender which has funded its participating interest therein, in Dollars and in the kind of funds so received, an amount equal to such Lender’s ratable share thereof. Each such payment shall be made by the Letter of Credit Issuer on the Domestic Business Day on which the funds are paid to such Person, if received prior to 10:00 A.M. (Winston-Salem, North Carolina time) on such Domestic Business Day, and otherwise on the next succeeding Domestic Business Day.

(d) Documentation. Upon the request of any Lender, the Letter of Credit Issuer shall furnish to such Lender copies of any Letter of Credit, Letter of Credit Application Agreement and other documentation relating to Letters of Credit issued pursuant to this Agreement.

(e) Obligations Irrevocable. The obligations of the Lenders to make payments to the Letter of Credit Issuer with respect to a Letter of Credit shall be irrevocable, not subject to any qualification or exception whatsoever and shall be made in accordance with, but not subject to, the terms and conditions of this Agreement under all circumstances (assuming that the Letter of Credit Issuer has issued such Letter of Credit in accordance with Section 11.04 and such Lender has not given a notice contemplated by Section 11.06(a) that continues in full force and effect), including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(ii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Letter of Credit Issuer, the Administrative Agent, any Lender or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions;

(iii) any draft, certificate or any other document presented under the Letter of Credit proves to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

(v) payment by the Letter of Credit Issuer under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(vi) payment by the Letter of Credit Issuer under any Letter of Credit against presentation of any draft or certificate that does not comply with the terms of such Letter of Credit, except payment resulting from the gross negligence or willful misconduct of the Letter of Credit Issuer; or

(vii) any other circumstances or happenings whatsoever, whether or not similar to any of the foregoing, except circumstances or happenings resulting from the gross negligence or willful misconduct of the Letter of Credit Issuer.

SECTION 11.07. Payment of Reimbursement Obligations.

(a) Payments to Issuing Lender. The Borrower agrees to pay to the Letter of Credit Issuer the amount of all Reimbursement Obligations, interest and other amounts payable to the Letter of Credit Issuer under or in connection with any Letter of Credit issued for such Borrower’s account immediately when due, irrespective of:

(i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(ii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Letter of Credit Issuer, the Administrative Agent, any Lender or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions;

(iii) any draft, certificate or any other document presented under the Letter of Credit proves to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

(v) payment by the Letter of Credit Issuer under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(vi) payment by the Letter of Credit Issuer under any Letter of Credit against presentation of any draft or certificate that does not comply with the terms of such Letter of Credit, except payment resulting from the gross negligence or willful misconduct of the Letter of Credit Issuer; or

(vii) any other circumstances or happenings whatsoever, whether or not similar to any of the foregoing, except circumstances or happenings resulting from the gross negligence or willful misconduct of the Letter of Credit Issuer.

(b) Recovery or Avoidance of Payments. In the event any payment by or on behalf of the Borrower received by the Letter of Credit Issuer with respect to a Letter of Credit and distributed by the Letter of Credit Issuer to the Lenders on account of their participations is thereafter set aside, avoided or recovered from the Letter of Credit Issuer in connection with any receivership, liquidation or bankruptcy proceeding, each Lender that received such distribution shall, upon demand by the Letter of Credit Issuer, contribute such Lender’s ratable share of the amount set aside, avoided or recovered together with interest at the rate required to be paid by the Letter of Credit Issuer upon the amount required to be repaid by it.

SECTION 11.08. Compensation for Letters of Credit.

The compensation for Letters of Credit shall be as set forth in Section 2.07.

SECTION 11.09. Indemnification; Exoneration.

(a) Indemnification. In addition to amounts payable as elsewhere provided in this Article XI, the Borrower shall protect, indemnify, pay and save the Letter of Credit Issuer, the Administrative Agent and each Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) which the Letter of Credit Issuer, the Administrative Agent, or any Lender may incur or be subject to as a consequence of the issuance of any Letter of Credit for the Borrower’s account other than as a result of such party’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction.

(b) Assumption of Risk by the Borrower. As between the Borrower, the Letter of Credit Issuer, the Administrative Agent and Lenders, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued for such Borrower’s account by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Letter of Credit Issuer, the Administrative Agent and the Lenders shall not be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (iii) failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit, (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher, or for errors in interpretation of technical terms, (v) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof, (vi) the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (vii) any consequences arising from causes beyond the control of the Letter of Credit Issuer, the Administrative Agent and the Lenders.

(c) Exoneration. In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Letter of Credit Issuer under or in connection with the Letters of Credit or any related certificates if taken or omitted in good faith and with reasonable care, shall not put the Letter of Credit Issuer, the Administrative Agent or any Lender under any resulting liability to the Borrower or relieve the Borrower of any of its obligations hereunder to any such Person.

[Signatures begin on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, under seal, by their respective authorized officers as of the day and year first above written.

TREX COMPANY, INC. a Delaware corporation		(SEAL)

By:	/s/ James E. Cline	(SEAL)
Name:	James E. Cline
Title:	Vice President and
Chief Financial Officer

COMMITMENTS	BRANCH BANKING AND TRUST COMPANY,
as Administrative Agent, Letter of Credit Issuer
	and as a Lender		(SEAL)

	By:	/s/ Greg Drabik	(SEAL)
	Name:	Greg Drabik
	Title:	Vice President

Revolver Commitment:	$38,823,529.41
Reducing Revolver Commitment	$16,176,470.59

Lending Office

Branch Banking and Trust Company

200 West Second Street

Winston-Salem, NC 27101

Attention: Greg Drabik, Vice President

Telecopy number: (336) 733-2740

Telephone number: (336) 733-2730

And a copy to:

Troutman Sanders LLP

1001 Haxall Point

Richmond, VA 23219

Attention: Thomas E. duB. Fauls

Telecopy number: (804) 698-5189

Telephone number: (804) 697-1397

COMMITMENTS	TD BANK, N.A.,
	as a Lender		(SEAL)

	By:	/s/ C. Lee Willingham	(SEAL)
	Name:	C. Lee Willingham
	Title:	Senior Vice President

Revolver Commitment:	$21,176,470.59
Reducing Revolver Commitment:	$8,823,529.41

Lending Office

TD Bank, N.A.

7 New England Executive Park, 10th Floor

Burlington, MA 01803

Attn: C. Lee Willingham

Telecopy number: (781) 229-5663

Telephone number: (781) 229-7505

BB&T CAPITAL MARKETS,
as Lead Arranger

By:	/s/ Greg Drabik	(SEAL)
Name:	Greg Drabik
Title:	Vice President

EXHIBIT A

NOTICE OF BORROWING

                    , 20

To:	Branch Banking and Trust Company, as Administrative Agent

Re:	Credit Agreement dated as of November 4 2009 (as amended and modified from time to time, the “Credit Agreement”), among Trex Company, Inc., Branch Banking and Trust Company, as a Lender, Letter of Credit Issuer and Administrative Agent, BB&T Capital Markets, as Lead Arranger, and the Lenders listed on the signature pages thereof.

Ladies and Gentlemen:

Unless otherwise defined herein, capitalized terms used herein shall have the meanings attributable thereto in the Credit Agreement.

This Notice of Borrowing is delivered to you pursuant to Section 2.02 of the Credit Agreement.

The Borrower hereby requests a [Revolver] [Reducing Revolver] [Swing Line] Borrowing in the aggregate principal amount of $                    1 to be made on                     , 20        .2

[The Advances included in such [Revolver] [Reducing Revolver] Borrowing are to be: [Base Rate Advances in the aggregate principal amount of $                    ; Euro-Dollar Advances in the aggregate principal amount of $                    ]].3

Attached to this Notice of Borrowing are true, correct and complete copies of (a) the most recent Borrowing Base Certification Report, and (b) a calculation of the Borrowing Base and all components thereof.

The Borrower has caused this Notice of Borrowing to be executed and delivered by its duly authorized officer this          day of                     , 20        .

3 Amount of Revolver Borrowing or Reducing Revolver Borrowing must be $500,000 or a larger multiple of $100,000 (or in the aggregate amount of the Total Unused Revolver Commitment or the Total Unused Reducing Revolver Commitment, as applicable); Amount of Swing Line Borrowing must be $100,000 or a larger multiple of $50,000.

2 Must be a Domestic Business Day.

3 Delete this paragraph if a Swing Line Advance as all Swing Line Advances are to be Base Rate Advances.

A-1

All of the conditions applicable to the Borrowing requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied on the date of such Borrowing, including, without limitation, those set forth in Section 3.02 of the Credit Agreement.

TREX COMPANY, INC.,	(SEAL)
a Delaware corporation

By:	(SEAL)
Name:
Title:

A-2

EXHIBIT B

BORROWING BASE CERTIFICATION REPORT

Reference is made to the Credit Agreement dated as of November 4, 2009 (as amended and modified from time to time, the “Credit Agreement”), among Trex Company, Inc., Branch Banking and Trust Company, as a Lender, Letter of Credit Issuer, and Administrative Agent, BB&T Capital Markets, as Lead Arranger, and the Lenders listed on the signature pages thereof. Capitalized terms used herein have the meanings ascribed thereto in the Credit Agreement.

Pursuant to Section 5.01(k) of the Credit Agreement,                     , the duly authorized chief financial officers or other authorized officer(s) of Trex Company, Inc., hereby certify to the Administrative Agent and the Lenders that: (i) the Inventory and Accounts that the Borrower proposes to include in calculations of the Borrowing Base on the date hereof, as set forth on the schedule(s) attached hereto, satisfy all of the requirements contained in the definitions of “Eligible Inventory” and “Eligible Accounts”; (ii) the information contained herein and in the schedule(s) attached hereto is true, accurate and complete as of the date hereof; (iii) no Default or Event of Default has occurred and is continuing on the date hereof; and (iv) the representations and warranties of the Loan Parties contained in Article IV of the Credit Agreement and the other Loan Documents are true on and as of the date hereof.

Certified as of the          day of                     , 200    .

TREX COMPANY, INC.,	(SEAL)
a Delaware corporation

By:	(SEAL)
Name:
Title:

[Attach Supporting Schedule(s)]

B-1

EXHIBIT C-1

REVOLVER NOTE

$	Winston-Salem, North Carolina
November 4, 2009

For value received, TREX COMPANY, INC., a Delaware corporation (the “Borrower”), promises to pay to the order of                      (the “Lender”), for the account of its Lending Office, the principal sum of                      and No/100 Dollars ($                    ), or such lesser amount as shall equal the unpaid principal amount of each Revolver Advance made by the Lender to the Borrower pursuant to the Credit Agreement referred to below, on the dates and in the amounts provided in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of this Revolver Note on the dates and at the rate or rates provided for in the Credit Agreement. Interest on any overdue principal of and, to the extent permitted by law, overdue interest on the principal amount hereof shall bear interest at the Default Rate, as provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in federal or other immediately available funds at the office of Branch Banking and Trust Company, 200 West Second Street, 16th Floor, Winston-Salem, NC 27101, or at such other address as may be specified from time to time pursuant to the Credit Agreement.

All Revolver Advances made by the Lender, the interest rates from time to time applicable thereto and all repayments of the principal thereof may be recorded by the Lender and, prior to any transfer hereof, endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make, or any error of the Lender in making, any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement. This Note is secured by, among other security, the Collateral Documents, as the same may be modified or amended from time to time.

This Note is one of the Revolver Notes referred to in the Credit Agreement dated as of November 4, 2009 (as amended, restated, replaced or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders listed on the signature pages thereof and their successors and assigns, Branch Banking and Trust Company, as a Lender, Letter of Credit Issuer and as Administrative Agent, and BB&T Capital Markets, as Lead Arranger. Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment and the repayment hereof and the acceleration of the maturity hereof.

The Borrower hereby waives presentment, demand, protest, notice of demand, protest and nonpayment and any other notice required by law relative hereto, except to the extent as otherwise may be expressly provided for in the Credit Agreement.

The Borrower agrees, in the event that this Note or any portion hereof is collected by law or through an attorney at law, to pay all reasonable costs of collection, including, without limitation, reasonable attorneys’ fees.

C-1-1

IN WITNESS WHEREOF, the Borrower has caused this Revolver Note to be duly executed under seal, by its duly authorized officers as of the day and year first above written.

TREX COMPANY, INC.,	(SEAL)
a Delaware corporation

By:	(SEAL)
Name:
Title:

C-1-2

Revolver Note (cont’d)

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Interest Rate	Interest Period (if applicable)	Amount of Advance	Amount of Principal Repaid	Notation Made By

C-1-3

EXHIBIT C-2

REDUCING REVOLVER NOTE

$	Winston-Salem, North Carolina
November 4, 2009

For value received, TREX COMPANY, INC., a Delaware corporation (the “Borrower”), promises to pay to the order of                      (the “Lender”), for the account of its Lending Office, the principal sum of                      and No/100 Dollars ($                    ), or such lesser amount as shall equal the unpaid principal amount of each Reducing Revolver Advance made by the Lender to the Borrower pursuant to the Credit Agreement referred to below, on the dates and in the amounts provided in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of this Reducing Revolver Note on the dates and at the rate or rates provided for in the Credit Agreement. Interest on any overdue principal of and, to the extent permitted by law, overdue interest on the principal amount hereof shall bear interest at the Default Rate, as provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in federal or other immediately available funds at the office of Branch Banking and Trust Company, 200 West Second Street, 16th Floor, Winston-Salem, NC 27101, or at such other address as may be specified from time to time pursuant to the Credit Agreement.

All Reducing Revolver Advances made by the Lender, the interest rates from time to time applicable thereto and all repayments of the principal thereof may be recorded by the Lender and, prior to any transfer hereof, endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make, or any error of the Lender in making, any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement. This Note is secured by, among other security, the Collateral Documents, as the same may be modified or amended from time to time.

This Note is one of the Reducing Revolver Notes referred to in the Credit Agreement dated as of November 4, 2009 (as amended, restated, replaced or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders listed on the signature pages thereof and their successors and assigns, Branch Banking and Trust Company, as a Lender, Letter of Credit Issuer and as Administrative Agent, and BB&T Capital Markets, as Lead Arranger. Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment and the repayment hereof and the acceleration of the maturity hereof.

The Borrower hereby waives presentment, demand, protest, notice of demand, protest and nonpayment and any other notice required by law relative hereto, except to the extent as otherwise may be expressly provided for in the Credit Agreement.

The Borrower agrees, in the event that this Note or any portion hereof is collected by law or through an attorney at law, to pay all reasonable costs of collection, including, without limitation, reasonable attorneys’ fees.

C-2-1

IN WITNESS WHEREOF, the Borrower has caused this Reducing Revolver Note to be duly executed under seal, by its duly authorized officers as of the day and year first above written.

TREX COMPANY, INC.,	(SEAL)
a Delaware corporation

By:	(SEAL)
Name:
Title:

C-2-2

Reducing Revolver Note (cont’d)

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Interest Rate	Interest Period (if applicable)	Amount of Advance	Amount of Principal Repaid	Notation Made By

C-2-3

EXHIBIT D

SWING ADVANCE NOTE

$5,000,000.00	Winston-Salem, North Carolina
November 4, 2009

For value received, TREX COMPANY, INC., a Delaware corporation (the “Borrower”), promises to pay to the order of BRANCH BANKING AND TRUST COMPANY (the “Lender”), for the account of its Lending Office, the principal sum of Five Million and No/100 Dollars ($5,000,000.00), or such lesser amount as shall equal the unpaid principal amount of each Swing Advance made by the Lender to the Borrower pursuant to the Credit Agreement referred to below, on the dates and in the amounts provided in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of this Swing Advance Note on the dates and at the rate or rates provided for in the Credit Agreement. Interest on any overdue principal of and, to the extent permitted by law, overdue interest on the principal amount hereof shall bear interest at the Default Rate, as provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in federal or other immediately available funds at the office of Branch Banking and Trust Company, 200 West Second Street, 16th Floor, Winston-Salem, NC 27101, or at such other address as may be specified from time to time pursuant to the Credit Agreement.

All Swing Advances made by the Lender, the interest rates from time to time applicable thereto and all repayments of the principal thereof may be recorded by the Lender and, prior to any transfer hereof, endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make, or any error of the Lender in making, any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement. This Note is secured by, among other security, the Collateral Documents, as the same may be modified or amended from time to time.

This Note is the Swing Advance Note referred to in the Credit Agreement dated as of November 4, 2009 (as amended, restated, replaced or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders listed on the signature pages thereof and their successors and assigns, Branch Banking and Trust Company, as a Lender, Letter of Credit Issuer and Administrative Agent, and BB&T Capital Markets, as Lead Arranger. Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment and the repayment hereof and the acceleration of the maturity hereof.

The Borrower hereby waives presentment, demand, protest, notice of demand, protest and nonpayment and any other notice required by law relative hereto, except to the extent as otherwise may be expressly provided for in the Credit Agreement.

The Borrower agrees, in the event that this Note or any portion hereof is collected by law or through an attorney at law, to pay all reasonable costs of collection, including, without limitation, reasonable attorneys’ fees.

IN WITNESS WHEREOF, the Borrower has caused this Swing Advance Note to be duly executed under seal, by its duly authorized officers as of the day and year first above written.

TREX COMPANY, INC.,	(SEAL)
a Delaware corporation

By:	(SEAL)
Name:
Title:

Swing Advance Note (cont’d)

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Repaid	Notation Made By

EXHIBIT E

NOTICE OF CONVERSION

                    , 20

To: Branch Banking and Trust Company, as Administrative Agent

Re:	Credit Agreement dated as of November 4, 2009 (as amended and modified from time to time, the “Credit Agreement”), among Trex Company, Inc., Branch Banking and Trust Company, as a Lender, Letter of Credit Issuer and Administrative Agent, BB&T Capital Markets, as Lead Arranger, and the Lenders listed on the signature pages thereof

Gentlemen:

Unless otherwise defined herein, capitalized terms used herein shall have the meanings attributable thereto in the Credit Agreement.

This Notice of Conversion is delivered to you pursuant to Section 2.03 of the Credit Agreement.

With respect to the [Base Rate Advances] [Euro-Dollar Advances] in the aggregate amount of $            , which Advances are [Revolver Advances] [Reducing Revolver Advances], the Borrower hereby requests that such Advances be converted to [Euro-Dollar Advances] [Base Rate Advances] in the aggregate principal amount of $                     to be made on such date, and for interest to accrue thereon at the rate established by the Credit Agreement for [Euro-Dollar Advances] [Base Rate Advances].

The Borrower has caused this Notice of Conversion to be executed and delivered by its duly authorized officer this          day of                     , 20        .

TREX COMPANY, INC.,	(SEAL)
a Delaware corporation

By:	(SEAL)
Name:
Title:

E-1

EXHIBIT F

CLOSING CERTIFICATE

Reference is made to the Credit Agreement dated as of November 4, 2009 (the “Credit Agreement”), among Trex Company, Inc., Branch Banking and Trust Company, as a Lender, Letter of Credit Issuer and Administrative Agent, BB&T Capital Markets, as Lead Arranger, and the Lenders listed on the signature pages thereof. Capitalized terms used herein have the meanings ascribed thereto in the Credit Agreement.

Pursuant to Section 3.01(d) of the Credit Agreement,                     , the duly authorized                      of the Borrower hereby certify to the Administrative Agent and the Lenders that: to his/their knowledge (i) no Default or Event of Default has occurred and is continuing on the date hereof; and (ii) the representations and warranties of the Borrower contained in Article IV of the Credit Agreement are true on and as of the date hereof.

Certified as of the          day of                     , 2009.

TREX COMPANY, INC.,	(SEAL)
a Delaware corporation

By:	(SEAL)
Name:
Title:

F-1

EXHIBIT G

OFFICER’S CERTIFICATE

The undersigned,                     , as                      Secretary of TREX COMPANY, INC., a Delaware corporation (the “Company”), hereby certifies that he/she has been duly elected, qualified and is acting in such capacity and that, as such, he/she is familiar with the facts herein certified and is duly authorized to certify the same, and hereby further certifies, in connection with the Credit Agreement dated as of November 4, 2009 (the “Credit Agreement”), among the Company, Branch Banking and Trust Company, as a Lender, Letter of Credit Issuer and Administrative Agent, BB&T Capital Markets, as Lead Arranger, and the Lenders listed on the signature pages thereof that:

1. Attached hereto as Exhibit A is a complete and correct copy of the Organizational Documents of the Company as in full force and effect on the date hereof as certified by the Secretary of State of the State of Delaware, the Company’s state of organization.

2. Attached hereto as Exhibit B is a complete and correct copy of the Operating Documents of the Company as in full force and effect on the date hereof.

3. Attached hereto as Exhibit C is a complete and correct copy of the Organizational Actions duly adopted by the Board of Directors of the Company on                     , 2009, approving and authorizing the execution and delivery of the Credit Agreement, the Notes and the other Loan Documents to which the Company is a party. Such Organizational Actions have not been repealed or amended and are in full force and effect, and no other Organizational Actions have been adopted by the Board of Directors of the Company in connection therewith.

4.                     , who as                      of the Company signed the Credit Agreement, the Notes and the other Loan Documents to which the Company is a party, was duly elected, qualified and acting as such at the time he signed the Credit Agreement, the Notes and the other Loan Documents to which the Company is a party, and his respective signature appearing on the Credit Agreement, the Notes and the other Loan Documents to which the Company is a party is his genuine signature.

5. Capitalized terms used herein have the meanings ascribed thereto in the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the          day of                     , 2009.

Name:
Title:

G-1

EXHIBIT H

COMPLIANCE CERTIFICATE

Reference is made to the Credit Agreement dated as of November 4, 2009 (as modified and supplemented and in effect from time to time, the “Credit Agreement”), among Trex Company, Inc., Branch Banking and Trust Company, as a Lender, Letter of Credit Issuer and Administrative Agent, BB&T Capital Markets, as Lead Arranger, and the Lenders listed on the signature pages thereof. Capitalized terms used herein shall have the meanings ascribed thereto in the Credit Agreement.

Pursuant to Section 5.01(d) of the Credit Agreement,                                         , the duly authorized                                          of Trex Company, Inc. hereby certifies to the Administrative Agent and the Lenders that the information contained in the Compliance Checklist attached hereto is true, accurate and complete as of                     , 20     (the “Compliance Date”), and that no Default or Event of Default is in existence on and as of the date hereof.

Dated as of                     , 20    .

TREX COMPANY, INC.,	(SEAL)
a Delaware corporation

By:	(SEAL)
Name:
Title:

H-1

Compliance Checklist

[To Be Provided By Trex Company, Inc. In Form and

Content Satisfactory to Administrative Agent]

H-2

EXHIBIT I

MARGIN AND FEE RATE REPORT

Reference is made to the Credit Agreement dated as of November 4, 2009 (as modified and supplemented and in effect from time to time, the “Credit Agreement”) among Trex Company, Inc. the lenders listed on the signature pages thereof and their successors and assigns, Branch Banking and Trust Company, as a Lender, Letter of Credit Issuer and Administrative Agent, and BB&T Capital Markets, as Lead Arranger. Capitalized terms used herein shall have the meanings ascribed thereto in the Credit Agreement.

Pursuant to Section 5.01(l) of the Credit Agreement,                     , the duly authorized                      of the Borrower, hereby certifies to the Administrative Agent and the Lenders that the information regarding the Consolidated Debt to Consolidated EBITDA Ratio, the Applicable Margin and the Applicable Fee Rate contained in the schedule(s) attached hereto, all for the Fiscal Quarter ended                     , 20     is true, accurate and complete as of the date hereof.

Dated as of                     , 20    .

TREX COMPANY, INC.,	(SEAL)
a Delaware corporation

By:	(SEAL)
Name:
Title:

I-1

EXHIBIT J

JOINDER AND REAFFIRMATION AGREEMENT

THIS JOINDER AND REAFFIRMATION AGREEMENT (the “Agreement”), dated as of                     , 20    , is by and among                      (the “New Guarantor”), TREX COMPANY, INC. (the “Borrower”), [and                      (collectively, the “Existing Guarantors”),] and BRANCH BANKING AND TRUST COMPANY, as Administrative Agent and Collateral Agent (each as defined in the Credit Agreement, as hereinafter defined) (the “Administrative Agent” or the “Collateral Agent”, as applicable).

The Borrower, [the Existing Guarantors,] the Lenders (as defined therein), the Letter of Credit Issuer (as defined therein) and the Administrative Agent have entered into that certain Credit Agreement dated as of November 4, 2009 (as amended, modified, supplemented, restated, replaced, renewed and extended from time to time, the “Credit Agreement”). All of the defined terms in the Credit Agreement are incorporated herein by reference.

The Borrower[, the Existing Guarantors] and the New Guarantor have requested that the New Guarantor become a Guarantor under the Credit Agreement, in accordance with Section 5.24 of the Credit Agreement.

Accordingly, the Borrower, [the Existing Guarantors,] the New Guarantor, the Administrative Agent and the Collateral Agent hereby agree as follows:

1. The New Guarantor, the Borrower [and the Existing Guarantors] hereby acknowledge, agree and confirm that, by their execution of this Joinder Agreement, the New Guarantor will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement, the Notes and the other Loan Documents, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement and the other Loan Documents. The New Guarantor, the Borrower [and the Existing Guarantors] hereby further acknowledge, agree and confirm that, by their execution of this Joinder Agreement, the New Guarantor will be deemed to be, effective as of the date hereof, a party to the Security Agreement and a “Debtor” for all purposes of the Security Agreement and shall have all of the obligations of a Debtor thereunder as if it had executed the Security Agreement. The New Guarantor assumes and agrees to be bound by and comply with, all of the terms, provisions and conditions contained in the Credit Agreement, the Security Agreement and the other Loan Documents and all duties and obligations thereunder, as fully and completely as all other Guarantors thereunder, jointly and severally, individually and collectively, with all other Guarantors, including without limitation (i) all of the representations, warranties, covenants, undertakings and obligations set forth in the Credit Agreement and the other Loan Documents, and (ii) all waivers set forth in the Credit Agreement and the other Loan Documents.

2. The New Guarantor has received a copy of the Credit Agreement and the Schedules and Exhibits thereto, the Security Agreement and the Schedules thereto and the other Loan Documents. The information on the Exhibits and Schedules to the Credit Agreement and the Security Agreement are amended to provide the information shown on the attached Schedule A.

3. In furtherance and not in limitation of the terms of the Security Agreement, the New Guarantor acknowledges its present grant of a first priority security interest in all of its Collateral (as defined in the Security Agreement) to the Collateral Agent, for the ratable benefit of the Secured Parties (as defined in the Security Agreement). In furtherance and not in limitation thereof, the New Guarantor hereby, as security for the payment of the Notes, the Guaranty, all Obligations and all other Secured Obligations (as defined in the Security Agreement) whatsoever, hereby grants to the Collateral Agent, for the benefit of the Secured Parties a continuing, general lien upon and security interest in and to the following described property, wherever located, whether now existing or hereafter acquired or arising, namely: (i) all Accounts, Inventory, Chattel Paper, Documents, Instruments, Supporting Obligations and Letter of Credit Rights, General Intangibles, Investment Property, Goods and Equipment, now existing or hereafter arising of the New Guarantor; (ii) all money, cash, cash equivalents, securities and other property of any kind of the New Guarantor held directly or indirectly by the Collateral Agent or any other Secured Party; (iii) all of the New Guarantor’s Deposit Accounts (as defined in the Security Agreement), credits, and balances with and other claims against the Collateral Agent or any other Secured Party or any of their respective affiliates or any other financial institution with which the New Guarantor maintains deposits; (iv) all books, records and other property related to or referring to any of the foregoing, including books, records, account ledgers, data processing records, computer software and other property and General Intangibles at any time evidencing or relating to any of the foregoing; and (v) all accessions to, substitutions for and replacements, products and proceeds of any of the foregoing, including, but not limited to, proceeds of any insurance policies (whether or not such policy shall contain an endorsement in favor of the Collateral Agent or any Secured Party), claims against third parties, and condemnation or requisition payments with respect to all or any of the foregoing.

3. The New Guarantor hereby waives presentment, demand, protest, acceptance, notice of demand, protest and nonpayment and any other notice required by law relative to the Credit Agreement, the Obligations, the Notes and the other Loan Documents.

4. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

5. Except as set forth expressly herein, all terms of the Credit Agreement, the Security Agreement and the other Loan Documents, shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Borrower and Guarantors to the Administrative Agent and Lenders. To the extent any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Joinder Agreement, such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Credit Agreement as modified and amended hereby. In any event, this Joinder Agreement and the documents executed in connection therewith shall not, individually or collectively, constitute a novation.

6. To induce the Administrative Agent and Lenders to enter into this Joinder Agreement, the Borrower, the New Guarantor and [the Existing Guarantors] hereby (a) restate and renew each and every representation and warranty heretofore made by them under, or in connection with the execution and delivery of, the Credit Agreement, the Security Agreement and the other Loan Documents; (b) restate, ratify and reaffirm each and every term and condition set forth in the Credit Agreement, the Security Agreement and in the Loan Documents, effective as of the date hereof; (c) except as set forth on Schedule A attached hereto, acknowledge and agree that, as of the date hereof, to the Borrower’s knowledge, there exists no right of offset, defense, counterclaim or objection in favor of Borrower [or any Existing Guarantor] as against the Administrative Agent or any Lender with respect to the payment or performance of its Obligations; and (d) certifies that no Default or Event of Default exists.

7. This Joinder Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia.

8. The Borrower, the New Guarantor [and the Existing Guarantors] agree to pay upon request the actual costs and expenses of the Administrative Agent and Lenders reasonably incurred in connection with the preparation, execution, delivery and enforcement of this Joinder Agreement and all other Loan Documents executed in connection herewith, the closing hereof, and any other transactions contemplated hereby, including the reasonable fees and out-of-pocket expenses of Administrative Agent’s legal counsel, but shall not be obligated to pay any such costs or expenses incurred by any other Lender.

IN WITNESS WHEREOF, the New Guarantor, the Borrower [and the Existing Guarantors] have caused this Joinder Agreement to be duly executed by its authorized officers for the benefit of the Administrative Agent and the Lenders as of the day and year first above written.

[NEW GUARANTOR],	(SEAL)
a corporation

By:	(SEAL)
Name:
Title:

TREX COMPANY, INC.,	(SEAL)
a Delaware corporation

By:	(SEAL)
Name:
Title:

[[EXISTING GUARANTOR],	(SEAL)
a corporation

By:	(SEAL)
Name:
Title:	]

BRANCH BANKING AND TRUST COMPANY,
as Administrative Agent and as a Lender (SEAL)

By:	(SEAL)
Name:
Title:	]

[OTHER LENDERS]	(SEAL)

By:	(SEAL)
Name:
Title:	]

Schedule A to Joinder Agreement

[Provide Information here to update Schedules and Exhibits

to Credit Agreement and other Loan Documents]

EXHIBIT K

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]]

3. Borrower(s):

4. Administrative Agent:	, as the administrative agent under the Credit Agreement

5. Credit Agreement: The Credit Agreement dated as of November 4, 2009 among Trex Company, Inc., the Lenders parties thereto and Branch Banking and Trust Company, as Administrative Agent.

6. Assigned Interest:

Revolver Commitment	Aggregate Amount of Commitment/Loans for all Lenders[4]	Amount of Commitment/Loans Assigned[1]	Percentage Assigned of Commitment/Loans[2]
	$	$	%

[7. Trade Date:                                                              ]3

[1]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[4]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                                         , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][1] Accepted:

BRANCH BANKING AND TRUST COMPANY, as Administrative Agent

By
Title:

[Consented to:][2]

[NAME OF RELEVANT PARTY]

By
Title:

[1]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[2]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the Commonwealth of Virginia.

EXHIBIT L

FORM OF LETTER OF CREDIT NOTICE

To: The Lenders parties to the Credit Agreement dated as of November 4, 2009, (as amended and modified from time to time, the “Credit Agreement”), among Trex Company, Inc., Branch Banking and Trust Company, as a Lender, Letter of Credit Issuer and Administrative Agent, BB&T Capital Markets, as Lead Arranger and the Lenders listed on the signature pages thereof.

Pursuant to Section 11.04(b) of the Credit Agreement, the Letter of Credit Issuer hereby notifies the Lenders that it has issued the following Letters of Credit pursuant to Article XI of the Credit Agreement:

Number	Face Amount	Date of Issuance/Expiration	Beneficiary	Purpose

A copy of each of the Letters of Credit listed above has been attached hereto.

Unless otherwise defined herein, terms defined in the Credit Agreement shall have the same meaning in this notice.

Date:                     , 20    .

BRANCH BANKING AND TRUST COMPANY, as Letter of Credit Issuer

By:
Name:
Title:

L-1

DISCLOSURE SCHEDULES

OF

TREX COMPANY, INC.

UNDER

CREDIT AGREEMENT

DATED

NOVEMBER 4, 2009

DISCLOSURE SCHEDULE OF TREX COMPANY, INC.

This disclosure schedule (the “Company Disclosure Schedule”) is furnished by Trex Company, Inc., a Delaware corporation (“Company”) to Branch Banking and Trust Company (the “Bank”) and those certain other Lenders in connection with the execution and delivery of that certain Credit Agreement by and among Company, Bank, and Lenders, dated as of November 4, 2009 (the “Agreement”). Unless the context requires otherwise, all capitalized terms used in this Company Disclosure Schedule shall have the respective meanings assigned to them in the Agreement.

Nothing contained in this Company Disclosure Schedule is intended to either expand or diminish (other than as an exception to a representation) the scope of any representation or warranty of the Company contained in the Agreement or to create any covenant on the part of the Company. Inclusion of any item in the Company Disclosure Schedule (i) does not represent a determination by the Company that such item is “material,” nor shall it be deemed to establish a standard of materiality; (ii) does not represent a determination by the Company that such item does not arise in the ordinary course of business; and (iii) shall not constitute or be deemed an admission to any third party concerning any item of the Company.

The headings contained in this Company Disclosure Schedule are included for convenience only and are not intended to limit the effect of the disclosures contained in this Company Disclosure Schedule or to expand the scope of the information required to be disclosed in this Company Disclosure Schedule.

Any matter, information or item disclosed under any specific schedule in the Company Disclosure Schedule shall be deemed to have been disclosed with respect to all schedules and subsections thereof in the Company Disclosure Schedule.

2

Schedule 1.01

Exclusions From Net Income

1.	Non-cash items such as warranty reserves, lease reserves, and inventory reserves, the impact of convertible bonds, including non-cash interest expenses, and potential non-cash impairment charges relating to the Olive Branch Property.

3

Schedule 4.05

Litigation

1.	On October 16, 2006, Ron Nystrom (“Nystrom”) commenced a lawsuit against the Company in the United States District Court for the Eastern District of Virginia, Norfolk Division, which also named Home Depot, Inc. and Snavely Forest Products, Inc. as defendants. Nystrom alleges that the Company’s Accents product and other new products introduced after the commencement of a prior patent infringement action infringe his patent. Nystrom also alleges that the Company’s Contours product infringes a second patent owned by him and that the Company is engaged in contributory infringement by recommending third party hidden fastening systems that infringe such patent. In January 2008, Nystrom added an additional allegation that the Company’s Trex Hideaway hidden fastening system also infringes such patent. On May 16, 2008, the District Court granted summary judgment to the Company with respect to Nystrom’s claims on the first patent. On April 29, 2008, the District Court issued an order severing all claims associated with the second patent and consolidating them into a separate case. On September 25, 2008, the Company commenced a lawsuit against Nystrom in Virginia Circuit Court for various causes of action, including defamation. On September 26, 2008, Nystrom filed a Notice of Appeal to the United States Court of Appeals for the Federal Circuit appealing the District Court’s grant of summary judgment to the Company with respect to Nystrom’s claims on the first patent. On October 16, 2008, the Company and Nystrom signed a Dismissal and Tolling Agreement which provided that the Federal District Court action relating to the second patent and the Company’s action in Virginia Circuit Court would both be dismissed without prejudice pending the decision of the Federal Court of Appeals on the District Court’s decision relating to the first patent. On September 8, 2009, the U.S. Court of Appeals for the Federal Circuit affirmed the District Court’s grant of summary judgment to the Company.

2.	On January 19, 2009, a purported class action case was commenced against the Company in the Superior Court of California, Santa Cruz County, by Eric Ross and Bradley S. Hureth generally alleging certain product defects in the Company’s products, and that the Company has failed to provide adequate remedies for defective products. On February 13, 2009, the Company removed this case to the United States District Court, Northern District of California (“California District Court”). On January 21, 2009, a purported class action case was commenced against the Company in the United States District Court, Western District of Washington (“Washington District Court”) by Mark Okano making similar allegations. On April 14, 2009, the Washington District Court transferred the Okano case to the California District Court, and the California District Court consolidated the Ross/Hureth action and Okano action.

On July 30, 2009, the United States District Court for the Northern District of California granted preliminary approval of a settlement of a class action lawsuit filed on January 19, 2009 by various law firms on behalf of Eric Ross and Bradley Hureth. The Court has set a date for the fairness hearing on October 30, 2009.

4

3.	On August 12, 2009, a purported class action case was commenced against the Company in the Marin County California Superior Court making similar allegations as the plaintiffs in the Ross/Hureth and Okano actions. The Company believes this case is barred by the settlement of the Ross/Hureth action.

4.	Both the attorneys representing the Ross/Hureth plaintiffs and the attorneys representing the Okano plaintiffs have threatened to amend their complaints and/or file new actions with various allegations regarding mold growth on Trex products.

5

Schedule 4.21

Intellectual Property Claims

1.	See Item 1 of Schedule 4.05.

6

Schedule 4.24

Ownership Structure

Part I

Subsidiary Name	Jurisdiction of Organization	Capital Securities	Ownership Percentage

Trex Wood Polymer Espana, S.L.	Spain	Capital Shares	The Company owns 100% of the Capital Shares.

See Part III below.

Part II

Trex Wood Polymer Espana, S.L. owns a 35% interest in Denplax, S.A., a joint venture.

Part III

1.	The Senior Subordinated Notes.

2.	As of September 22, 2009, there are currently outstanding options to purchase 254,954 shares of common stock, 1,172,183 stock appreciation rights and 292,594 shares of restricted stock under the Company’s 2005 Stock Incentive Plan.

7

Schedule 4.27

Affiliate Transactions

1.	Supply Agreement dated February 22, 2000, between the Company (as successor to Trex Company, LLC) and Denplax, S.A., relating to the supply of recycled polyethylene from Denplax, S.A. to the Company.

2.	Loan to Denplax, S.A. in the amount of $1,642,612 as of September 30, 2009.

8

Schedule 4.30

Loans and Investments

1.	See Schedule 4.27, Item 2.

2.	Trex has made an investment in TWPE in the amount of $1,335,234 as of September 30, 2009. TWPE has a comparable investment in Denplax, S.A.

9

Schedule 4.33

Material Contracts

1.	Indenture, dated as of June 18, 2007, between the Company and The Bank of New York, as trustee.

2.	Supplemental Indenture, dated as of June 18, 2007, between the Company and the Bank of New York, as trustee, including the form of 6.00% Convertible Senior Subordinated Note due 2012.

3.	Deed of Lease, dated June 15, 2000, between TREX Company, LLC and Space, LLC.

4.	Deed of Lease, dated as of July 27, 2005, between the Company and 1 Dulles Town Center, L.L.C.

5.	Any Material Contract to which BB&T, BB&T Capital Markets or Branch Banking and Trust Company of Virginia is a party.

10

Schedule 5.07

Loans or Advances

1.	See Schedule 4.30.

11

Schedule 5.09

Investments

1.	See Schedule 4.30.

12

Schedule 5.10

Negative Pledge

1.	See Schedule 4.9 of the Security Agreement for a description of financing statements securing certain assets owned or leased by the Company.

13

Schedule 5.27

Additional Debt

1.	No Debt exists other than subordinated debt, debt to BB&T, and debt on Nevada Property.

14